As filed with the Securities and Exchange Commission on August 24, 2012

Registration No. 333-181360

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	6153 (Primary Standard Industrial Classification Code Number)	36-4608739 (I.R.S. Employer Identification No.)

3508 Washington Road

McMurray, Pennsylvania 15317

(412) 913-8719

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Daniel M. Wallach

Chief Executive Officer

12276 San Jose Blvd., Building 100, Suite A

Jacksonville, FL 32223

(412) 913-8719

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Michael K. Rafter, Esq.

Baker, Donelson, Bearman,

Caldwell & Berkowitz, PC

3414 Peachtree Road, Suite 1600

Atlanta, Georgia 30326

Telephone: (404) 443-6702

Facsimile: (404) 238-9626

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Fixed Rate Subordinated Notes	$700,000,000	$80,220

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(2)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission and various states is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION – PRELIMINARY PROSPECTUS DATED AUGUST 24, 2012

SHEPHERD’S FINANCE, LLC

$700,000,000 Fixed Rate Subordinated Notes

Shepherd’s Finance, LLC is offering up to $700,000,000 in aggregate principal amount of our Fixed Rate Subordinated Notes (“Notes”) on a continuous basis. The initial minimum investment amount required is $500. From time to time, we may, however, change the minimum investment amount that is required. The maximum investment amount per investor is $1,000,000 aggregate principal amount, or $1,000,000 per Note, but a higher maximum investment amount may be approved on a case-by-case basis. This is the Company’s first public offering of securities.

We will issue the Notes in varying purchase amounts and maturities that we will establish from time to time. For each purchase amount and maturity, we also will establish an interest rate. The maturity dates for our Notes may range from one year to four years.

We may market our Notes in many ways, including but not limited to, publishing the then current features (e.g. the maturities and interest rates currently offered by us) of the Notes in newspapers or on billboards, advertising on the internet and through direct mail campaigns. At any time, you also may obtain the then applicable features of the Notes from our web site at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). However, the information on our website is not a part of this prospectus. Upon any change in the features of the Notes, we will file a Rule 424(b)(2) prospectus supplement setting forth the then applicable features.

We are offering the Notes directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of Notes to accept and use the proceeds of this offering. Therefore, once you purchase a Note, we may immediately use the proceeds of your investment and your investment will be returned only if we repay your Note. We cannot assure you that all or any portion of the Notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. The Notes are not listed on any securities exchange and there will not be any public trading market for the Notes. We have the right to reject any investment, in whole or in part, for any reason.

We may redeem any Note, in whole or in part, at any time prior to maturity, upon 30 to 60 days’ written notice, for a redemption price equal to the principal amount plus any earned but unpaid interest thereon to the date of redemption. Additionally, you may request early redemption of a Note purchased by you at any time on or after 180 calendar days after issuance of a Note, but we reserve the right to decline your request for any reason. If we grant your redemption request, we will mail you a payment equal to the principal amount plus any earned but unpaid interest to the date of redemption, minus a 180-day interest penalty.

The Notes mature between one and four years from the date of issuance. Between 30 to 60 days prior to the maturity date, we will mail to you a letter notifying you of the upcoming maturity date and, if we are offering you any renewal options and have an effective offering available, a current prospectus and a renewal form containing instructions to exercise the renewal options. If you do not respond, principal and any earned but unpaid interest will be paid to you.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the Notes. The Notes are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. As of the six month period ended June 30, 2012, we had $2,543,091 in debt outstanding that ranks equal or senior to the Notes offered pursuant to this prospectus. We expect to incur additional debt in the future, including without limitation, the Notes offered pursuant to this prospectus and senior debt (from banks or related parties).

The Notes are not certificates of deposit or similar obligations guaranteed by any depository institution and are not insured by the Federal Deposit Insurance Corporation (FDIC) or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Notes upon maturity.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” beginning on page 15 for significant factors you should consider before buying the Notes. These risks include the following:

—

Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which is limited), our experience, the collateral securing our loans and our ability to manage our business and generate adequate cash flows.

—	The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.
—	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.
—

If we are unable to raise substantial funds, we will be limited in our ability to diversify the loans we make, and our ability to repay the Notes that have been sold will be dependent on the performance of the specific loans we make.

—	You will not have the benefit of an independent review of the terms of the Notes, the prospectus or our Company, as is customarily performed in underwritten offerings.
—

Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt. Since there is no limit on the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.

—	We are controlled by Daniel M. Wallach, as, currently, he is our only executive officer and beneficially owns all of our outstanding membership interests.
—	If we lose or are unable to hire or retain key personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.
—	We have a limited operating history and limited experience operating as a company, so we may not be able to successfully operate our business or generate sufficient revenue.
—	As of the date of this prospectus, we are reliant on a single developer and homebuilder, the Hoskins Group, for all of our revenues and a portion of our financing.
—

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

—

Most of our assets will be commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

—

Our Chief Executive Officer (who is also on our Board of Managers) will face conflicts of interest as a result of the secured affiliated loans made to us, which could result in actions that are not in the best interests of our Note holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commission (1)	Proceeds to Company (2)
Per Note	100%	None	100%
Total	$700,000,000	None	$700,000,000

(1) The Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The Notes will be sold at face value.

(2)We will receive all of the net proceeds from the sale of the Notes, which, if we sell all of the Notes covered by this prospectus, we estimate will total approximately $698,482,000 after expenses.

The date of this prospectus is _________, 2012

SUITABILITY STANDARDS

An investment in our Notes involves significant risks and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and will not need liquidity from their investment. This investment is not suitable for persons who seek liquidity or guaranteed income.

We have not established general suitability standards for investors in our Notes; however, certain states in which we intend to sell the Notes have established special suitability standards. Notes will be sold only to investors in these states who meet the special suitability standards set forth below:

—

For Alaska Residents – Notes will only be sold to residents of the State of Alaska representing that they have (i) a minimum annual gross income of $60,000 and a minimum net worth of $60,000, or (ii) a minimum net worth of $225,000. In each case, net worth is to be calculated exclusive of an individual’s principal automobile, principal residence, and home furnishings.

—

For California Residents – Notes will only be sold to residents of the State of California representing that they have (i) a gross income of $65,000 and net worth of $250,000, or (ii) a net worth of $500,000.

—

For Idaho Residents – Notes will only be sold to residents of the State of Idaho representing that they have (i) a liquid net worth of $85,000 and annual gross income of $85,000, or (ii) a liquid net worth of $300,000. Additionally, the investor’s total investment in the Notes shall not exceed 10% of his or her liquid net worth. Liquid net worth is that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

—

For Kansas Residents – It is required by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of the Issuer and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with U.S. Generally Acceptable Accounting Principles.

—

For New Mexico Residents – Notes will only be sold to residents of the State of New Mexico representing that they have (i) a net income of $70,000 and a net worth of $70,000, or (ii) a net worth of $250,000. Further, investors in the State of New Mexico may not invest more than 10% of their liquid net worth in the offering.

—

For Oregon Residents – Notes will only be sold to residents of the State of Oregon representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. Further, investors in the State of Oregon may not invest more than 10% of their liquid net worth in the offering.

—	For Tennessee Residents – An investment by a Tennessee resident must not exceed ten percent (10%) of their liquid net worth.

i

SHEPHERD’S FINANCE, LLC

ii

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the Notes only in jurisdictions where offers and sales are permitted.

iii

QUESTIONS AND ANSWERS

Below we have provided some of the more frequently asked questions and answers relating to the offering of the Notes. Please see the “Prospectus Summary” and the remainder of the prospectus for more information about the offering of the Notes.

Q:	Who is Shepherd’s Finance, LLC?

A:	Shepherd’s Finance, LLC, along with our consolidated subsidiaries, (“Shepherd’s Finance,” “we,” “our,” “us” or the “Company”) is a finance company organized as a limited liability company in the State of Delaware. Our business is focused on commercial lending to participants in the residential construction and development business. Our Chief Executive Officer (who is also on our Board of Managers) is Daniel M. Wallach. Mr. Wallach is responsible for overseeing our day-to-day operations. We were organized in the Commonwealth of Pennsylvania in 2007 under the name 84 RE Partners, LLC and changed our name to Shepherd’s Finance, LLC on December 2, 2011. We converted to a Delaware limited liability company on March 29, 2012. We are located in Jacksonville, Florida.

All of our outstanding membership interests are owned directly or beneficially by Mr. Wallach and his wife; therefore, Mr. Wallach is able to exercise significant control over our business, including with respect to the composition of our Board of Managers. A Manager may be removed by a vote of holders of 80% of our outstanding voting membership interests.

Q:	What are your primary business activities?

A:	We plan on extending and servicing commercial loans to small to medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. We also will extend and service loans for the purchase of undeveloped land and the development of that land into residential building lots. Most of the loans will be for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user homeowner in mind). The loans will be secured, and the collateral will be the land, lots, and constructed items thereon, as well as additional collateral, as we deem appropriate.

On December 30, 2011, we extended three commercial loans to one borrower for the acquisition and development of lots and land in a suburb of Pittsburgh, Pennsylvania. One loan is collateralized by building lots and an unimproved parcel of land of approximately 34 acres. The other two loans are collateralized by approximately 54 acres of undeveloped land. One of these other two loans is for a portion of the purchase price of the property and other general purposes of the borrower (including the funding of a loan to us), and the other is for the development of the land into building lots. The total advanced on these loans as of June 30, 2012 was $5,215,550. The estimated value of the total collateral for these loans was $7,107,000, which is based on an appraisal of the collateral prepared for us in March 2012. Also on December 30, 2011, we borrowed $1,500,000 from the Hoskins Group (as defined below), who, as of the date of this prospectus, is our only customer, which amount is still outstanding as of June 30, 2012. This amount is part of the collateral for the three commercial loans to the borrower.

Q:	What is your experience in this type of lending?

A:

Our Chief Executive Officer, Daniel M. Wallach, has been in the housing industry since 1985. He was the CFO of a multi-billion dollar supplier of building materials to home builders for 11 years. He also was responsible for that company’s lending business for 20 years. During those years, he was responsible for the creation and implementation of many secured lending programs to builders. Some of these were done fully by that company, and some were done in partnership with banks. In general, the creation of all loans, and the resolution of defaulted loans, was his responsibility whether the loans were company loans or loans in partnership with banks. Through these programs, he was responsible for the creation of approximately $2,000,000,000 in loans which generated interest spread after deducting for loan losses of approximately $50,000,000. Through the years, he managed the development of systems for reducing and managing the risks and losses on defaulted loans. Mr. Wallach also was responsible for that company’s unsecured debt to builders, which reached over $300,000,000 at its peak. He also gained experience in securing defaulted unsecured debt at that company. This offering is the Company’s first public offering of securities.

Q:	Given the current low number of housing starts in the U.S. today, why will your potential customers want to borrow from you?

A:	While the number of housing starts has dropped to historically low levels, there are still more than 400,000 single family homes being built in the U.S. on a yearly basis. See “Inflation, Interest Rates, and Housing Starts” beginning on page 57. Many small to medium size home builders can build homes for customers who have their own financing, but are unable to supply financing to build speculative or model homes. The ability to have either a speculative home or a model home can greatly increase the total number of homes they can sell per year, so despite the high cost of that type of financing today, we believe that there is a significant demand for it. Banks, which historically have been the most popular provider of that type of financing, are mostly not in that business today, or in the business at a greatly reduced level. We believe that this void in supply gives us the opportunity to profit in this business niche.

Q:	What is the role of the Board of Managers?

A:	While our Chief Executive Officer is responsible for our day-to-day operations, our Board of Managers is responsible for overseeing our business. Our Board of Managers is comprised of Daniel M. Wallach, who is also our Chief Executive Officer, and two independent Managers–Bill Myrick and Kenneth R. Summers.

Q:	What kind of offering is this?

A:	We are offering up to $700,000,000 in Notes.

Q:	How are the Notes sold?

A:	The Notes are offered directly by us without an underwriter or placement agent. We intend to market the Notes primarily by advertisements in local and/or national newspapers, roadway sign advertisements, advertisements on the internet, or through direct mail campaigns and other miscellaneous media in states in which we have properly registered the offering or qualified for an exemption from registration.

Q:	What will you do with the proceeds raised from this offering?

A:	If all of the Notes offered by this prospectus are sold, we expect to receive approximately $698,482,000 in net proceeds (after deducting all costs and expenses associated with this offering). We intend to use substantially all of the net proceeds from this offering as follows and in the following order of priority:

—	to make payments on other borrowings, including loans from affiliates;

—	to pay Notes on their scheduled due date and Notes that we are required to redeem early;

—	to make interest payments on the Notes; and

—	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:

¡	to extend commercial construction loans to homebuilders to build single or multi-family homes or develop lots;

¡	to make distributions to equity owners;

¡	for working capital and other corporate purposes;

¡	to purchase defaulted secured debt from financial institutions at a discount;

¡	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;

¡	to purchase real estate, in which we will operate our business; and

¡	to redeem Notes which we have decided to redeem prior to maturity.

Q:	What is a Note?

A:	A Note is our promise to pay you a specified rate of interest for a specific period of time and to repay your principal investment upon maturity. The Notes are our general unsecured obligations and are subordinate in right of payment to all present and future senior debt. “Subordinated” means that if we are unable to pay our debts as they come due, all of the senior debt would be paid in full first. After the senior debt is paid in full, any remaining money would be used to repay the Notes and other subordinated debt that are equal to the Notes in priority. As of June 30, 2012, we had $1,043,091 in senior debt, and $1,500,000 in subordinated debt. We expect to incur debt in the future, including but not limited to, more senior debt and the Notes offered pursuant to this prospectus.

Q:	What is an indenture?

A:	As required by United States federal law, the Notes will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The main role of the trustee is to enforce your rights against us if we are in default of our obligations under the Notes. Defaults are described in this prospectus under “Description of Notes – Events of Default.” There are some limitations on the extent to which the trustee acts on your behalf. These limitations are described in this prospectus under “Description of Notes – Events of Default.”

The Notes will be issued under an indenture dated ________ between us and U.S. Bank National Association (“U.S. Bank”), as trustee. The indenture does not limit the principal amount of debt securities that we may issue under it. The indenture is governed by Pennsylvania law and will be qualified under the Trust Indenture Act of 1939.

Q:	Is my investment in the Notes insured or guaranteed?

A:	No, the Notes are:

—	NOT certificates of deposit with an insured financial institution;

—	NOT guaranteed by any depository institution; and

—	NOT insured by the FDIC or any governmental or private insurance fund, or any other person or entity.

The Notes are backed only by the faith and credit of our Company and our operations. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our commercial lending activities, for the repayment of principal at maturity and the ongoing payment of interest on the Notes.

Q:	How is the interest rate determined?

A:	From time to time, we will establish the interest rate(s) we are offering for various purchase amounts and maturities. By referring to the features (e.g. the maturities and interest rates) which are in effect at the time, you will see the interest rate(s) and maturity date(s) we are currently offering for your desired purchase amount. The interest rate offered on the Notes depends on which maturity date and purchase amount you select. The interest rate on a Note purchased by you is fixed and will not change over the term of the Note.

Q:	How is interest calculated and paid to me?

A:	Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365-day year (366-day in case of a leap year). Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e. approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

Q:	If I elect to have interest on the Note paid in one lump sum at maturity, can I change my election later?

A:	Yes, we will allow you to change your election so that you receive monthly payments of earned and unpaid interest instead. You should contact us at (302) 752-2688 (30-ASK-ABOUT) or use our website www.shepherdsfinance.com to find out what you need to do to change your election.

Q:	When do the Notes mature?

A:	All of our maturity dates will be at least one year from the date of issuance, but no longer than four years from the date of issuance. Not all maturity dates may be offered at all times. We will publish the maturity date(s) we are offering from time to time along with the other established features of the Notes we are then offering.

Q:	May I renew a Note purchased by me?

A:

Between 30 to 60 days prior to the maturity date of the Note, you will receive a letter notifying you of the upcoming maturity date and, if we are offering you any renewal options and have an effective offering available: (1) a current prospectus and (2) a renewal form containing your renewal options. The renewal form will describe the terms of the Notes offered at that time and you may select one of the renewal options offered. We may, at our choosing, offer any one or more of the following renewal options (most likely at an interest rate different from your interest rate) at:

—	the same term length as the original term length;

—	a different term length;

—	various term lengths, from which you may select; or

—	other renewal terms may be offered by us at our choosing.

If you properly complete, execute and return the renewal form at least five business days prior to the maturity date, your Note will be deemed renewed under the renewal terms selected, and a Note confirmation will be issued by us within five business days after the original maturity date. If you do not respond or if there are no options for renewal offered to you, then principal and any earned but unpaid interest will be paid to you at maturity.

Q:	May I redeem a Note prior to maturity?

A:	Beginning 180 calendar days after the issuance date, you may request, in writing, that we redeem the Note. Your request, however, is subject to our consent and we may decline your request at our choosing. If we agree to your redemption request, a 180-day interest penalty will be imposed. This means that you will not receive the last 180 days’ worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the penalty shall be deducted from the principal amount of the Note (i.e. we will subtract the remaining interest penalty from your original investment).

Q:	What happens if I die prior to the maturity date?

A:	At the written request of the executor or administrator of your estate (or if your Note is held jointly with another investor, the joint owner of your Note), we will redeem any Note at any time after death. The redemption price will be equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such request as soon as reasonably possible based on our cash position at the time and our then current cash needs, but generally within two weeks of the request. It is possible that the subordination provisions in the indenture may restrict our ability to honor your request.

Q:	Can you force me to redeem my Note?

A:	Yes. At any time we may call all or a portion of your Note for redemption. We will give you 30 to 60 days’ notice of the mandatory redemption and repay your Note for a price equal to the principal amount plus earned but unpaid interest to the day we repay your Note.

Q:	Are there any JOBS Act considerations?

A:

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the “JOBS Act.” We are an “emerging growth company,” as defined in the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. Such exemptions include, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations relating to executive compensation in proxy statements and periodic reports, and exemptions from the requirement to hold a non-binding advisory vote on executive compensation and obtain shareholder approval of any golden parachute payments not previously approved. We have not yet made a decision whether to take advantage of any or all of such exemptions. If we decide to take advantage of any of these exemptions, some investors may find our Notes a less attractive investment as a result.

Additionally, under Section 107 of the JOBS Act, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which we have total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement, (iii) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common equity held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have, during the preceding three year period, issued more than $1 billion in non-convertible debt.

Q:	What are some of the significant risks of my investment in the Notes?

A:	You should carefully read and consider all risk factors beginning on page 15 of this prospectus prior to investing. Below is a summary of some of the significant risks of an investment in the Notes:

—

Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which is limited), our experience, the collateral securing our loans and our ability to manage our business and generate adequate cash flows.

—	The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

—	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

—	You will not have the benefit of an independent review of the terms of the Notes, the prospectus or our Company as is customarily performed in underwritten offerings.

—

Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt. Since there is no limit on the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.

—

If we are unable to raise substantial funds, we will be limited in our ability to diversify the loans we make, and our ability to repay the Notes that have been sold will be dependent on the performance of the specific loans we make.

—	We are controlled by Daniel M. Wallach, as, currently, he is our only executive officer and beneficially owns all of our outstanding membership interests.

—	If we lose or are unable to hire or retain key personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.

—	We have a limited operating history and limited experience operating as a company, so we may not be able to successfully operate our business or generate sufficient revenue.

—

We have incurred a significant amount of secured debt, which consists of two loans from affiliates collateralized by a lien against all of our assets, and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss.

—	Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, for all of our revenues and a portion of our financing.

—

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

—

Most of our assets will be commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

—

We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

—

Our business plan is to rapidly grow commercial lending, and while our ownership has extensive experience in this type of lending, a team of employees will need to be hired and perform at a high level for us to be successful. We do not have experience in this type of capital structure (using Notes).

—

If the proceeds from the issuance of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on the Notes.

—	The collateral securing our mortgage loans may not be sufficient to pay back the principal amount in the event of a default by the borrowers.

—	Currently we are substantially reliant on the local homebuilding industry in the Pittsburgh, Pennsylvania market.

—

Our business is not industry-diversified and the homebuilding industry has undergone a significant downturn. Further deterioration in industry or economic conditions could further decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the recent national downturn in the real estate market would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

—	We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes.

—	Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

—	Additional competition for investment dollars may decrease our liquidity, which would adversely affect our ability to repay the Notes.

—	Our real estate loans are illiquid, which could restrict our ability to respond rapidly to changes in economic conditions.

—	Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

—

Our Chief Executive Officer (who is also on our Board of Managers) will face conflicts of interest as a result of the secured affiliated loans made to us, which could result in actions that are not in the best interests of our Note holders.

—	Our Chief Executive Officer will face conflicts of interest as a result of his equity ownership in the Company, which could result in actions that are not in the best interests of our Note holders.

Q:	How do I purchase a Note?

A:	You may purchase a Note from us by visiting our website at www.shepherdsfinance.com and following the instructions under the heading “How to Invest in Shepherd’s Finance Fixed-Rate Notes” or by calling (302) 752-2688 (30-ASK-ABOUT) to request a copy of the prospectus along with an investment application. Upon receipt of your application and investment check and the posting of your investment, we will send you a confirmation, which describes, among other things, the term, interest rate and principal amount of your Note.

.	We reserve the right to reject any investment. Among other reasons, we may reject an investment if the information in your investment application is incorrect or incomplete, or if the interest rate or maturity you have selected has not been offered by us in the past seven (7) calendar days for your desired investment amount at the time we receive your investment documents.

Q:	Whom may I contact for more information?

A:	You can obtain additional copies of this prospectus and review the established features of the Notes at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). However, the information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should contact your own investment, tax and other financial advisors.

PROSPECTUS SUMMARY

This summary highlights selected information, most of which was not otherwise addressed in the “Questions and Answers” section of this prospectus. For more information about us, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” the consolidated financial statements and other consolidated financial data, any related prospectus supplement and the documents we have referred you to in “Where You Can Find More Information” on page 68. There will be no trading market for the Notes, so you will not be able to use the money you invest until the maturity or other repayment of the Note. Your right to be repaid prior to maturity is at our sole discretion, except upon your death.

Our Company and Our Business

We were organized in the Commonwealth of Pennsylvania in 2007 under the name 84 RE Partners, LLC and changed our name to Shepherd’s Finance, LLC on December 2, 2011. Our business is focused on commercial lending to participants in the residential construction and development business. We converted to a Delaware limited liability company on March 29, 2012. We are located in Jacksonville, Florida. For U.S. federal income tax purposes, we are taxed as a partnership.

Our Chief Executive Officer (who is also on our Board of Managers) is Daniel M. Wallach. Mr. Wallach is currently our only executive officer and the sole member of management. We have a Board of Managers, which includes two independent Managers. Our officers are responsible for our day-to-day operations, while the Board of Managers is responsible for overseeing our business. The independent Managers, acting through the nominating and corporate governance committee, must approve all affiliate transactions. All of our outstanding membership interests are owned directly or beneficially by Mr. Wallach and his wife; therefore, Mr. Wallach is able to exercise significant control over our business, including with respect to the composition of our Board of Managers. A Manager may be removed by a vote of holders of 80% of our outstanding voting membership interests.

On December 30, 2011, we extended three commercial loans for the acquisition and development of lots and land in a suburb of Pittsburgh, Pennsylvania. These loans are demand loans and are backed by collateral including the real estate involved, subordinated debt from us and an interest escrow account with us. The total advanced on these loans as of June 30, 2012 was $5,215,550. The estimated value of the total collateral for these loans was $7,107,000, which is based on an appraisal of the collateral prepared for us in March 2012.

On December 30, 2011, we obtained two demand loans from our members to finance our operations. The total outstanding balance on these loans on June 30, 2012 was $1,043,091. These demand loans are collateralized by a lien against all of our assets and are senior in right of payment to the Notes.

In the past, we were the lessor in three commercial real estate leases (which were treated as direct financing leases for accounting purposes) with an affiliate of 84 Lumber Company. At the time of the transactions, Mr. Wallach was the Chief Financial Officer of 84 Lumber Company. Mr. Wallach’s employment with 84 Lumber Company ended in April of 2011, and the leased properties were sold to 84 Lumber Company affiliates in May and September 2011, thereby terminating the leases.

In conjunction with the lease terminations discussed above, we redeemed the ownership interests of two of our former members.

We plan on extending and servicing commercial loans to small to medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. We also will extend and service loans for the purchase of undeveloped land, and the development of that land into residential building lots. Most of the loans will be for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user home owner in mind). The loans will be secured, and the collateral will be the land, lots, and constructed items thereon, as well as additional collateral as we deem appropriate. The loans will be demand loans, but the typical length of a home construction loan will range between six months and two years and is expected to average 10 months; and the typical length of a development project will range between three and six years. Larger developments are usually developed in phases.

The housing market has recently been plagued by declining values and a lack of housing starts. See “Inflation, Interest Rates, and Housing Starts” beginning on page 57. We believe that despite the resulting issues in the speculative construction industry, it is a good time for this type of lending because:

—

Many traditional lenders to this market have exited or cut back, reducing competition and allowing large spreads (the difference between our cost of funds and the rate we charge our borrowers). Better builders can be obtained as customers, with higher spreads;

—

There are fixed costs involved in running this kind of operation, such as some payroll and the costs of maintaining public borrowings. These require a fixed interest rate spread in dollars to cover these costs. Because insured financial institution deposit rates are at historic lows, we hope to be able to attract enough funds to reach this required spread before those rates go up, and before competition significantly increases on our lending; and

—	We will do various things to try to mitigate the risks inherent in this type of lending by:

¡

Keeping the ratio of our loan amount to the value of the security being given (known as “loan-to-value” or “LTV”) to between 60% and 75% on a portfolio basis, however, individual loans may, from time to time, have a greater loan to value ratio;

¡

Generally using deposits from the builder on home construction loans to ensure the completion of the home. Lending losses on defaulted loans are usually a higher percentage when the home is not built, or is only partially built;

¡	Having a higher yield than other forms of secured real estate lending;

¡	Paying major subcontractors and suppliers directly, which reduces the frequency of liens on the property (liens generally hurt the net realized value of loss mitigation techniques);

¡	Aggressively working with builders who are in default on their loan before and during foreclosure. This technique generally yields a reduced realized loss; and

¡

Market grading. All lending markets will be reviewed by analyzing their historic housing start cycles. Then, the current position of housing starts will be examined in each market. Markets will be classified into volatile, average, or stable, and then graded based on that classification and our opinion of where the market is in its housing cycle. This grading will be used to determine the builder deposit amount, the LTV, and the yield.

Our loans will likely be marketed by lending representatives who work for us and are driven to maintain long-term customer relationships. Our goal is not to be a customer’s only source of commercial lending, but an extra, more user-friendly piece of their financing.

Our goal is to market our loans on a nationwide basis. We believe that this goal can only be achieved with sufficient funds from this offering.

The Offering

Securities Offered

We are offering up to $700,000,000 in aggregate principal amount of our Notes. The Notes are governed by an indenture between us and U.S. Bank, as trustee. The Notes do not have the benefit of a sinking fund and will not be guaranteed by the FDIC or any governmental or private insurance fund, or any other person or entity.

Minimum Investment (in whole dollars)	A minimum investment of $500 is required.
Maximum Investment (in whole dollars)	The maximum investment is $1,000,000 per Note, or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis.

Interest Rate	Various rates will be offered by us from time to time, which will be impacted by the maturity date selected by you (see Maturity below) and the denomination/purchase amount selected by you.
Payment of Interest

Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e. approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

Maturity	Ranging from one year to four years from the date of issuance.
Renewals

If we have an effective offering available (and deliver you a current prospectus), we may, at our choosing, offer any one or more of the following renewal options (most likely at an interest rate different from your interest rate) at:

—    the same term length as the original term length;

—    a different term length;

—    various term lengths, from which you may select; or

—    other renewal terms may be offered by us at our choosing.

If you properly complete, execute and return the renewal form at least five business days prior to the maturity date, your Note will be deemed renewed under the renewal terms selected, and a new Note will be issued by us within five business days after the original maturity date. If you do not respond or if there are no options for renewal offered to you, then principal and any earned but unpaid interest will be paid to you at maturity.

Redemption by You

Subject to our agreement in our sole discretion, you may redeem a Note purchased by you at any time beginning 180 calendar days after the issuance date, with a 180-day interest penalty. This means that you will not receive the last 180 days’ worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the interest penalty shall be deducted from the principal amount of the Note (i.e. we will subtract the remaining interest penalty from your original investment).

Redemption in the Event of Death

Unless the subordination provisions in the indenture restrict our ability to make the redemption, at the written request of the executor or administrator of your estate (or if your Note is jointly held with another investor, at the written request of your joint investor), we will redeem the Note at any time after death for a redemption price equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such redemption request as soon as reasonably possible, based on our then current cash position and needs, but generally within two weeks of the request.

Redemption by Us	At any time we may call your Note for redemption upon 30 to 60 days’ notice. The redemption price will be equal to the principal amount plus accrued and unpaid interest to the date of the redemption.
Subordination

The Notes are subordinated, in all rights to payment and in all other respects, to all of our senior debt. Senior debt includes, without limitation, all of our bank debt and our secured affiliate loans and any we obtain in the future. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment would be made on the Notes.

Events of Default

Under the indenture, an event of default is generally defined as (1) a default in the payment of principal or interest on the Notes that is not cured for 30 days, (2) bankruptcy or insolvency, or (3) our failure to comply with provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after the receipt of a specific notice.

Transfer Restrictions	Transfer of a Note is effective only upon the receipt of valid transfer instructions from the Note holder of record.
Trustee	U.S. Bank
Plan of Distribution	This offering is being conducted directly by us, without any underwriter or placement agent.
Charitable Match Program

We offer a charitable match program for interest payments that you elect to give to a qualifying charity. If you choose to participate in the program and donate all or a portion of your interest payments to charity, when we calculate your interest we will deduct the percentage of interest you selected and keep track of that amount separate from your information. After interest is calculated for all Note holders at the beginning of December of each year, all of the money for each charity will be totaled up and sent in one check to each charity. Each check will have the name and address of each contributor, and the amount each contributed. Our matching portion will be included in the total check. We will match your interest payment donation up to 10% of your interest.

Risk Factors

See “Risk Factors” beginning on page 15 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Notes.

Summary of Consolidated Financial Data

(All dollar [$] amounts shown in thousands.)

The following table summarizes selected consolidated financial data from our business. You should read this summary together with “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results from Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

The summary consolidated financial data as of and for the six month periods ended June 30, 2012 and 2011 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of and for the fiscal years ended December 31, 2011 and 2010 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of and for the fiscal years ended 2009, 2008 and 2007 is derived from our unaudited consolidated financial statements not included in this prospectus.

As of, and for, the

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operations Data	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$302	$-	$5	$-	$-	$-	$-
Interest expense	56	-	-	-	-	-	-
Net interest income	246	-	5	-	-	-	-
Selling, general and administrative expenses	180	-	5	-	-	-	-
Income from continuing operations	66	-	-	-	-	-	-
Discontinued operations:
Interest income	-	485	638	1,033	1,033	1,033	602
Interest expense	-	199	260	442	468	510	319
Net interest income	-	286	378	591	565	523	283
Selling, general and administrative expenses	-	47	69	13	15	11	69
Income from discontinued operations	$-	$239	$309	$578	$550	$512	$214
Net income	$66	$239	$309	$578	$550	$512	$214

As of, and for, the

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Balance Sheet Data	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash	$43	$-	$50	$-	$-	$-	$-
Accrued interest	30	-	2	-	-	-	-
Deferred offering costs	412	-	-	-	-	-	-
Other assets	15	-	26	-	-	-	-
Loans receivable, net	4,405	-	4,580	-	-	-	-
Assets of discontinued operations	-	8,057	-	10,339	10,328	10,329	10,327
Total assets	4,905	8,057	4,658	10,339	10,328	10,329	10,327
Customer interest escrow	371	-	450	-	-	-	-
Accounts payable and accrued expenses	101	-	-	-	-	-	-
Notes payable unsecured	1,500	-	1,500	-	-	-	-
Notes payable related party	1,043	-	878	-	-	-	-
Liabilities of discontinued operations	-	5,964	-	7,863	8,253	8,691	9,088
Total liabilities	3,015	5,964	2,828	7,863	8,253	8,691	9,088
Members’ capital	1,890	2,093	1,830	2,476	2,075	1,638	1,239
Members’ contributions	-	-	-	-	-	-	1,138
Members’ distributions[1]	$(6)	$(623)	$(955)	$(177)	$(113)	$(113)	$(113)

1 Fiscal 2011 includes in this amount $(250) for the redemption of the ownership interests of two of our former members; $(383) was a return of capital to certain of the remaining members; and $(322) was earnings distributed to the members.

RISK FACTORS

(All dollar [$] amounts shown in thousands.)

Our operations and your investment in the Notes are subject to a number of risks. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the Notes. If any of these risks occur in the future, our business, consolidated financial condition, operating results and cash flows and our ability to repay the Notes could be materially adversely affected.

Risks Related to Our Offering and Structure

Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which is limited), our experience, the collateral securing our loans and our ability to manage our business and generate adequate cash flows.

Our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution and are not insured by the FDIC or any governmental or private insurance fund, or any other entity. Therefore, you are dependent upon our ability to manage our business and generate adequate cash flows. If we are unable to generate sufficient cash flow to repay our debts, you could lose your entire investment.

The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

The Notes may not be a suitable investment for you, and we advise you to consult your investment, tax, and other professional financial advisors prior to deciding whether to invest in the Notes. The characteristics of the Notes, including the maturity and interest rate, may not satisfy your investment objectives. The Notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Before deciding whether to purchase Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Notes in relation to your other investments and the diversity of those holdings. If you cannot afford to lose all of your investment, you should not invest in these Notes.

There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

The Notes will not be listed on a national securities exchange or authorized for quotation on the NASDAQ Stock Market, or any securities exchange. There will not be a CUSIP identification number for the Notes; there will not be any trading market for the Notes; and it is unlikely that the Notes will be able to be used as collateral for a loan. Except as described elsewhere in this prospectus, you have no right to require redemption of the Notes. You should only purchase these Notes if you do not have the need for your money prior to the maturity of the Note.

You will not have the benefit of an independent review of the terms of the Notes, the prospectus or our Company as is customarily performed in underwritten offerings.

The Notes are being offered by our executive officer without an underwriter or placement agent. Therefore, you will not have the benefit of an independent review of the terms of the Notes, the prospectus or our Company. Accordingly, you should consult your investment, tax, and other professional financial advisors prior to deciding whether to invest in the Notes.

Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt. Since there is no limit on the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.

As of June 30, 2012, we had $1,043 of senior debt outstanding. The Notes are subordinate and junior in priority to any and all of our senior debt and equal to any and all non-senior debt, including other Notes. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we may incur. Upon the maturity of our senior debt, by lapse of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment, in full, prior to any payments being made to you as a Note holder or to other non-senior debt. Therefore, upon such maturity of our senior debt, you would only be repaid in full if the senior debt is satisfied first and, following satisfaction of the senior debt, if there is an amount sufficient to fully satisfy all amounts owed under the Notes and any other non-senior debt.

If we are unable to raise substantial funds, we will be limited in our ability to diversify the loans we make, and our ability to repay the Notes that have been sold will be dependent on the performance of the specific loans we make.

We are conducting this offering of Notes ourselves without any underwriter or placement agent. We have no experience in conducting a notes offering or any other securities offering. Although we intend to sell up to maximum offering amount of the Notes, there is no minimum amount of proceeds that must be received from the sale of the Notes in order to accept proceeds from Notes actually sold. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified portfolio of loans. If we are unable to raise a substantial amount of funds, we will make fewer loans, resulting in less diversification in terms of the number of loans we make, the borrowers on such loans, and the geographic regions in which our collateral is located. In such event, the likelihood of our profitability being affected by the performance of any one of our loans will increase. Our ability to repay the Notes will be subject to greater risk to the extent that we lack a diversified portfolio of loans.

We are controlled by Daniel M. Wallach, as, currently, he is our only executive officer and beneficially owns all of our outstanding membership interests.

Daniel M. Wallach, our Chief Executive Officer (who is also on our Board of Managers) constructively or beneficially owns all of the equity interests in our Company. As our only executive officer, Mr. Wallach is responsible for all aspects of our day-to-day operations. Though the approval of the independent Managers is required for all affiliate transactions, Mr. Wallach will, nonetheless, be able to exercise significant control over our affairs as the independent Managers may be removed by a vote of holders of 80% of our outstanding voting membership interests.

If we lose or are unable to hire or retain key personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.

Our success depends to a significant degree upon the contributions of Daniel M. Wallach, our Chief Executive Officer and Manager. We do not have an employment agreement with Mr. Wallach and cannot guarantee that he will remain affiliated with us. If he were to cease his affiliation with us, our operating results would suffer. We believe that our future success depends, in part, upon our ability to hire and retain additional personnel. We cannot assure you that we will be successful in attracting and retaining such personnel, which could hinder our ability to implement our business plan.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. We are an “emerging growth company,” as defined in the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.

We will remain an “emerging growth company” until the earliest of (1) the last day of the first fiscal year in which we have total annual gross revenues of $1 billion or more, (2) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement, (3) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common equity held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months) or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, which require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements, (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (4) provide certain disclosures relating to executive compensation generally required for larger public companies or (5) hold shareholder advisory votes on executive compensation. We have not yet made a decision as to whether to take advantage of any or all of the JOBS Act exemptions that are applicable to us. If we do take advantage of any of these exemptions, we do not know if some investors will find our Notes less attractive as a result.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

There is no “early warning” on your Note if we perform poorly. Only interest and principal payment defaults on your Note can trigger a default on your Note prior to a bankruptcy.

There are a limited number of performance covenants to be maintained under the Notes and/or the indenture. Therefore, no “early warning” of a possible default by us exists. Under the indenture, only (i) the non-payment of interest and/or principal on the Notes by us when payments are due, (ii) our bankruptcy or insolvency, or (iii) a failure to comply with provisions of the Notes or the indenture (if such failure is not cured or waived within 60 days after receipt of a specific notice) could cause a default to occur.

If we are unable to meet our Note maturity and redemption obligations, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations, and you could lose some or all of your investment.

Our Notes have maturities ranging from one year to four years. In addition, holders of our Notes may request redemption upon death. We intend to pay our Note maturity and redemption obligations using our normal cash sources, such as collections on our loans to customers, as well as proceeds from the sale of the Notes. We may experience periods in which our Note maturity and redemption obligations are high. Since our loans are generally repaid when our borrower sells a real estate asset, our operations and other sources of funds may not provide sufficient available cash flow to meet our continued Note maturity and redemption obligations. Therefore, we will be substantially reliant upon the net offering proceeds we receive from the sale of the Notes to pay these obligations. If we are unable to repay or redeem the principal amount of the Notes when due, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations, and you could lose some or all of your investment.

The indenture does not contain the type of covenants restricting our actions, such as restrictions on creating senior debt, paying distributions to our owners, merging, recapitalizing, and/or entering into highly leveraged transactions. The indenture does not contain provisions requiring early payment of Notes in the event we suffer a material adverse change in our business or fail to meet certain financial standards. Therefore, the indenture provides very little protection of your investment.

The Notes do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our consolidated financial condition, results of operations or cash flows. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt to pay distributions to our equity holders, including our Chief Executive Officer. It also does not contain any financial covenants (such as a fixed charge coverage or a minimum amount of equity) to help ensure our ability to pay interest and principal on the Notes. The indenture does not contain provisions that permit Note holders to require that we redeem the Notes if there is a takeover, recapitalization or similar restructuring. In addition, the indenture does not contain covenants specifically designed to protect you if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of your investment.

Management has broad discretion over the use of proceeds from this offering, and it is possible that the funds will not be used effectively to generate enough cash for payment of principal and interest on the Notes.

We expect to use the proceeds from this offering for purposes detailed in this prospectus under the “Questions and Answers” and “Use of Proceeds” sections. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used.

You will not have the opportunity to evaluate our investments before they are made.

We intend to use the net offering proceeds in accordance with the “Use of Proceeds” section, including investment in secured real estate loans for the acquisition and development of parcels of real property as single-family residential lots and/or the construction of single-family homes. Since we have not identified any investments that we will make with the net proceeds of this offering, we are generally unable to provide you with information to evaluate the potential investments we may make with the net offering proceeds before you purchase the Notes. You must rely on our management to evaluate our investment opportunities, and we are subject to the risk that our management may not be able to achieve our objectives, may make unwise decisions or may make decisions that are not in our best interest.

There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity. Because funds are not set aside periodically for the repayment of the Notes over their respective terms, you must rely on our consolidated cash flows from operations, investing and financing activities and other sources of financing for repayment, such as funds from the sale of the Notes, loan repayments, and other borrowings. To the extent cash flows from operations and other sources are not sufficient to repay the Notes you may lose all or part of your investment.

If a large number of our Note holders die, we may be unable to repay their investments.

Upon the death of an investor, if requested by the executor or administrator of the investor’s estate (or if the Note is held jointly, by the surviving joint investor), we are obligated to redeem his or her Notes without any interest penalty. Such redemption requests are not subject to our consent but may be subject to restrictions in the indenture. If a large number of our investors, or a single investor holding a significant portion of the Notes, die within a short period of time, we could be faced with a large number of redemption requests. If the amounts of those redemptions are too high, and we cannot offset them with loan repayments, secure new financing, or issue additional Notes, we may not have the liquidity to redeem the investments.

If we default in our Note payment obligations, the indenture agreement provides that the trustee could accelerate all payments due under the Notes, which would further negatively affect our financial position.

Our obligations with respect to the Notes are governed by the terms of indenture agreement with U.S. Bank, as trustee. Under the indentures, in addition to other possible events of default, if we fail to make a payment of principal or interest under any Note and this failure is not cured within 30 days, we will be deemed in default. Upon such a default, the trustee or holders of 25% in principal of the outstanding Notes could declare all principal and accrued interest immediately due and payable. If our total assets do not cover these payment obligations, we would most likely be unable to make all payments under the Notes when due, and we might be forced to cease our operations.

We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.

At any time we may redeem all or a portion of the outstanding Notes purchased by you prior to their maturity. In the event we redeem any part or all of your Notes early, you would have the risk of reinvesting the proceeds at the then-current market rates, which may be higher or lower.

The portion of our business plan utilizing a note offering for a source of funds for commercial lending purposes as described in this prospectus is new to us. This may decrease the likelihood that we will be successful and able to pay principal and interest on the Notes.

We have no experience with managing a notes offering as a source of funds for our business activities. This decreases the likelihood that the results from our new business plan will be similar to or better than the results we obtained under our prior business plan. If we are not successful, our ability to pay principal and interest on the Notes may be adversely affected.

Risks Related to Our Business

We have a limited operating history and limited experience operating as a company, so we may not be able to successfully operate our business or generate sufficient revenue.

We were organized in May 2007 and, in the past, we were the lessor in three commercial real estate leases (which were treated as direct financing leases for accounting purposes) with an affiliate of 84 Lumber Company. At the time of the initial leases, our Chief Executive Officer, Daniel M. Wallach, was the Chief Financial Officer of 84 Lumber Company. Mr. Wallach’s employment with 84 Lumber Company ended in April of 2011, and the leased properties were sold to 84 Lumber Company affiliates in May and September 2011, thereby terminating the leases. In December 2011, we made our first real estate loan of the type described in our “Business” section. Therefore, we have a limited operating history and limited experience operating as a company from which to evaluate our business or our likelihood of future success in operating our business, generating revenues, or achieving profitability. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described in this prospectus.

We have incurred a significant amount of secured debt, which consists of two loans from affiliates collateralized by a lien against all of our assets, and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss.

As of June 30, 2012, we had $1,043 of secured debt outstanding, which consists of the two loans from affiliates. The affiliate loans are collateralized by a lien against all of our assets. In addition, we expect to incur a significant amount of additional debt in the future, including issuance of the Notes, borrowing under credit facilities and other arrangements. The Notes will be subordinated in right of payment to all secured debt, including the affiliate loans. Therefore, in the event of a default on the secured debt, affiliates of our Company, including Mr. Wallach, have the right to receive payment ahead of our Note holders. Accordingly, our business is subject to increased risk of a total loss of your investment if we are unable to repay all of our secured debt, including the affiliate loans.

Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, for all of our revenues and a portion of our financing.

As of June 30, 2012, our loan portfolio consists of loans made to Benjamin Marcus Homes, LLC and Investor’s Mark Acquisitions, LLC, both of which are owned by Mark Hoskins (collectively all three parties referred to herein as the “Hoskins Group”). We also have an unsecured loan payable to Investor’s Mark Acquisitions, LLC. Therefore, currently, we are substantially reliant upon a single developer and homebuilder for all of our revenues and a portion of our financing. Any event of bankruptcy, insolvency or general downturn in the business of this developer and homebuilder will have a substantial adverse financial impact on our business and our ability to pay back your investment in the Notes.

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks, and thrift institutions, and are not subject to periodic compliance examinations by federal or state banking regulators. For example, we will not be well diversified in our product risk and we cannot benefit from government programs designed to protect regulated financial institutions. Therefore, an investment in our Notes does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on Notes purchased by you is completely dependent upon our successful operations of our business. To the extent that we do not successfully operate our business, our ability to pay interest and principal on the Notes will be impaired.

Most of our assets will be commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

Our primary business will be extending commercial construction loans to homebuilders, along with some loans for land development. These loans are considered higher risk because the ability to repay depends on the homebuilder’s ability to sell a newly built home. These homes typically are not sold by the homebuilder prior to commencement of construction. Therefore, we may have a higher risk of loan default among our customers than other commercial lending companies. If we suffer increased loan defaults, in any given period, our operations could be materially adversely affected and we may have difficulty making our principal and interest payments on the Notes.

We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

We plan to maintain a line of credit with a financial institution in the future, so that we may draw funds when necessary to meet our obligation to redeem maturing Notes, pay interest on the Notes, meet our commitments to lend money to our customers, and for other general corporate purposes. Although we discussed the possibility of obtaining a line of credit with approximately 20 financial institutions in September and October of 2011 (while we had no loan assets), we do not have a financial institution line of credit at this time. If we fail to obtain such a line of credit or maintain one, we will be more dependent on the proceeds from the Notes for our continued liquidity. If the sale of the Notes is significantly reduced or delayed for any reason and we fail to obtain or renew a line of credit, or we default on our line of credit, our ability to meet our obligations, including our Note obligations, could be materially adversely affected and we may not have enough cash to payback your investment. Also, the failure to maintain an active line of credit (and therefore using cash for liquidity instead of a borrowing line), even though we have liquidity from the Notes will reduce our earnings, because we will be paying interest on the Notes, while we are holding cash instead of reducing our borrowings.

Our business plan is to rapidly grow commercial lending, and a team of employees will need to be hired and perform at a high level for us to be successful. We do not have experience in this type of capital structure (using Notes).

There are many risks in running this business plan, including but not limited to rapid growth, liquidity and capital structure issues, and changing markets. We believe that we have effectively created a start-up financial institution. Most start-up financial institutions grow to the level that we are anticipating over a long period of time, typically measured in years. In contrast, we anticipate rapid expansion to our desired portfolio size. We cannot be sure that we will be successful in managing our growth. In order to successfully manage our growth, we must:

—	hire, train, manage and retain employees;

—	create loan products that are attractive to customers, protect us, and are profitable;

—	manage the duration and amounts of both our assets (loans to customers) and liabilities (our line of credit, Notes, and other debt);

—	create systems to track both our investors’ and our customers’ accounts; and

—	control our expenses.

The strains posed by these demands are magnified by the start-up nature of our operations. Our failure to operate profitably or with enough liquidity could prevent us from being able to pay interest or principal on the Notes.

If the proceeds from the issuance of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on the Notes.

Our ability to pay interest on our debt, including the Notes, pay our expenses, and cover loan losses is dependent upon interest and fee income we receive from loans extended to our customers. If we are not able to lend to a sufficient number of customers at high enough interest rates, we may not have enough interest and fee income to meet our obligations, which could impair our ability to pay interest and principal to you. If money brought in from new Notes and from repayments of loans from our customers exceeds our short term obligations such as expenses, Note interest and redemptions, and line of credit principal and interest, then it is likely to be held as cash, which will have a lower return than the interest rate we are paying on the Notes. This will lower earnings and may cause losses which could impair our ability to repay the principal and interest on the Notes.

The collateral securing our mortgage loans may not be sufficient to pay back the principal amount in the event of a default by the borrowers.

In the event of default, our mortgage loan investments are generally dependent entirely on the loan collateral to recover our investment. Our loan collateral consists primarily of a mortgage on the underlying property. In the event of a default, we may not be able to recover the premises promptly and the proceeds we receive upon sale of the property may be adversely affected by risks generally related to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or our borrowers’ control. Current market conditions may reduce the proceeds we are able to receive in the event of a foreclosure on our collateral. Our remedies with respect to the loan collateral may not provide us with a recovery adequate to recover our investment.

Currently, we are substantially reliant on the local homebuilding industry in the Pittsburgh, Pennsylvania market.

Our loan investments are currently not diversified geographically. As of December 31, 2011 and through the date of this prospectus, all of our loan investments are concentrated in the Pittsburgh, Pennsylvania market. We believe that home values are the predominant factor which impact the amount of money we may lose on loans which default. Even during the recent recession, home prices in the Pittsburgh market have steadily risen, increasing by 42% since 2000. Housing starts, however, have decreased by almost 50% since 2000. It is still possible that the Pittsburgh housing market could become subject to the same negative conditions that have affected home values nationally. Because of our reliance on the Pittsburgh housing market, any adverse conditions affecting the local housing market in this area will have a magnified adverse effect on our loan portfolio and adversely affect our ability to pay back your investment in the Notes. Adverse conditions affecting the local housing market could include, but are not limited to, declines in new housing starts, declines in new home prices, declines in new home sales, increases in the supply of available building lots or built homes available for sale, increases in unemployment, and unfavorable demographic changes.

Our business is not industry-diversified and the homebuilding industry has undergone a significant downturn. Further deterioration in industry or economic conditions could further decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the recent national downturn in the real estate market would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

Developers and homebuilders to whom we may make loans will use the proceeds of our loans to develop raw land into residential home lots and construct homes. The developers obtain the money to repay our development loans by selling the residential home lots to homebuilders or individuals who will build single-family residences on the lots, or by obtaining replacement financing from other lenders. A developer’s ability to repay our loans is based primarily on the amount of money generated by the developer’s sale of its inventory of single-family residential lots. Homebuilders obtain the money to repay our loans by selling the homes they construct or by obtaining replacement financing from other lenders, and thus, the homebuilders’ ability to repay our loans is based primarily on the amount of money generated by the sale of such homes.

The homebuilding industry is cyclical and is significantly affected by changes in industry conditions, as well as in general and local economic conditions, such as:

—	employment level and job growth;

—	demographic trends, including population increases and decreases and household formation;

—	availability of financing for homebuyers;

—	interest rates;

—	affordability of homes;

—	consumer confidence;

—	levels of new and existing homes for sale, including foreclosed homes and homes held by investors and speculators; and

—	housing demand generally.

These conditions may occur on a national scale or may affect some of the regions or markets in which we operate more than others.

We anticipate that we will generally lend a percentage of the values of the homes and lots. These values are determined shortly prior to the lending. If the values of homes and lots in markets in which we lend drop fast enough to cause the builders losses that are greater than their equity in the property, we will be forced to liquidate the loan in a fashion which will cause us to lose money. If these losses when combined and added to our other expenses are greater than our revenue from interest charged to our customers, we will lose money overall, which will hurt our ability to pay interest on the Notes and repay the principal on the Notes. Values are typically affected by demand for homes, which can change due to many factors, including but not limited to, demographics, interest rates, overall economy, cost of building materials and labor, availability of financing for end-users, inventory of homes available and governmental action or inaction. The tightening credit markets have made it more difficult for potential homeowners to obtain financing to purchase homes. If housing prices continue to decline or sales in the housing market continue to decline, our customers may have a hard time selling their homes at a profit. This could cause the amount of defaulted loans that we will own to increase. An increase in defaulted loans would reduce our revenue and could lead to losses on our loans. A decline in housing prices will further increase our losses on defaulted loans. If the amount of defaulted loans or the loss per defaulted loan is large enough, we will operate at a loss, which will decrease our equity. This could cause us to become insolvent, and we will not be able to pay back your investment in the Notes.

We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes.

We intend to use the net offering proceeds from the sale of Notes to, among other things, make payments on other borrowings, fund redemption obligations, make interest payments on the Notes, and to run our business to the extent that other sources of liquidity from our operations (e.g., repayment of loans we have previously extended to our customers) and our credit line are inadequate. However, these other sources of liquidity are subject to risks.

Our operations alone may not produce a sufficient return on investment to repay interest and principal on your Notes. We may not be able to obtain or retain a line of credit. We may not be able to attract new investors, have sufficient loan repayments, or have sufficient borrowing capacity when we need additional funds to repay principal and interest on your Notes or redeem your Notes. If any of these things occur, our liquidity and capital needs may be severely affected and we may be forced to sell off our loan receivables and other operating assets, or we might be forced to cease our operations.

Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

We may experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. These competitors also may have substantially greater resources, lower cost of funds, and a better established market presence. If these companies increase their marketing efforts to our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates, interest income or fees could have an adverse impact on our profitability and our ability to repay the Notes.

Additional competition for investment dollars may decrease our liquidity, which would adversely affect our ability to repay the Notes.

We could experience increased competition for investment dollars from other companies and financial institutions that are willing to offer higher interest rates. We may be forced to increase our interest rates in order to maintain or increase the issuance of Notes. Any increase in our interest rates could have an adverse impact on our liquidity and our ability to meet a debt covenant under our line of credit and/or to repay the Notes.

Our real estate loans are illiquid, which could restrict our ability to respond rapidly to changes in economic conditions.

The real estate loans we currently hold and intend to make are illiquid. As a result, our ability to sell under-performing assets in our portfolio or respond to changes in economic or other conditions may be very limited.

Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

To service our total indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. We cannot assure you that our business plans will succeed or that we will achieve our anticipated financial results, which may prevent us from being able to pay our obligations under the Notes.

If we, our ownership, or any of our future employees suffer from severe negative publicity, we could be faced with significantly greater payments on Note redemption obligations than we have cash available for such payments or redemptions.

If we, our ownership, or any of our future employees suffer from severe negative publicity, our rate of new Note issuances could be negatively impacted, which would reduce the amount of cash available to make interest and principal payments on our debt including the Notes. In such event, we could be declared in default on the Notes and other debt instruments, and you could lose your entire investment.

If we do not achieve our anticipated financial results, we may not be able to generate sufficient cash flows from operating, investing and financing activities or to obtain sufficient funding to satisfy all of our obligations, including our obligations under the Notes.

We are subject to risk of significant losses on our loans because we do not require our borrowers to insure their collateral for our loans.

It is customary for lenders extending loans secured by real estate to require the borrower to provide title insurance and hazard insurance with minimum coverage amounts set by the lender. We do not plan to require some or all of our homebuilders to provide either title or hazard insurance on their collateral for our loans to them. This represents an additional risk to us as the lender. The homebuilder may have a fire or other property damage claim, which normally would be covered by insurance, but may result in a loss on the loan because insurance proceeds are not available.

Increases in interest rates, reductions in mortgage availability or increases in other costs of home ownership could prevent potential customers from buying new homes and adversely affect our business and financial results.

Most new home purchasers finance their home purchases through lenders providing mortgage financing. Prior to the recent volatility in the financial markets, interest rates were at historically low levels and a variety of mortgage products were available. As a result, home ownership became more accessible. The mortgage products available included features that allowed buyers to obtain financing for a significant portion or all of the purchase price of the home, had very limited underwriting requirements or provided for lower initial monthly payments. Accordingly, more people were qualified for mortgage financing.

Since 2007, the mortgage lending industry has experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This, in turn, resulted in a decline in the market value of many mortgage loans and related securities. Lenders, regulators and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements tightened, and investor demand for mortgage loans and mortgage-backed securities declined. In general, fewer loan products, tighter loan qualifications and a reduced willingness of lenders to make loans make it more difficult for many buyers to finance the purchase of homes. These factors serve to reduce the pool of qualified homebuyers and made it more difficult to sell to first time and move-up buyers.

A reduction in the demand for new homes may reduce the amount and price of the residential home lots sold by the developers and homebuilders to which we loan money and/or increase the amount of time such developers and homebuilders must hold the home lots in inventory. These factors increase the likelihood of defaults on our loans, which would adversely affect our business and financial results.

In the event we foreclose on the property securing certain of our loans, we have agreed to provide a limited preference in our foreclosure proceeds to a third party, which could reduce the amount of proceeds that we would receive on a foreclosure of the property.

The property securing the New IMA Loan and the Existing IMA Loan (as such terms are defined below under “Business — Our Loan Portfolio Secured by Real Estate” on page 38) is subject to a mortgage in the amount of $1,290, which is held by an unrelated third party. In connection with the closing of the New IMA Loan and the Existing IMA Loan, the holder of this mortgage entered into an agreement to amend, restate and further subordinate such mortgage. This subordination agreement also provides that, in the event of a foreclosure on and liquidation of the property securing the New IMA Loan and the Existing IMA Loan, we are entitled to receive liquidation proceeds up to $2,225, which excludes the collateral securing the BMH Loan (as such term is defined below), at which point the holder of this mortgage is entitled to receive liquidation proceeds up to the amount necessary to satisfy its outstanding mortgage, and we are then entitled to any remainder of the liquidation proceeds. The current appraised value of this collateral (this property is currently undeveloped) is less than $2,225. However, if the appraised value of the collateral increases and our lender defaults, the third party would receive any of the proceeds remaining from the sale of the collateral after we have been paid up to $2,225, and, depending on the value of the collateral at that time, we may not receive any further proceeds.

If a large number of our borrowers are unable to repay their loans within a normal average number of months, we will experience a significant reduction in our income and/or liquidity, and may not be able to repay the Notes as they become due.

Loans that we extend are expected to be repaid in a normal average number of months, typically 10 months, depending on the size of the loan. We will have interest paid on a monthly basis, but will also charge a fee which will be earned over the life of the loan. If these loans are repaid over a longer period of time, the amount of income that we receive on these loans expressed as a percentage of the outstanding loan amount will be reduced, and fewer loans with new fees will be able to be made, since the cash will not be available. This will reduce our income as a percentage of the Notes, and if this percentage is significantly reduced it could impair our ability to pay you principal and interest on the Notes.

The homebuilding industry’s strategies in response to the adverse conditions in the industry have had limited success, and the continued implementation of these and other strategies may not be successful.

Since the downturn began, most homebuilders have been focused on generating positive operating cash flow, resizing and reshaping their product for a more price-conscious consumer and adjusting finished new home inventories to meet demand, and did so in many cases by significantly reducing the new home prices and increasing the level of sales incentives. Notwithstanding these strategies, homebuilders continued to experience an elevated rate of sales contract cancelations. Many of the factors that affect new sales and cancelation rates are beyond the control of the homebuilding industry. It is uncertain how long the reduction in sales and the increased level of cancelations will continue. Continued decreases in new home sales would increase the likelihood of defaults on our loans and, consequently, reduce our ability to repay your investment in the Notes.

Our cost of funds will be substantially higher than that of banks.

Because we do not offer FDIC insurance, and because we want to grow our Note program faster than most banks want to grow their CD base, our Notes will offer significantly higher rates than bank CDs. As a result, our cost of funds will be higher than banks’ cost of funds. This may make it more difficult for us to compete against banks when they rejoin our niche lending market in large numbers. This could result in losses which could impair or eliminate our ability to pay interest and principal on your Notes.

We are exposed to risk of environmental liabilities with respect to properties which we take title. Any resulting environmental remediation expense may reduce our ability to repay the Notes.

In the course of our business, we may foreclose and take title to real estate that could be subject to environmental liabilities. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical release at any property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be material and adversely affected.

We will be subject to the general market risks associated with real estate construction and development.

Our financial performance will depend on the successful construction and/or development and sale of the homes and real estate parcels that serve as security for the loans we make to homebuilders and developers. As a result, we will be subject to the general market risks of real estate construction and development, including weather conditions, the price and availability of materials used in construction of homes and development of lots, environmental liabilities and zoning laws, and numerous other factors that may materially and adversely affect the success of the projects.

We may be subject to changes in our business as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. These changes may restrict our ability to pursue or limit the feasibility of pursuing our business plan.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 represents a comprehensive overhaul of the financial services industry within the United Sates and will require a number of federal agencies to implement numerous new rules, many of which may not be implemented for several months or years. At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting regulations will impact our business. However, compliance with these laws and regulations may impact our lending operations and/or result in additional costs and expenses, which may impact our consolidated results of operations, financial condition or liquidity.

We will be required to devote resources to comply with various provisions of the Sarbanes-Oxley Act, including Section 404 relating to internal controls testing, and this may reduce the resources we have available to focus on our core business.

Pursuant to Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, beginning with our Annual Report on Form 10-K for the fiscal year 2013, our management will be required to report on the effectiveness of our internal controls over financial reporting. We may encounter problems or delays in completing any changes necessary to our internal controls over financial reporting. Among other things, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Any failure to comply with the various requirements of the Sarbanes-Oxley Act may require significant management time and expenses and divert attention or resources away from our core business. In addition, we may encounter problems or delays in completing the implementation of any requested improvements provided by our independent registered public accounting firm.

If we do not meet the requirements to maintain effective internal controls over financial reporting, our ability to raise new capital will be harmed.

If we do not maintain effective internal controls of our financial reporting in accordance with Section 404, it could result in delaying future SEC filings or future offerings. If future SEC filings or future offerings are delayed, it could have an extreme negative impact on our cash flow causing us to default on our obligations.

Risks Related to Conflicts of Interest

Our Chief Executive Officer (who is also on our Board of Managers) will face conflicts of interest as a result of the secured affiliated loans made to us, which could result in actions that are not in the best interests of our Note holders.

As of June 30, 2012, we had borrowed $250 from The 2007 Daniel M. Wallach Legacy Trust and $793 from Daniel M. Wallach, our Chief Executive Officer (who is also on our Board of Managers), and his wife, Joyce Wallach. These affiliate loans are collateralized by a lien against all of our assets. The Notes will be subordinated in right of payment to all secured debt, including these affiliate loans. Pursuant to each promissory note, the affiliates have the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. Therefore, Mr. Wallach will face conflicts of interest in deciding whether and when to exercise any rights pursuant to the promissory notes and pledge agreement. If these Wallach affiliates exercise their rights to collect on their collateral upon a default by us, we could lose some or all of our assets, which could have a negative effect on our ability to repay the Notes.

Our Chief Executive Officer will face conflicts of interest as a result of his equity ownership in the Company, which could result in actions that are not in the best interests of our Note holders.

Our Chief Executive Officer beneficially owns all of the voting and non-voting equity of the Company. Since the Company is taxed as a partnership for federal income tax purposes, all profits and losses flow through to the equity owners. Therefore, Mr. Wallach and his affiliated equity owners of the Company will be motivated to distribute profits to the equity owners on an annual basis, rather than retain earnings in the Company for Company purposes. There is currently no limit in the indenture or otherwise on the amount of funds that may be distributed by the Company to its equity owners. If substantial funds are distributed to the equity owners, the liquidity and capital resources of the Company will be reduced and our ability to repay the Notes may be negatively impacted.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including without limitation, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the “Risk Factors” section of this prospectus.

If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus in mind. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

USE OF PROCEEDS

(All dollar [$] amounts shown in thousands.)

We expect to incur approximately $1,518 in initial expenses to offer the Notes pursuant to this prospectus. The net proceeds we receive from this offering will be equal to the amount of the Notes we sell, less our offering expenses. If we sell the maximum offering amount of the Notes, which is $700,000, we estimate that our net proceeds less our initial offering expenses will be approximately $698,482.

We will receive cash proceeds in varying amounts from time to time as the Notes are sold. A number of factors prevent us from precisely calculating the allocation of proceeds. The amount and timing from inflows depend on the sale of Notes, our customer loan repayments, and our borrowing capacity. Further, the Notes will have varying lengths of maturity and dates of issuance, which make it impossible to predict with any accuracy how much proceeds will be used to redeem the Notes in any given year. We also cannot predict how many Notes will be sold or the amount of interest expense that will be incurred. Finally, we lack the operating experience that could provide guidance in estimating expenses. For these reasons, we cannot provide any specific allocation of proceeds we will use for any particular purpose. However, we intend to use substantially all of the net offering proceeds as follows, in the following order of priority:

—	to make payments on other borrowings, including loans from affiliates;

—	to pay Notes on their scheduled due date and Notes that we are required to redeem early;

—	to make interest payments on the Notes; and

—	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:

¡	to extend commercial construction loans to homebuilders to build single or multi-family homes or develop lots;

¡	to make distributions to equity owners;

¡	for working capital and other corporate purposes;

¡	to purchase defaulted secured debt from financial institutions at a discount;

¡	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;

¡	to purchase real estate, which we will operate our business in; and

¡	to redeem Notes which we have decided to redeem prior to maturity.

As discussed under “Certain Relationship and Related Transactions – Transaction with Affiliates,” we obtained two demand loans from our members to finance our operations. We intend to use the net proceeds from this offering to pay down and possibly discharge these loans. Each of the loans bears interest at a rate equal to the lender’s cost of funds, defined in the promissory notes evidencing the loans as the weighted average price paid by the lender on or in connection with all of its borrowed funds. As of June 30, 2012 and December 31, 2011, the interest rate was 3.88% and 3.73%, respectively, for both of the loans. We also intend to use the proceeds of this offering to pay off Notes as they mature or otherwise become payable. The interest rates on the Notes will vary based on the date on which they were issued, and the maturities will be between one and four years.

There is no minimum number or amount of the Notes that we must sell to receive and use the proceeds from the sale of the Notes, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from our offerings of Notes, we could curtail the amount of funds we loan to our customers, or we could wrap up operations and pay back our debt, including the Notes. This might result in the Notes being paid back early. Please see “Risk Factors – Risks Related to Our Business – We will be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet our liquidity needs,” “Risk Factors – Risks Related to our Offering – There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

We anticipate that the net proceeds of the offering will be sufficient to accomplish the offering’s purposes. However, to ensure that the Company maintains sufficient availability of funds, the Company intends to maintain a secured line of credit with a credit limit of 20% of our loan assets, and generally carry a balance of 10% of our loan assets on that line. The Company currently has a limited secured line of credit though an affiliate that would not allow it to reach this desired 20% level if the offering is successful. Therefore, the Company will actively seek a secured line from a bank or other financial institution that would replace this limited affiliated line of credit.

SELECTED FINANCIAL DATA

(All dollar [$] amounts shown in thousands.)

The following selected consolidated financial data should be read together with our consolidated financial statements and accompanying notes and “Management Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements and the accompanying notes. Our historical results and information are not necessarily indicative of our future results. Our business model for 2012 and beyond is different than what we have done through 2011.

The summary consolidated financial data as of and for the six month periods ended June 30, 2012 and 2011 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of and for the fiscal years ended December 31, 2011 and 2010 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of and for the fiscal years ended 2009, 2008 and 2007 is derived from our unaudited consolidated financial statements not included in this prospectus.

As of, and for, the

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operations Data	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$302	$-	$5	$-	$-	$-	$-
Interest expense	56	-	-	-	-	-	-
Net interest income	246	-	5	-	-	-	-
Selling, general and administrative expenses	180	-	5	-	-	-	-
Income from continuing operations	66	-	-	-	-	-	-
Income from discontinued operations	-	239	309	578	550	512	214
Net income	$66	$239	$309	$578	$550	$512	$214
Balance Sheet Data
Cash	$43	$-	$50	$-	$-	$-	$-
Accrued interest	30	-	2	-	-	-	-
Deferred offering costs	412	-	-	-	-	-	-
Other assets	15	-	26	-	-	-	-
Loans receivable, net	4,405	-	4,580	-	-	-	-
Assets of discontinued operations	-	8,057	-	10,339	10,328	10,329	10,329
Total assets	4,905	8,057	4,658	10,339	10,328	10,329	10,329
Customer interest escrow	371	-	450	-	-	-	-
Accounts payable and accrued expenses	101	-	-	-	-	-	-
Note payable unsecured	1,500	-	1,500	-	-	-	-
Note payable related party	1,043	-	878	-	-	-	-
Liabilities of discontinued operations	-	5,964	-	7,863	8,253	8,691	8,691
Total liabilities	3,015	5,964	2,828	7,863	8,253	8,691	8,691
Members’ capital	1,890	2,093	1,830	2,476	2,075	1,638	1,638
Members’ contributions	-	-	-	-	-	-	1,138
Members’ distributions[1]	$(6)	$(623)	$(955)	$(177)	$(113)	$(113)	$113)

1 Fiscal 2011 includes in this amount $(250) for the redemption of the ownership interests of two of our former members; $(383) was a return of capital to certain of the remaining members; and $(322) was earnings distributed to the members.

Summarized unaudited interim consolidated financial data

for the quarters ended

	March 31, 2012	June 30, 2012
Operations Data
Interest income	$ 161	$ 141
Interest expense	27	29
Net interest income	134	112
Selling, general and administrative expenses	123	57
Net income from continuing operations	11	55
Discontinued operations:
Interest income	-	-
Interest expense	-	-
Net interest income	-	-
Selling, general and administrative expenses	-	-
Net income from discontinued operations	-	-
Net income	$ 11	$ 55

	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Operations Data
Interest income	$-	$-	$-	$5
Interest expense	-	-	-	-
Net interest income	-	-	-	5
Selling, general and administrative expenses	-	-	-	5
Net income from continuing operations	-	-	-	-
Discontinued operations:
Interest income	258	227	153	-
Interest expense	108	90	62	-
Net interest income	150	137	91	-
Selling, general and administrative expenses	3	45	21	-
Net income from discontinued operations	147	92	70	-
Net income	$147	$92	$70	$-

BUSINESS

Overview

We were organized in the Commonwealth of Pennsylvania in 2007 under the name 84 RE Partners, LLC and changed our name to Shepherd’s Finance, LLC on December 2, 2011. We converted to a Delaware limited liability company on March 29, 2012. Our business is focused on commercial lending to participants in the residential construction and development business. We believe this market is underserved because of the lack of traditional lenders currently participating in the market. We are located in Jacksonville, Florida. Our operations are governed pursuant to our operating agreement.

From 2007 through the majority of 2011, we were the lessor in three commercial real estate leases (which were treated as direct financing leases for accounting purposes) with an affiliate of 84 Lumber Company. Beginning in late 2011, we began commercial lending to residential homebuilders. Because of our limited operating history, we are an early stage finance company. We currently have no paid employees. Our only executive officer is our Chief Executive Officer–Daniel M. Wallach. Our Board of Managers is comprised of Mr. Wallach and two independent Managers–Bill Myrick and Kenneth R. Summers. Our officers are responsible for our day-to-day operations, while the Board of Managers is responsible for overseeing our business.

The commercial loans we intend to extend are expected to be secured by first mortgages on the underlying real estate. We plan on extending and servicing commercial loans to small to medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. We also will extend and service loans for the purchase of undeveloped land, and the development of that land into residential building lots. In addition, we may, depending on our cash position and the opportunities available to us, do none, any or all of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business. See “Investment Objectives and Opportunity.”

Our Chief Executive Officer, Daniel M. Wallach, has been in the housing industry since 1985. He was the CFO of a multi-billion dollar supplier of building materials to home builders for eleven years. He also was responsible for that company’s lending business for twenty years. During those years, he was responsible for the creation and implementation of many secured lending programs to builders. Some of these were done fully by that company, and some were done in partnership with banks. In general, the creation of all loans, and the resolution of defaulted loans, was his responsibility whether the loans were company loans or loans in partnership with banks. Through these programs, he was responsible for the creation of $2,000,000,000 in loans which generated interest spread after deducting for loan losses of $50,000,000. Through the years, he managed the development of systems for reducing and managing the risks and losses on defaulted loans. Mr. Wallach also was responsible for that company’s unsecured debt to builders, which reached over $300,000,000 at its peak. He also gained experience in securing defaulted unsecured debt at that company.

To fund our business, we anticipate having three sources of capital - senior secured borrowings, the Notes and other unsecured borrowings, and equity capital.

Investment Objectives and Opportunity

Background and Strategy

Finance markets are highly fragmented, with numerous large, mid-size and small lenders and investment companies, such as banks, savings and loan associations, credit unions, insurance companies and institutional lenders, all competing for investment opportunities. Many of these market participants are, as a result of the current credit environment, losses over the last five years from this type of lending, and restrictive government oversight, not participating in this market to the extent they had before the credit crisis (as evidenced by the general lack of availability of construction financing and the higher cost of financing for the few deals actually done). We believe that these lenders will be unable to satisfy the current demand for residential construction financing, creating attractive opportunities for niche lenders such as us for many years. Additionally, while we believe the current credit environment will be temporary, we believe the many participants in the finance markets will significantly alter their lending standards (including percentages lent on collateral value, cash required up front from the builder, and the number of speculatively built homes allowed at any given time), which will also create attractive, long-term opportunities for us. Our goal is not to be a customer’s only source of commercial lending, but an extra, more user-friendly piece of their financing.

We intend to create and service these construction loans differently than most lenders have done in the past, in that we will:

—	Focus on long term lending relationships through salespeople that only do this type of lending;

—	Be a specialist in this type of lending;

—	Have a national footprint for lending without having the overhead of a national footprint of branches;

—	Generally use appraisers who are experts in the specific market (rather than simply using the cheapest or most readily available);

—	Work out defaulted loans with the same person that created that loan, which will help both control the creation of bad loans, and the losses on bad loans;

—	Pursue customers with defaulted loans faster and more aggressively than typical lenders; and

—

While pursuing those customers, offer creative solutions to help them sell their home while in default (such as offering cash allowances for the purchase of furniture or appliances or paying extra up-front costs on behalf of the buyers in order to lower their mortgage interest rates and monthly payments).

We believe that while creating speculative construction loans is a high risk venture, the reduction in competition, the differences in our lending versus typical bank lending (listed above); and our loss mitigation techniques (covered below) will all help to make this a profitable business.

The housing market has recently been plagued by declining values and a lack of housing starts. We believe that, despite the resulting issues in the speculative construction industry, it is a good time for this type of lending because:

—

Many traditional lenders to this market have exited or cut back, reducing competition and allowing large spreads (the difference between our cost of funds and the rate we charge our borrowers). Better builders can be obtained as customers, with higher spreads;

—

The number of housing starts and the value of homes built are both low. See “Inflation, Interest Rates, and Housing Starts” beginning on page 57. We believe that we are at the bottom of the housing cycle, and that it is likely that housing starts and values will both increase over time. Both of these items increasing should have a positive effect on our performance;

—

There are fixed costs involved in running this kind of operation, such as some payroll and the costs of maintaining public borrowings. These require a fixed interest rate spread in dollars to cover these costs. Because insured financial institution deposit rates are at historic lows, we hope to be able to attract enough funds to reach this required spread before these rates go up, and before competition significantly increases on our lending; and

—	We will do various things to try to mitigate the risks inherent in this type of lending by:

¡	Keeping the LTV between 60% and 75% on a portfolio basis, however, individual loans may, from time to time, have a greater loan to value ratio;

¡

Generally using deposits from the builder on home construction loans to ensure the completion of the home. Lending losses on defaulted loans are usually a higher percentage when the home is not built, or is only partially built;

¡	Having a higher yield than other forms of secured real estate lending;

¡	Paying major subcontractors and suppliers directly, which reduces the frequency of liens on the property (liens generally hurt the net realized value of loss mitigation techniques);

¡	Aggressively working with builders who are in default on their loan before and during foreclosure. This technique generally yields a reduced realized loss; and

¡

Market grading. All lending markets will be reviewed analyzing their historic housing start cycles. Then, the current position of housing starts will be examined in each market. Markets will be classified into volatile, average, or stable, and then graded based on that classification and our opinion of where the market is in its housing cycle. This grading will be used to determine the builder deposit amount, the LTV, and the yield.

Additionally, most financial institutions are highly regulated. In exchange for that regulation, they offer FDIC insurance to their investors. We are not highly regulated, nor do we offer FDIC insurance to our investors. While we are subject to some regulation, such as anti-terrorism and commercial lending laws, currently, we are not subject to consumer lending rules or federal banking regulations. We believe this provides us with the opportunity to learn from the positive aspects of banking regulations while avoiding costly regulatory compliance.

Since we are not a tightly regulated company, we feel that we have a competitive edge that allows us to make prudent, business-minded decisions. While regulators are restricting investments by regulated financial institutions in commercial construction loans, our business plan will emphasize commercial construction lending as our main line of business. We believe this to be an opportunity as the regulatory environment and resulting contraction in commercial lending has resulted in this segment of the market having fewer lenders. We also believe the real estate market has reached historically low levels, and feel, based on recent data relating to housing starts and home values, that the market has stabilized. Finally, while we plan to institute many of the underwriting requirements and activities used by regulated financial institutions, we believe being unregulated provides us with more flexibility in our underwriting process and procedures.

Outside of differences in our lending policies, we believe the benefits to not being regulated include:

—

our ability to better manage our outflow of funds because our Notes have a stated term. Banks must offer demand deposit accounts (checking accounts) and other accounts, which provide that funds can be withdrawn at any time;

—	avoiding FDIC insurance and other regulatory fees;

—	not being subject to the Community Reinvestment Act; and

—	eventually having less leverage than a bank.

Conversely, our lack of regulation introduces us to other risks which may harm us. For example:

—	we are not well diversified in our product risk;

—	we cannot benefit from government programs designed to protect regulated financial institutions;

—	we are not subject to periodic examinations by federal or state banking regulators; and

—	our cost of funds will be higher.

In addition, our Note holders will have greater risks than depositors in a regulated financial institution, since their investments will not be insured. See “Risk Factors - Risks Related to Our Business - Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.”

To help mitigate the risks associated with not being regulated, we intend to:

—	follow many of the same underwriting principals historically used by banks, including:

¡	Collateralizing loans;

¡	Using LTV’s to control risk;

¡	Controlling the number of loans in one subdivision;

¡	Underwriting appraisals; and

¡	Conducting property inspections;

—	maintain loan files which will, generally, contain similar information as a bank loan file;

—	secure our loans with mortgages and other documents like banks do; and

—	monitor many of the same ratios bank regulators monitor.

So while we will, in our opinion, improve on some policies and procedures used by banks historically which we would not be able to do if we were regulated, we will follow many of the policies and procedures set up by the various bank regulators. We believe this balanced approach will help us mitigate risk while providing us the opportunity to enter into what we believe to be an underserved market. One example of an improvement on a policy historically used by banks is appraiser selection. Many times banks use a random process to select an appraiser, or a process which uses a middle man. We anticipate generally selecting one of the most qualified appraisers in the specific portion of the market in which we are having the appraisal prepared. We believe this provides for a more consistent result. Another example is geographic diversity. Banks generally do not lend outside of their branch footprint. This does not give regional or local banks enough exposure to most of the United States, but gives them too much exposure in a smaller area. We will not be constrained by the policies that prevent better geographic diversity.

Our loans will likely be marketed by lending representatives who work for us and are driven to maintain long-term customer relationships. Currently, we have retained only one employee in addition to our Chief Executive Officer. Hiring and retaining high quality lending representatives should not be difficult in the short-term banking environment, where construction lenders will have a hard time finding and keeping employment with traditional lenders. In his previous experience, our Chief Executive Officer has had a nationwide staff of 20 lenders working in the field. Compensation will be focused on the profitability of loans originated, not simply the volume of those loans originated.

We are initially focusing our business on transactions originating in the Pittsburgh area. Over time we expect to expand into other geographic areas as we build or acquire market expertise that will allow us to successfully finance transactions in those areas. Our goal is to market our loans on a nationwide basis. We believe that this goal can only be achieved with sufficient funds from this offering. Currently, our loan portfolio consists of loans made to one customer, but, as we grow our loan assets, we intend to significantly diversify our customer base.

Lines of Business

We seek to create a portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is well secured by residential real estate; (iii) is short term in nature; and (iv) provides high interest spreads. While we primarily intend to provide commercial construction loans to homebuilders (for residential real estate), we may also purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business. Our investment policies may be amended or changed at any time by our Board of Managers.

Commercial Construction Loans to Homebuilders

We plan on extending and servicing commercial loans to small to medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. We also will extend and service loans for the purchase of undeveloped land and the development of that land into residential building lots. Most of the loans will be for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user home owner in mind). The loans will be secured, and the collateral will be the land, lots, and constructed items thereon, as well as additional collateral as we deem appropriate. Generally, our loans will be secured by a first priority mortgage lien; however, we may make loans secured by a second or other lower priority mortgage lien. The loans will be demand loans, but the typical length of a home construction loan will range between six months and two years and is expected to average 10 months; the typical length of a development project will range between three and six years. Larger developments are usually developed in phases. See “Risk Factors - Risks Related to Our Business” generally.

In a typical home construction transaction, a homebuilder will obtain a loan to purchase a lot and build a home on that lot. In some cases the builder will have a contract with a customer to purchase the home upon its completion. In other cases, the home will be built speculatively (“spec”), meaning there is no specific customer it is being built for, but the homebuilder believes it will sell before or shortly after completion, and that therefore building the home before it is under contract will increase the homebuilder’s sales and profitability. The builder may also believe that the construction of a spec home will increase the number of contract sales he will have in a given year, as it may be easier to sell contract homes when the customer can see the builder’s work in the spec home. In some cases, these speculatively built homes are constructed with the intention to keep them as a model for a period of time, to increase contract sales, and then be sold. These are called model homes. While we may lend to a homebuilder for any of these types of new construction homes, we believe that we will generally be lending on spec homes.

In a typical development transaction, a homebuilder/developer purchases a specific parcel or parcels of land. Developers must secure financing in order to pay the purchase price for the land as well as to pay expenses incurred while developing the lots. This is the financing which we provide. Once financing has been secured, the lot developers create individual lots. Developers secure permits allowing the property to be developed and then design and build roads and utility systems for water, sewer, gas and electricity to service the property. The individual lots are then sold before a home is built on them; paid off, built on and then sold; or built on, then sold and paid off (in these cases, we may subordinate our loan to the home construction loan).

We will fund the loans we originate using available cash resources that are generated primarily from borrowings, net cash flow and proceeds of the Notes.

There is a seasonal aspect to home construction, and this will affect monthly cash flow. In general, since these investments will last 10 months on average, and since we intend to be geographically diverse, we expect the seasonality impact to be somewhat mitigated if we are successful.

We expect that our real estate loans will be secured by one or more of the following:

—	the parcels of land to be developed;

—	finished lots;

—	model homes and new single-family homes;

—	a pledge of some or all of the equity interests in the borrower entity or other parent entity that owns the borrower entity;

—	additional assets of the borrower, including parcels of undeveloped and developed real property; and

—	in certain cases, personal guarantees of the principals of the borrower entity.

Our Chief Executive Officer is responsible for all aspects of our commercial construction loan business, including:

—	closing and recording of mortgage documents;

—	collecting principal and interest payments;

—	enforcing loan terms and other borrower’s requirements;

—	periodic review of each loan file; and

—	exercising our remedies in connection with defaulted or non-performing loans.

We expect that our customers will typically be small to medium sized home builders that are currently building in the markets in which we will lend to them. Generally, they will benefit from doing business with us not just because they will be able to sell additional homes (which we will finance), but because as they build additional homes, they will be able to increase homes that will be built as contracted homes, where the eventual home owner supplies the loan. Builders generally have more success selling homes when a model or spec home is available for customers to see. We anticipate that most of our lending will be based on the following general policies:

Customer Type	Small to Medium Size Homebuilders

Loan Type	Commercial

Loan Purpose	Construction of Homes or Development of Lots

Security	Homes, Lots, and/or Land

Priority	Generally, our loans will be secured by a first priority mortgage lien; however, we may make loans secured by a second or other lower priority mortgage lien.

Loan to Value Averages	60-75%

Loan Amounts	Average home construction loan $200,000, development loans vary greatly

Term	Demand

Rate	Cost of Funds plus 2%, minimum rate of 7%

Origination Fee	5% for home construction loans, development loans on a case by case basis

Title Insurance	Only on high loan risks

Hazard Insurance	Only on high loan risks

General Liability Insurance	Always

Credit	Builder should have significant building experience in the market, be building in the market currently, be able to make payments of interest, be able to make the required deposit, have acceptable personal credit, and have open lines of credit (unsecured) with suppliers reasonable within terms. We will generally not advertise to find customers, but use our loan representatives. We believe this approach will allow us to focus our efforts on builders that meet our acceptable risk profile.

Third Party Guarantor	None

We may change these policies at any time based on then-existing market conditions or otherwise, at the discretion of our Chief Executive Officer and Board of Managers.

Purchases and Securitization of Unsecured Debt from Suppliers to Homebuilders

Homebuilders generally buy their construction materials from building supply companies, which offer unsecured credit lines for these purchases. Sometimes, the builder is unable to pay the principal due on their line of credit when due, and in a small percentage of these cases, the builder owns unencumbered real estate. When this is the case, the building supply company may convert the unsecured line of credit to secured, using this real estate as security. In some of these situations, the building supply company is unwilling to complete this type of transaction, and is willing to take a payment of a percentage of the balance of the unsecured line as full payment. If we pay the building supply company a percentage of this debt, and then take the real estate as collateral for the whole amount of the original debt, management’s experience indicates we will be able to eventually collect from the builder, or from the sale of the property through foreclosure or otherwise, creating a profit for ourselves. We have not completed any of these transactions, but may choose to do so if the opportunity presents itself.

Purchases of Defaulted Secured Debt from Financial Institutions

Many financial institutions made loans to homebuilders when lot and home values were higher than they are today. In many cases, these loans defaulted, and eventually these loans result in collateral foreclosure. After the foreclosure proceeding, the properties usually become the property of the financial institution, which then sells the property, generally at a loss. While the loan is in the foreclosure process, and after the process while the real estate is owned and for sale, the bank holds a nonperforming asset. Sometimes these nonperforming assets negatively impact the banks’ profitability and regulatory ratios. Some banks choose to cleanse their books of these items at a severe loss, allowing them to, while taking a loss, get back to their commercial lending business. There are opportunities to purchase some portfolios of defaulted loans, and/or real estate owned through foreclosure at deep discounts compared to the actual value of the property, if the owner works them out properly. We have not completed any of these transactions, but may choose to do so if the opportunity presents itself.

Purchases of Real Estate

In limited circumstances, the commercial construction loans described above may result in us owning commercial real property as a result of a loan workout, foreclosure or similar circumstances. In addition, although making direct investments in commercial real property at this time will not be a significant focus of our investment strategy, we may make investments in commercial real property in which we operate. We intend to manage and dispose of any real property assets we acquire in the manner that our management determines is most advantageous to us. We have not completed any of these transactions, but may choose to do so if the opportunity presents itself.

Our Loan Portfolio Secured by Real Estate

Our assets are generally cash and loans receivable. From 2007 through September 2011, our assets were commercial real estate leases. We were the lessor in three commercial real estate leases (which were treated as direct financing leases for accounting purposes) with an affiliate of 84 Lumber Company. The lessee had purchase options, which were eventually exercised in May and September 2011, thereby terminating the leases. From September 2011 through December 30, 2011, our only asset was cash, which we held waiting for the creation of new loans.

On December 30, 2011, pursuant to a credit agreement by and between us, Benjamin Marcus Homes, LLC (“BMH”), Investor’s Mark Acquisitions, LLC (“IMA”) and Mark L. Hoskins (“Hoskins”) (collectively, the “Hoskins Group”) (the “Credit Agreement”), we originated two new loan assets, one to BMH as borrower (the “BMH Loan”) and one to IMA as borrower (the “New IMA Loan”). See “Risk Factors - Risks Related to Our Business - We are currently reliant on a single developer and homebuilder for our revenues and some of our debt.” Pursuant to the Credit Agreement and simultaneously with the origination of the BMH Loan and the New IMA Loan, we also assumed the position of lender on an existing loan to IMA (the “Existing IMA Loan”) and assumed the position of borrower on another existing loan in which IMA serves as the lender (the “SF Loan”). When we assumed the position of the lender on the Existing IMA Loan, we purchased a loan which was originated by the borrower’s former lender, and assumed that lender’s position in the loan and maintained the recorded collateral position in the loan. The borrower’s former lender and the seller of the BMH property are the same party, 84 Financial L.P., an affiliate of 84 Lumber Company. The BMH Loan, the New IMA Loan and the Existing IMA Loan are all cross-defaulted and cross-collateralized with each other. Further, IMA and Hoskins serve as guarantors of the BMH Loan, and BMH and Hoskins serve as guarantors of the New IMA Loan and the Existing IMA Loan. The terms and conditions of these loans are set forth in further detail below.

BMH Loan

The BMH Loan is a revolving demand loan in the original principal amount of up to $4,164,000, of which $3,568,000 was funded at closing. We collected a fee of $750,000 upon closing of the BMH Loan, which fee was funded from proceeds of the loan. Additionally, $450,000 of the loan proceeds was allocated to an interest escrow account (the “Interest Escrow”). Interest on the BMH Loan accrues annually at 2% plus the greater of (i) 5.0% or (ii) the weighted average price paid by us on or in connection with all of our borrowed funds (such weighted average price includes interest rates, loan fees, legal fees and any and all other costs paid by us on our borrowed funds, and, in the case of funds borrowed by us from our affiliates, the weighted average price paid by such affiliate on or in connection with such borrowed funds). Pursuant to the Credit Agreement, interest payments on the BMH Loan are funded from the Interest Escrow, with any shortfall funded by BMH. Payments of principal on the BMH Loan are due upon our demand and in accordance with the payment schedule and other terms and conditions set forth in the Credit Agreement. The Credit Agreement obligates BMH to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the BMH Loan. The BMH Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve BMH of its obligation to continue to make payments on the BMH Loan as set forth in the Credit Agreement.

The BMH Loan is secured by a first priority mortgage in residential property consisting of building lots (12 as of June 30, 2012), and an unimproved parcel of land of approximately 34 acres, all located in the subdivision commonly known as the Hamlets of Springdale in Peters Township, Pennsylvania, a suburb of Pittsburgh, as well as the Interest Escrow. The borrower currently intends to develop the property for residential use, including the construction of homes thereon. Pursuant to the Credit Agreement, the borrower is required to maintain adequate general liability insurance covering both its business and its properties, and is required to provide us 30 days’ advance notice of the termination of any such policy of insurance. The seller of the property securing the BMH Loan has retained a second mortgage in the amount of $400,000, with a balance of approximately $370,000 as of June 30, 2012.

Existing IMA Loan

The Existing IMA Loan is a demand loan in the original principal amount of $1,686,767, of which $1,686,767 was outstanding on both June 30, 2012 and December 31, 2011. Interest on the Existing IMA Loan accrues annually at a rate of 7.0%. Pursuant to the Credit Agreement, interest payments on the Existing IMA Loan are funded from the Interest Escrow, with any shortfall funded by IMA. Payments of principal on the Existing IMA Loan are due upon the earlier of our demand or the satisfaction in full of the indebtedness related to the BMH Loan and the New IMA Loan. The Credit Agreement obligates IMA to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the Existing IMA Loan. The Existing IMA Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve IMA of its obligation to continue to make payments on the Existing IMA Loan as set forth in the Credit Agreement.

The Existing IMA Loan is secured by a mortgage in the residential property that also secures the New IMA Loan, which is described in more detail below.

New IMA Loan

The New IMA Loan is a demand loan in the original principal amount of up to $2,225,000, of which $250,000 was funded at closing. We collected a fee of $250,000 upon closing of the New IMA Loan, which fee was funded from proceeds of the loan. Interest on the New IMA Loan accrues annually at 2.0% plus the greater of (i) 5.0% or (ii) the weighted average price paid by us on or in connection with all of our borrowed funds (such weighted average price includes interest rates, loan fees, legal fees and any and all other costs paid by us on our borrowed funds, and, in the case of funds borrowed by us from our affiliates, the weighted average price paid by such affiliate on or in connection with such borrowed funds). Pursuant to the Credit Agreement, interest payments on the New IMA Loan are funded from the Interest Escrow, with any shortfall funded by IMA. Payments of principal on the New IMA Loan are due upon our demand and in accordance with the payment schedule and other terms and conditions set forth in the Credit Agreement. The Credit Agreement obligates IMA to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the New IMA Loan. The New IMA Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve IMA of its obligation to continue to make payments on the New IMA Loan as set forth in the Credit Agreement.

The New IMA Loan is secured by a mortgage in residential property consisting of approximately 54 acres of undeveloped land, all located in the subdivision commonly known as the Tuscany Subdivision in Peters Township, Pennsylvania, a suburb of Pittsburgh. The borrower currently intends to develop the property for residential use, including the construction of homes thereon. Pursuant to the Credit Agreement, the borrower is required to maintain adequate general liability insurance covering both its business and its properties, and is required to provide us 30 days’ advance notice of the termination of any such policy of insurance. The property securing the New IMA Loan and the Existing IMA Loan is subject to a mortgage in the amount of $1,290,000 which is held by an unrelated third party. In connection with the closing of the New IMA Loan and the Existing IMA Loan, the holder of this mortgage entered into an agreement to amend, restate and further subordinate such mortgage. This subordination agreement also provides that, in the event of a foreclosure on and liquidation of the property securing the New IMA Loan and the Existing IMA Loan, we are entitled to receive liquidation proceeds up to $2,225,000, which excludes the collateral securing the BMH Loan, at which point the holder of this mortgage is entitled to receive liquidation proceeds up to the amount necessary to satisfy its outstanding mortgage, and we are then entitled to any remainder of the liquidation proceeds. See “Risk Factors - Risks Related to Our Business - In the event we foreclose on the property securing certain of our loans, we have agreed to provide a limited preference in our foreclosure proceeds to a third party, which could reduce the amount of proceeds that we would receive on a foreclosure of the property.”

SF Loan

The SF Loan, under which we are the borrower, is an unsecured loan in the original principal amount of $1,500,000, of which $1,500,000 was outstanding on both June 30, 2012 and December 31, 2011. Interest on the SF Loan accrues annually at a rate of 5.0%. Payments of interest only are due on a monthly basis, with the principal amount due on the date that the BMH Loan and the New IMA Loan are paid in full. We may prepay the SF Loan in part or in full at any time without penalty, subject to the terms and conditions set forth in the underlying promissory note. Pursuant to the Credit Agreement, payments on the SF Loan are used to fund the Interest Escrow. Further, pursuant to that certain Amended and Restated Commercial Pledge Agreement by and between us, IMA and BMH, IMA has pledged its interest in the SF Loan as collateral for IMA’s obligations under the New IMA Loan and the Existing IMA Loan. The SF Loan was created to both increase our net interest income, and to better secure the BMH Loan.

Interest Escrow

To the extent the balance is available in the Interest Escrow, interest due on the BMH Loan, New IMA Loan, and Existing IMA Loan is deducted from the Interest Escrow on the date due. The Interest Escrow is increased by 10% of lot payoffs on the same loans, and by interest on the SF Loan. All of these transactions are noncash to the extent that the total escrow amount does not need additional funding. The Interest Escrow is also used to contribute to the reduction of the $400,000 subordinated mortgage upon certain lot sales of the collateral of the BMH Loan. In the six month period ended June 30, 2012, the Interest Escrow was reduced by $161,000 for interest on the BMH Loan, New IMA Loan, and the Existing IMA Loan, and $9,000 to reduce the balance on the $400,000 subordinated mortgage. The Interest Escrow was increased by $32,000 for interest on the SF Loan and $59,000 from lot payoffs.

Initial Funding

On December 30, 2011 we purchased the Existing IMA Loan from the original lender with a cash payment of $186,000 and the assumption of that lender’s obligations under the SF Loan. We also loaned our borrower $2,368,000 in funded cash for its purchase of the land and lots securing the BMH Loan. Our borrower’s loan balances were increased by the $750,000 loan fee on the BMH Loan, the $250,000 loan fee on the New IMA Loan, and the $450,000 Interest Escrow, all of which were not funded with cash.

As of June 30, 2012, the details of our loan portfolio were as follows:

(All dollar [$] amounts shown in thousands.)

Item	Term	Interest Rate	Funded to borrower	Collateral amount
BMH Loan	Demand*	COF +2% (7% Floor)
12 Lots			$2,040	$1,566
Land for phases 3, 4 and 5			-	1,760
Interest Escrow			450	371
Loan Fee			750	-
Total BMH Loan			3,240	3,697
IMA Loans
New IMA Loan (all loan fee)	Demand*	COF +2% (7% Floor)	250	-
New IMA Loan (advances)	Demand*	COF +2% (7% Floor)	39	-
Existing IMA Loan	Demand**	7%	1,687	1,910
Total IMA Loans			1,976	1,910

Unearned loan fee			(811)	-
SF Loan			-	1,500

Total			$4,405	$7,107

*These are the stated terms; however, in practice, we anticipate that principal will be repaid upon the sale of each developed lot.

**These are the stated terms; however, in practice, we anticipate that principal will be repaid upon the sale of each developed lot after the BMH loan and the New IMA loan are satisfied.

Competition

Historically, our industry has been highly competitive. We compete for opportunities with numerous public and private investment vehicles, including financial institutions, specialty finance companies, mortgage banks, pension funds, opportunity funds, hedge funds, REITs and other institutional investors, as well as individuals. Many competitors are significantly larger than us, have well established operating histories and may have greater access to capital, resources and other advantages over us. These competitors may be willing to accept lower returns on their investments or to modify underwriting standards and, as a result, our origination volume and profit margins could be adversely affected.

We believe that this is a good time to extend commercial loans to builders in the residential real estate market because, currently, this market appears underserved, home values are low, and many of our competitors have sustained losses due to declines in home values and, therefore, are reluctant to lend in this space at this time. We expect our loans to be different than other lenders in the markets in which we are active. Typically the differences are:

—	our loans may have a higher fee;

—	our loans may include an interest free period (whereas normal lenders charge interest); and

—	some of our loans may have lower costs as a result of not requiring title or hazard insurance.

Regulatory Matters

Financial Regulation

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks, and thrift institutions, and are not subject to periodic compliance examinations by federal or state banking regulators.

Further, our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution and are not insured by the FDIC or any governmental or private insurance fund, or any other entity.

The Investment Company Act of 1940

An investment company is defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”) to include any issuer engaged primarily in the business of investing, reinvesting, or trading in securities. Absent an exemption, investment companies are required to register as such with the SEC and to comply with various governance and operational requirements. If we were considered an “investment company” within the meaning of the Investment Company Act, we would be subject to numerous requirements and restrictions relating to our structure and operation. If we were required to register as an investment company under the Investment Company Act and to comply with these requirements and restrictions, we may have to make significant changes in our proposed structure and operations to comply with exemption from registration, which could adversely affect our business. Such changes may include, for example, limiting the range of assets in which we may invest. We intend to conduct our operations so as to fit within an exemption from registration under the Investment Company Act for purchasing or otherwise acquiring mortgages and other liens on and interest in real estate. In order to satisfy the requirements of such exemption, we may need to restrict the scope of our operations.

Environmental Compliance

We do not believe that compliance with federal, state, or local laws relating to the protection of the environment will have a material effect on our business in the foreseeable future. However, loans we extend or purchase are secured by real property. In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We (or our loan customers) may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical release at a property. The costs associated with the investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. To date, we have not incurred any significant costs related to environmental compliance and we do not anticipate incurring any significant costs for environmental compliance in the future. Generally, when we are lending on property which is being developed into single family building lots, an environmental assessment is done by the builder for the various governmental agencies. When we lend for new construction on newly developed lots, the lots have generally been reviewed while they were being developed. We also perform our own physical inspection of the lot, which includes assessing potential environmental issues. Before we take possession of a property through foreclosure, we again assess the property for possible environmental concerns, which, if deemed to be a significant risk compared to the value of the property, could cause us to forego foreclosure on the property and to seek other avenues for collection.

Legal Proceedings

As of the date of this prospectus, we are not aware that we or our members are a party to any pending or threatened legal proceeding or proceeding by a governmental authority that would have a material adverse effect on our business.

Reports to Security Holders

Upon the effectiveness of the registration statement, of which this prospectus is a part, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that require us to file certain reports and other information with the SEC. The annual reports we file with the

SEC will contain consolidated financial information that has been examined and reported upon, with an opinion expressed by an independent registered public accounting firm. You may access this information on-line, at our website, at www.shepherdsfinance.com, or by calling us at (302) 752-2688 (30-ASK-ABOUT) to have copies mailed to you at no cost. However, information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained in or specifically incorporated by reference into this prospectus in deciding whether to invest in the Notes. We do not intend to deliver reports to security holders if such reports are not required pursuant to Section 15(d) of the Exchange Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All dollar [$] amounts shown in thousands.)

The following discussion should be read in conjunction with the information included in our audited annual consolidated financial statements and related notes and other consolidated financial data included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a Delaware limited liability company. Our business is focused on commercial lending to participants in the residential construction and development business. We were organized in 2007 in Pennsylvania under the name 84 RE Partners, LLC. 84 RE Partners is the sole member in three consolidating subsidiaries, 84 REPA, LLC, 84 RENC, LLC (will be terminated in 2012), and 84 REFL, LLC (also will be terminated in 2012). In conjunction with a change in strategic direction, as discussed more fully below, 84 RE Partners, LLC changed its name on December 2, 2011 to Shepherd’s Finance, LLC (the “Company”, “we” or “our”). On March 29, 2012, we converted to a Delaware limited liability company. We are located in Jacksonville, Florida.

Control Environment

Prior to March 2012, we were managed by Daniel M. Wallach, as our sole Manager. Therefore, prior to that time, Mr. Wallach had direct and exclusive control over the management of the Company’s operations.

In March 2012, we assembled a Board of Managers, which includes two independent Managers in addition to Mr. Wallach. Our officers are responsible for our day-to-day operations, while the Board of Managers is responsible for overseeing our business. The independent Managers, acting through the nominating and corporate governance committee, must approve all affiliate transactions. All of our outstanding membership interests are owned by Mr. Wallach and his wife; therefore, Mr. Wallach is able to exercise significant control over our business, including with respect to the composition of our Board of Managers. A Manager may be removed by a vote of holders of 80% of our outstanding voting membership interests.

Historical Operations

During 2007 and continuing through portions of 2011, we were the lessor in three commercial real estate leases (which were treated as direct financing leases for accounting purposes) with an affiliate of 84 Lumber Company. During the majority of time of the business relationship between us and 84 Lumber, Mr. Wallach was employed by 84 Lumber, while also operating as our sole Manager. The leased properties were sold to 84 Lumber in May and September of 2011, and the leases were thereby terminated. This business model generated consistent profits, positive cash flows and returns to the members for the duration of these financings. The results of operations, cash flows and financial position related to the commercial real estate leases are presented as Discontinued Operations in management’s discussion and analysis and the accompanying consolidated financial statements and footnotes.

Change in Strategy

In late 2011, management elected to transform our business model. The Company intends to focus most of its future efforts on commercial lending to residential homebuilders to finance construction of single family residential properties. The single family residential construction loans will be extended to residential homebuilders and, as such, are commercial loans. The Company also intends to lend money to residential homebuilders to develop undeveloped land into residential building lots known as acquisition and development loans, which are also considered commercial loans.

Our plans include expanding our lending capacity and funding our business operations by extending Notes to the general public, which are unsecured subordinated debt. Eventually, the Company intends to repay its debt from affiliates with secured debt from a bank or through other liquidity.

Recent Transactions

From September 2011 through December 30, 2011, our only asset was cash, which we held waiting for the creation of new loans. On December 30, 2011, we originated three new loan assets, which are commercial loans for residential development in a suburb of Pittsburgh, Pennsylvania. One loan is collateralized by building lots (12 on June 30, 2012) and an unimproved parcel of land of approximately 34 acres. The other two loans are collateralized by approximately 54 acres of undeveloped land. These three loans are to borrowers who are affiliated with each other and are cross-collateralized. We also assumed a note payable of $1,500 to the borrower from its prior lender. The builder was funded to pay us our loan fee, and also to create an account with an Interest Escrow. The note payable and Interest Escrow are collateral for the loans. The total advanced on these loans was $5,216 and $5,504 on June 30, 2012 and December 31, 2011, respectively. The estimated value of the total collateral for these loans was $7,107 and $7,550 on June 30, 2012 and December 31, 2011, respectively, which is based on an appraisal of the collateral prepared for us in March 2012.

To assist in financing these opportunities, on December 30, 2011, we obtained funding from two demand loans from our members. The total outstanding balance on these loans on June 30, 2012 and December 31, 2011 was $1,043 and $878, respectively. These demand loans are collateralized by a lien against all of our assets and are senior in right of payment to the Notes.

Economic and Industry Dynamics

Demand for residential construction loans has been negatively impacted by the decrease in housing starts (a key driver relative to commercial lending to residential homebuilders) over the past six years. See “Inflation, Interest Rates, and Housing Starts” beginning on page 57. This decrease followed 15 years of increases in housing starts. Home values also decreased during the housing start decline. The combination of these events, along with others, presented significant hurdles to residential homebuilders.

Due to the need to fund either part or all of the costs of their construction projects, homebuilders often have to partner with lending institutions. The normal lending institutions (banks, S&L, credit unions, etc.) have all been negatively impacted by these same recent trends, which have raised default rates and losses related to commercial lending loans issued to residential homebuilders. In fact, many state and federal regulators are discouraging community banks and lending institutions from lending to residential homebuilders.

We believe all the factors above present three significant opportunities. The first opportunity, and our primary focus, is to become the lender of choice or secondary lender to residential homebuilders during the absence of lending at the homebuilder’s local financial institution or community bank. Another is to purchase and securitize the loans made by building supply companies to those homebuilders. Finally, we may acquire deeply discounted defaulted debt from other financial institutions. While we have not entered into any transactions related to the final two opportunities, we will remain mindful of those opportunities to generate a return from such transactions.

Perceived Challenges and Anticipated Responses

The following is not intended to represent a comprehensive list or description of the risks or challenges facing the Company (for a more complete list of challenges and risks, see “Risk Factors” elsewhere in this prospectus). Currently, our management is most focused on the following challenges along with the corresponding actions to address those challenges:

Perceived Challenges and Risks	Anticipated Management Actions/Response
Start-up operations

Our management has experience in commercial lending to residential homebuilders. However, this will represent management’s first attempt to create a stand-alone operation of this type with a capital structure of this type. Management believes possessing experience in business, track record in this type of lending, and the contacts made in previous endeavors will assist with staffing and other challenges it will face with this new endeavor.

Concentration of loan portfolio (i.e. how many of the loans are of one type, with any particular customer, or within any particular geography)

Our management plans to extend loans to multiple lenders in multiple geographies across the U.S. in order to diversify this risk to the degree possible while continuing to focus on residential homebuilder customers.

Potential loan value-to-collateral value issues (i.e. being underwater on particular loans)

Our management anticipates managing this challenge by risk-rating both the geographic region and the builder, then adjusting the loan-to-value (i.e. the loan amount versus the value of the collateral) based on the risk assessments. Additionally, management anticipates collecting a deposit up-front.

Potential increases in interest rates, which would reduce operating income

Our management intends to offer variable rate loans that incorporate a spread (i.e. profit) above the Company’s costs of funds to insulate it against this risk. A more detailed description is included in Interest Spread below.

Liquidity	Our management has short, intermediate and long term plans including, but not limited to:
	—	Short term – focus on generating operating cash flow and (if necessary) equity infusions and/or affiliate debt;
	—	Intermediate – issue public debentures as contemplated in this prospectus; and
	—	Long-term – execute a form of bank financing to replace the demand loans from affiliates.

Opportunities

Although we can give no assurance as to our success in our efforts, in the future, our management intends to focus its efforts on the following opportunities:

—	receiving money from the Notes, sufficient enough to operate our business and allow for diversification in our loan portfolio;

—

growing loan assets, and the staffing and operations to handle it. We anticipate hiring the office staff as loan volume grows, and hiring the origination staff, which will be field based, as our liquidity allows for new loan origination. The goal for the field staff is to have a geographic coverage that eventually covers most of the continental U.S.;

—

replacing our existing lines of credit from our affiliates with lines of credit from financial institutions. We would like the maximum amount (the credit limit) to be about 20% of our asset size, and our outstanding amounts to average around 10% of our asset size;

—	producing a profit, and making distributions to our owners to cover their tax burden from our operations, and, if possible, to give them a return on their investment; and

—	retaining earnings to grow the equity of the Company.

Understanding and Evaluating Our Operating Results

Our results of operations are driven by three major factors - interest spread, loan losses, and selling, general and administrative (SG&A) expenses.

Interest Spread

Interest spread is generally made up of the following three components:

—    Difference between the interest rate received (on our loan assets) and the interest rate paid (on our borrowings).

—    Fee income. This fee is generally recognized over the life of the loan, based on the maximum allowed loan balance over the expected life of the loan. The amount of interest spread on these loans will depend on the life of the loans, as well as the fee percentage. As more competition comes into the residential construction lending market, we expect this portion of spread income to decrease.

—    Amount of nonperforming assets. Since we are paying interest on all money we borrow, any asset created or funded with borrowed funds that does not have an interest return costs us money. There is an interest expense for us, with no interest income to offset it. Generally there are two types of nonperforming assets. The first is nonperforming loans, which do not generate interest income unless actually received in cash. We currently do not have any nonperforming loans. The second nonperforming asset type is money borrowed which is not invested in loans. We typically carry a small cash balance, so this has not been a factor in our existence except in the fourth quarter of 2011. While this cash was funded with equity, had it been funded with debt we would have lost the potential earning power of this cash balance. To mitigate the negative spread on unused borrowed funds (idle cash), we will try to maximize future line of credit borrowings just before our Notes are first offered. Ideally, we would like to have a secured line of credit with a credit limit of 20% of our loan assets, and generally carry a balance of 10% of our loan assets on that line. This way, as money comes in from Notes or loan payoffs, it can be used to pay down the line, and as money goes out for Note redemptions and new loans created, money can be drawn on the line. This will help reduce any negative spread on idle cash.

We calculate interest spread by taking the difference between interest income and expense, and dividing it by our weighted average outstanding loan balance. As we increase our operations, we anticipate that this spread initially will be higher, while our competitors remain on the construction lending sidelines, and then decrease as competition for these loan assets increases.

Loan Losses

The second major factor in determining our profitability is loan losses. During our existence to date, we have not held nonperforming loans and have incurred no loan losses, but this is unlikely to continue. We anticipate lending to the residential construction industry, which is in a weak position today. Losses on loans occur with nonperforming loans (i.e. when customers are unable to repay their interest and/or principal). Normally, the loss in this situation is the difference between the collateral value and the loan value, less any costs of disposal. Homes recently constructed during the past several years have created significant losses because many homes are worth less than the appraised value at the time the loan was created. Losses also occur in loans when homes are partly built at the point of default, or never built. Generally, a declining real estate market will be the primary driver for loan losses. We believe that while current values may fall in some real estate markets, in general, values are low and represent a lower risk than at other times over the last five years.

SG&A Expenses

SG&A expenses for us are almost all of the expenses that are not interest and loan losses. Through 2011, our SG&A expenses had been very low, since our business required very little oversight to operate in the past. We have recorded no salaries in our existence. In the future, we will be recording salaries and other expenses related to running a commercial lending operation. We will need to have employees who generate loans, underwrite them, close them, fund them, administer them, and eventually collect them. We will have administrative expenses as well. We will have outside party expenses for auditing and legal, and we will have loan loss collection expenses. We have not been accustomed to incurring these expenses in the past.

Our SG&A expenses will also increase significantly when we become a public company. Upon the effectiveness of the registration statement, of which this prospectus is a part, we will become a public reporting company under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we will need to comply with federal securities laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act. Compliance with the requirements of being a public company will increase our general and administrative expenses to pay our employees, legal counsel, accountants, and other advisors to assist us in, among other things, external reporting, instituting and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws.

Critical Accounting Estimates

To assist you in evaluating our consolidated financial statements, we describe below the critical accounting estimates. We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used would have a material impact on our consolidated financial condition or results of operations.

Loan Losses

Nature of estimates required

Loan losses are accounted for both on the consolidated balance sheets and the consolidated statements of operations. On the consolidated statements of operations, management estimates the amount of losses to capture during the current year; this current period amount incurred is referred to as the loan loss provision. The calculation of our allowance for loan losses, which appears on our consolidated balance sheets, requires us to compile relevant data for use in a systematic approach to assess and estimate the amount of probable losses inherent in our commercial lending operations and to reflect that estimated risk in our allowance calculations. The risk of losses occurs when customers cannot pay their principal and interest due. In the past, we have estimated that risk to be minimal, and therefore have not proceeded to compare the value of the collateral versus the amount lent. For current and future loans, we use the policy summarized as follows:

For loans to one borrower with committed balances less than 10% of our total committed balances on all loans extended to all customers, we analyze for impairment all loans which are more than 60 days past due at the end of a quarter. For loans to one borrower with committed balances equal to or greater than 10% of our total committed balances on all loans extended to all customers, we analyze all loans for impairment. The analysis on loans, if required, develops a collateral value to be compared to the principal amount of the loan. If the value determined is less than the principal amount due (less any builder deposit), then the difference is included in the loan loss. As values change, estimated loan losses may be provided for more or less than the previous period, and some loans may not need a loss provision based on payment history. For homes which are partially complete, we appraise on an as-is and completed basis, and use the one that more closely aligns with our planned method of disposal for the property.

For loans that are individually evaluated for impairment, appraisals have been prepared within the last 13 months. There are also broker’s opinions of value (“BOV”) prepared, if the appraisal is more than six months old. The lower of any BOV prepared in the last six months, or appraisal done in the last 13 months, is used, unless we determine a BOV to be invalid based on the comparable sales used. If we determine a BOV to be invalid, we will use the appraised value. Appraised values are adjusted down for costs associated with asset disposal.

Appraisers are state certified, and are selected by first attempting to utilize the appraiser who completed the original appraisal report. If that appraiser is unavailable or not affordable, we use another appraiser who appraises routinely in that geographic area. BOVs are created by real estate agents. We try to first select an agent we have worked with, and then, if that fails, we select another agent who works in that geographic area.

Due to the timing of the issuance of our outstanding loans receivable and the fact that the loans are performing, we recorded neither an allowance for loan loss nor any loan loss provision.

Fair Value

Nature of estimates required

Currently, fair value has the potential to impact the calculation of the loan loss provision most heavily. Specifically relevant to the loan loss reserve is the fair value of the underlying collateral supporting the outstanding loan balances. At June 30, 2012 and December 31, 2011, no allowance for loan loss was necessary as our outstanding loans were performing and the collateral value (fair value) was more than sufficient to recover the value of the outstanding loans. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Due to a rapidly changing economic market, an erratic housing market, the various methods that could be used to develop fair value estimates and the myriad of assumptions that could be used, determining the collateral’s fair value requires significant judgment.

Sensitivity analysis

Change in Fair Value Assumption	June 30, 2012 Loan Loss Provision Higher/(Lower)
Increasing fair value of the total collateral by 28%*	$-
Decreasing fair value of the total collateral by 28%**	$99

* Increases in the fair value of the collateral do not impact the loan loss provision, as the value generally is not “written up.”

**If the loans were nonperforming, assuming a gross amount of the loans outstanding of $5,216 and the fair value of the total collateral on all outstanding loans was reduced by 28%, a loan loss provision of $99 would be required.

Other Loss Contingencies

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as courts, arbitrators, juries, or regulators.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

We are an “emerging growth company” under the recently enacted JOBS Act. For as long as we are an “emerging growth company,” which may be up to five fiscal years, we are not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Other Significant Accounting Policies

Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to credit quality information, discontinued operations, fair value measurements, offsetting assets and liabilities, related party transactions and revenue recognition require difficult judgments on complex matters that are often subject to multiple and recent changes in the authoritative guidance. Certain of these matters are among topics currently under reexamination by accounting standard setters and regulators. Specific conclusions have not been reached by these standard setters, and outcomes cannot be predicted with confidence. Also, see Notes 1 and 2 to our consolidated financial statements, as they discuss accounting policies that we have selected from acceptable alternatives.

Consolidated Results of Operations

Key financial and operating data for the six month periods ended June 30, 2012 and 2011, and years ended December 31, 2011 and 2010 are set forth below. For a more complete understanding of our industry, the drivers of our business, and our current period results, you should read this discussion in conjunction with our consolidated financial statements, including the related notes and the other information contained in this prospectus.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require that the Company report financial and descriptive information about reportable segments and how these segments were determined. Our management determines the allocation and performance of resources based on operating income, net income and operating cash flows. Segments are identified and aggregated based on the products sold or services provided and the market(s) they serve. Based on these factors, management has determined that the Company’s ongoing operations are in one segment, commercial lending.

Additionally, our consolidated financial statements reflect the information regarding the direct finance, commercial real estate lease asset disposal group as discontinued operations. Unless otherwise indicated, the consolidated balance sheets, statements of operations and cash flows associated with the disposal group have been presented in the consolidated financial statements separately from continuing operations.

For the

(in thousands of dollars)	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010

Interest Income
Interest and fee income on loans	$ 302	$ -	$ 5	$ -
Interest expense	56	-	-	-
Net interest income (loss)	246	-	5	-
Less: Loan loss provision	-	-	-	-
Net interest income	246	-	5	-
Non-Interest Expense
Selling, general and administrative	180	-	5	-

Total non-interest expense	123	-	5	-

Income (loss) from continuing operations	66	-	-	-

Income from discontinued operations, net	-	239	309	578

Net income	66	$ 239	$ 309	$ 578

Interest Spread

—    Difference between the interest rate received (on our loan assets) and the interest rate paid (on our borrowings). The loans originated in December of 2011 have interest rates which are based on the lenders’ cost of funds, with a minimum cost of funds of 5%. The spread is fixed at 2%. Future loans are anticipated being originated at approximately the same 2% spread.

—    Fee income. The two loans originated in December 2011 had a net origination fee of $924. This fee is being recognized over the life of the loans. In the six month period ended June 30, 2012, the fee income recognized was $114, or 4.2% of the outstanding balance versus $0 for the same period in 2011 due to the initiation of our new business plan in late 2011. For the year ended December 31, 2011, we earned approximately $1 or 4.8% (annualized) of the total origination fee compared to $0 for the same period in 2010 due to the change in business plan. In the future, we anticipate creating loans with fees ranging between 4 to 5% of the maximum loan amount.

—    Amount of nonperforming assets. During the fourth quarter of 2011, we carried cash (approximately $1,800) for the bulk of the quarter, which returned very little interest to us. We had $0 of nonperforming loan assets at June 30, 2012, December 31, 2011, and December 31, 2010.

For the six month periods ended June 30, 2012 and 2011, our weighted average outstanding loan balance was $5,412 and $0, respectively. For the year ended December 31, 2011, our weighted average outstanding combined loan balance was $30 as compared to $0 for the year ended December 31, 2010. Our operations from all of 2010 and most of 2011 are classified as discontinued operations. We derive interest income and pay interest expense related to the loans originated and demand loans obtained from our members, respectively.

We calculate interest spread by taking the difference between interest income (including fee income) and expense, and dividing it by our weighted average outstanding loan balance. Our interest spread including fee income for the six month period ended June 30, 2012 was $246 or 9.1% (annualized) as compared to an interest spread of $0 for the six month period ended June 30, 2011. All of our operations in the first six months of 2011 are classified as discontinued. Our interest spread including fee income for the year ended December 31, 2011 was $3 or 9.8% as compared to an interest spread of $0 for the year ended December 31, 2010. Almost all of our operations from 2011 are classified as discontinued. We anticipate the interest spread dollars to increase in 2012 relative to 2011, due to our operations in 2012 being classified as continuing.

Loan Loss Provision

During our existence to date, we have not held any nonperforming loans and have incurred no loan losses; this is unlikely to continue. We anticipate a loan loss provision in the future.

SG&A Expenses

Our SG&A expenses for the six month period ended June 30, 2012 totaled $180 as compared to $0 for the six month period ended June 30, 2011. Most of the 2012 costs related to audit fees ($109), legal fees ($31) and board related expenses ($20). The 2011 SG&A expenses reclassified to discontinued operations totaled $47. Our SG&A expenses for the year ended December 31, 2011 totaled $5 as compared to $0 for the year ended December 31, 2010 due to the reclassification of the three commercial real estate leases to discontinued operations. We anticipate increases in our operational costs, including anticipated additions of personnel related to lending, underwriting, salaries and benefits, and other administrative costs. We anticipate an increase in our outside party expenses. We also expect increased costs from becoming a public company. Therefore, we anticipate our SG&A expenses to increase significantly and rapidly in the latter part of fiscal 2012.

Income from Discontinued Operations, Net

For the six month periods ended June 30, 2012 and 2011, the income from discontinued operations consisted of the following:

	2012	2011

Interest income on direct financing leases	$-	$485

Selling, general and administrative expenses	-	47
Interest expense	-	199

Income from discontinued operations	$-	$239

For fiscal years ended 2011 and 2010, the income from discontinued operations consisted of the following:

	2011	2010

Interest income on direct financing leases	$638	$1,033

Selling, general and administrative expenses	69	13
Interest expense	260	442

Income from discontinued operations	$309	$578

As noted above, all of the operations and assets and liabilities associated with the direct financing, commercial real estate leases were sold for a sales price that approximated net carrying value at the time of sale; therefore, there was no gain or loss on the disposal of the discontinued operations in 2011.

The commercial real estate leases we originated in 2007 had no fee income but earned an interest rate spread of 3%. The increase in discontinued SG&A costs in fiscal year 2011 primarily related to the costs of dissolving the lease transactions.

Consolidated Financial Position

As of June 30, 2012 and December 31, 2011

(in thousands of dollars)	2012	2011

Assets
Cash and cash equivalents	$43	$50
Accrued interest on loans	30	2
Deferred offering costs	412	-
Other assets	15	26
Loans receivable, net	4,405	4,580

Total assets	$4,905	$4,658

Liabilities and Members’ Capital
Customer interest escrow	$371	$450
Accounts payable and accrued expenses	101	-
Notes payable unsecured	1,500	1,500
Notes payable related party	1,043	878

Total liabilities	3,015	2,828

Members’ capital	1,890	1,830

Total liabilities and members’ capital	$4,905	$4,658

As of December 31, 2011 and 2010

(in thousands of dollars)	2011	2010

Assets
Cash and cash equivalents	$50	$-
Accrued interest on loans	2	-
Prepaid expenses	26	-
Loans receivable, net	4,580	-
Assets of discontinued operations	-	10,339

Total assets	$4,658	$10,339

As of June 30, 2012 and December 31, 2011

(in thousands of dollars)	2012	2011
Liabilities and Members’ Capital
Customer interest escrow	$450	$-
Notes payable unsecured	1,500	-
Notes payable related party	878	-
Liabilities of discontinued operations	-	7,863

Total liabilities	2,828	7,863

Members’ capital	1,830	2,476

Total liabilities and members’ capital	$4,658	$10,339

Loans Receivable

In December of 2011, we extended new loans, net of unearned loan fees, totaling $4,405 as of June 30, 2012 and $4,580 as of December 31, 2011. These loans were all to borrowers that are affiliated to each other, and are cross-collateralized. The loan balance increased due to draws for development and the reduction in unearned loan fee, partially offset by a lot payoff. There was no loan balance as of December 31, 2010, as all of our previous business has been classified as discontinued. No allowance has been deemed necessary for the loans issued in 2011. We expect that we will increase our loans receivable as funds from the issuance of Notes allows in the latter part of 2012.

Roll forward of commercial loans:

	Six Months Ended June 30, 2012	Year Ended December 31, 2011	Six Months Ended June 30, 2011

	$ 4,580	$ -	$ -
Beginning balance
Additions	304	5,504	-
Payoffs/Sales	(593)	-	-
Unearned loan fee	114	(924)	-

Ending balance	$ 4,405	$ 4,580	$ -

The loans created in 2011 had a $1,000 loan fee total. The expenses incurred related to issuing the loan were approximately $76, which were netted against the loan amount. The remaining $924, which is netted against the gross loan amount, is being spread over the expected life of the loan based on the maximum monthly allowed loan balance. The unearned loan fee was $811 and $924 as of June 30, 2012 and December 31, 2011. There was no unearned loan fee as of December 31, 2010.

The effective interest rate on the loans was increased by 4.2% and 4.8% as a result of this fee in the periods ended June 30, 2012 and December 31, 2011, respectively. While the remaining balance of the unearned loan fee related to our existing loans will decline to $0 over the life of those loans, we expect total unearned loan fees to increase along with our commercial lending program.

Aging schedule of loans receivable as of June 30, 2012, on a recency basis:

	No. Accts.	Unpaid Balances	%

Current loans (current accounts and accounts on which more than 50% of an original contract payment was made in the last 59 days)	3	$5,216	100%
60-89 days	0	0	0%
90-179 days	0	0	0%
180-269 days	0	0	0%

Subtotal	3	$5,216	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	0	$0	0%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on precomputed accounts.)	0	$0	0%

Total	3	$5,216	100%

Aging schedule of loans receivable as of June 30, 2012, on a contractual basis:

	No. Accts.	Unpaid Balances	%

Contractual Terms - All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.	3	$5,216	100%
60-89 days	0	0	0%
90-179 days	0	0	0%
180-269 days	0	0	0%

Subtotal	3	$5,216	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	0	$0	0%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on precomputed accounts.)	0	$0	0%

Total	3	$5,216	100%

Customer Interest Escrow

The loans we extended in December of 2011 called for a funded Interest Escrow account, with funds borrowed against the properties as part of the loan balance. The initial funding on that Interest Escrow was $450. The balance as of June 30, 2012 and December 31, 2011 was $371 and $450, respectively. To the extent the balance is available in the Interest Escrow, interest due on the BMH Loan, New IMA Loan, and Existing IMA Loan is deducted from the Interest Escrow on the date due. The Interest Escrow is increased by 10% of lot payoffs on the same loans, and by interest on the SF Loan. All of these transactions are noncash to the extent that the total escrow amount does not need additional funding. The Interest Escrow is also used to contribute to the reduction of the $400 subordinated mortgage upon certain lot sales of the collateral of the BMH Loan. In the six month period ended June 30, 2012, the Interest Escrow was reduced by $161 for interest on the BMH Loan, New IMA Loan, and the Existing IMA Loan, and $9 to reduce the balance on the $400 subordinated mortgage. The Interest Escrow was increased by $32 for interest on the SF Loan and $59 from a lot payoff. There was no interest escrow as of December 31, 2010.

Note Payable Unsecured

At the same time that we extended the new loans on December 30, 2011, we assumed a note payable to our borrowing customer (referred to elsewhere in this document as the SF Loan) for $1,500, which was the balance at both June 30, 2012 and December 31, 2011. This loan is unsecured and has the same priority as the Notes. It is also collateral for the loans we extended to this customer.

Note Payable Related Party

In order to minimize the amount of idle cash on our balance sheet and maximize the loans receivable which create interest spread, we have two lines of credit from affiliates, which had a combined balance as of June 30, 2012 and December 31, 2011 of $1,043 and $878, respectively. This increase of $165 was primarily due to an increase in debt issuance cost of $412, partially offset by a reduction in loan balance (net of the change in unearned loan fee) of $61, retained earnings of $60, and an increase in accounts payable of $101. We intend to have a line(s) of credit in the future, and intend to eventually replace these lines from affiliates with lines from unrelated financial institutions.

Assets and Liabilities of Discontinued Operations

There were no assets or liabilities associated with discontinued operations at June 30, 2012.

At December 31, 2011 and 2010, assets and liabilities associated with the discontinued leases and their related borrowings reflected in the accompanying consolidated balance sheets are as follows:

	2011	2010

Cash and cash equivalents	$ -	$ 12
Investment in direct financing leases	-	10,327

Total assets	$ -	$ 10,339

Unearned income	$ -	$ 1,463
Accrued interest bank loan	-	252
Notes payable bank	-	6,148

Total liabilities	$ -	$ 7,863

Assets of Discontinued Operations

Our receivables related to direct financing leases were $10,327 at the December 31, 2010. No corresponding allowance was provided for those assets at December 31, 2010. There was no investment in direct financing leases at June 30, 2012 or December 31, 2011, as each property was sold to the lessee in May and September of 2011.

Liabilities of Discontinued Operations

The unearned income of $1,463 at December 31, 2010 represented rental payments paid in advance based on the terms of the leases, which were terminated in 2011.

To fund the purchase of the properties under lease, we had amortizing loans from a bank. The balance at December 31, 2010 was $6,148. An associated amount, $252, of accrued interest had been incurred related to the loans. Those loans were repaid in conjunction with the termination of the leases. We also repaid all of the accrued and unpaid interest during 2011.

Contractual Obligations

We currently have three notes outstanding. The two notes to affiliates are demand notes established on December 30, 2011, and the total balance on these notes was $1,043 and $878 as of June 30, 2012 and December 31, 2011, respectively. The third note is an unsecured note for $1,500, which is due at the time our customer repays its debt. The balance of this note has not changed since we became the borrower on December 30, 2011.

We are obligated to lend money to customers based on agreements we have with them. We do not always have the maximum amount obligated outstanding at any given time. The amount we have not lent, but are obligated to lend, under certain conditions is a potential liquidity use. This amount was $184 as of June 30, 2012 and $296 at the end of 2011. There was no such balance as of December 31, 2010.

Off-Balance Sheet Arrangements

Other than as noted above under “Contractual Obligations,” we do not have any off-balance sheet arrangements that have or are reasonable likely to have a current or future effect on our consolidated financial condition, results of operations, liquidity, capital expenditures, or capital resources that are considered material, other than “Contingencies and Commitments” included in Note 9 of the notes to consolidated financial statements.

Liquidity and Capital Resources

Historically, we have funded our business through credit facilities with banks, borrowings from related parties, equity investments by our members and payments made pursuant to our commercial real estate leases. We anticipate funding our business primarily through a combination of proceeds from the interest and principal payments made by our customers, two demand loans from our members, the SF Loan, the issuance of Notes, a future line of credit from a bank and equity invested by our members.

Our business of borrowing money and re-lending it to generate interest spread is a heavy user of capital resources. There are several risks in any financing company of this nature, and we will discuss each here and how they relate to our Company and what, if any, mitigation techniques we have or may employ.

First, any financial institution needs to match the maturities of their borrowings with the maturities of their assets. The bulk of most financial institutions’ borrowings are in the form of public investments or deposits. These generally have maturities that are either set periods of time, or upon the demand of the investor/depositor. The risk is that either obligations come due before funds are available to be paid out (a shortage of liquidity) or that funds are repaid before the obligation comes due (idle cash, as described herein). To mitigate these risks, we are not offering demand deposits (for instance, a checking account). Instead, we are offering Notes with varying maturities between one and four years, which we believe will be longer than the average life of the loans we will extend. However, we have the option to repay the Notes early if we wish without penalty. These items protect us against this risk of matching of debt and asset maturity.

Second, financial institutions must have daily liquidity on their debt side, to offset variations in loan balances on a daily basis. Borrowers can repay their notes at any time, and they will request draws as they are ready for them. Further, construction loans are not funded 100% initially, so there are contractual obligations on the lender’s part to fund loans in the future. Most financial institutions mitigate this risk by having a secured line of credit from the Federal Reserve Bank. We have the same risk from customer repayments and draws as banks, and we intend to mitigate this risk by having a secured line of credit with a bank. Our current debt financing consists of the two demand loans from our members and the SF Loan. The loan balance from our members on June 30, 2012 and December 31, 2011 was $1,043 and $878, respectively. The loan balance on the SF Loan was $1,500 on both June 30, 2012 and December 31, 2011. There were no loan balances from our members or on the SF Loan on December 31, 2010. If we are able to refinance the demand loans with a bank line of credit, we intend to maintain the outstanding balance on the line at approximately 10% of our committed loan amount. Failure to refinance the demand loans in the future with a larger bank line of credit may result in a lack of liquidity, or low loan production. Future lines of credit from banks will have expiration dates or be demand loans, which will have risks associated with those maturities.

Third, financial institutions have the risk of swings in market rates on borrowing and lending, which can make borrowing money to fund loans to their customers or fund their operations costly. The rates at which institutions can borrow are not necessarily tied to the rates at which they can lend. In our case, we are lending to customers using a rate which varies monthly with our cost of funds. So while we somewhat mitigate this risk, we are still open to the problem of, at the time of originating loans, wanting to originate new loans at a rate that would make us money, but that rate not being competitive in the market. Lack of lending may cause us to repay Notes early and lose interest spread dollars, hurting our profitability and ability to repay.

In the past, we have been able to manage our liquidity, as our borrowings coincided on a one-to-one basis with our investments, but as we grow our operations, we do not anticipate this trend will continue.

We intend to generate liquidity from:

—	borrowings in the form of the demand loans from our members;

—	proceeds from the Notes;

—	borrowings from lines of credit with banks (not in place yet);

—	repayments of loan receivables;

—	interest and fee income;

—	sale of property obtained through foreclosure; and

—	other sources as we determine in the future.

We intend to use liquidity to:

—	make payments on other borrowings, including loans from affiliates;

—	pay Notes on their scheduled due date and Notes that we are required to redeem early;

—	make interest payments on the Notes; and

—	to the extent we have remaining net proceeds and adequate cash on hand, fund any one or more of the following activities:

¡	to extend commercial construction loans to homebuilders to build single or multi-family homes or develop lots;

¡	to make distributions to equity owners;

¡	for working capital and other corporate purposes;

¡	to purchase defaulted secured debt from financial institutions at a discount;

¡	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;

¡	to purchase real estate, which we will operate our business in; and

¡	to redeem Notes which we have decided to redeem prior to maturity.

The Company’s anticipated primary sources of liquidity going forward are interest income and principal repayments related to loans it extends, as well as funds borrowed from creditors, including affiliates. Therefore, the Company’s ability to fund its operations is dependent upon these sources of liquidity.

We generated a profit from continuing operations of $66 for the six month period ended June 30, 2012. Cash used in continuing operations during the period was approximately $7. At June 30, 2012 we had cash on hand of approximately $43 and our outstanding debt totaled $2,543, which was unsecured or payable to related parties.

We did not generate a profit from continuing operations during fiscal year 2011. We also used cash in continuing operations during fiscal year 2011 of approximately $2,735. At December 31, 2011, we had cash on hand of approximately $50 and our outstanding debt totaled $2,378, which was unsecured or payable to related parties.

Our current plan is to expand the commercial lending program by using current liquidity and available funding, while pursuing an initial public offering of debentures. We have anticipated the costs of this expansion and the costs of the offering, and we anticipate generating, through normal operations, the cash flows necessary to meet our operating, investing and financing requirements. The two most significant factors driving our current plans are the continued payments of principal and interest by our sole homebuilder customer and the planned public offering. If actual results differ materially from our current plan or if expected financing is not available, we believe we have the ability to discontinue the offering to reduce costs; we also believe we have the ability and intent to obtain funding and generate net worth through additional debt or equity infusions of cash. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

Inflation, Interest Rates, and Housing Starts

Since we are in the housing industry, we are affected by factors that impact that industry. Housing starts impact our customers’ ability to sell their homes. Faster sales mean higher effective interest rates for us, as the recognition of fees we charge is spread over a shorter period. Slower sales mean lower effective interest rates for us. Slower sales are likely to increase the default rate we experience.

Housing inflation has a positive impact on our operations. When we lend initially, we are lending a percentage of a home’s expected value, based on historical sales. If those estimates prove to be low (in an inflationary market), the percentage we lent on the value actually decreases, reducing potential losses on defaulted loans. The opposite is true in a deflationary housing price market. It is our opinion that values are low in many of the housing markets in the U.S. today, and our lending against these values is much safer than loans made by financial institutions in 2006 to 2008. Below is a graph showing monthly median new home sales prices in the U.S. This does not represent an exact display of what happened to any particular home over 11 years. The numbers not only vary based on inflation and deflation, but also based on size of home and areas of the country where sales prices are better or worse.

Source: U.S. Census Bureau

Interest rates have several impacts on our business. First, rates affect housing (starts, home size, etc.) High long term interest rates may decrease housing starts, having the effects listed above. Higher interest rates will also affect our investors. We believe that there will be a spread between the rate our Notes yield to our investors and the rates the same investors could get on deposits at FDIC insured institutions. We also believe that the spread may need to widen if these rates rise. For instance, if we pay 2% above average CD rates when CD’s are paying 0.5%, when CD’s are paying 3%, we may have to have a larger than 2% difference. This may cause our lending rates, which are based on our cost of funds, to be uncompetitive. High interest rates may also increase builder defaults, as interest payments may become a higher portion of operating costs than the builder is used to. Below is a chart showing average CD rates.

Source: Derivation of Rates Reported by Federal Reserve Board

Housing prices are also generally correlated with housing starts, so that increases in housing starts usually coincide with increase in housing values, and the reverse is generally true. Below is a graph showing single family housing starts from 2000 through 2011.

Source: U.S. Census Bureau

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements for a description of new or recent accounting pronouncements.

Internal Control over Financial Reporting

Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting as of December 31, 2011, in accordance with the provisions of the Sarbanes-Oxley Act had we previously been subject to the reporting requirements of the Exchange Act. Had we and our independent registered public accounting firm performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by management or our independent registered public accounting firm and those control deficiencies also could have represented one or more material weaknesses.

Subsequent Events

On August 9, 2012, our Board of Managers, upon recommendation by our Chief Executive Officer, authorized cash distributions to our members for the second quarter of 2012 of 50% of our net income for the second quarter of 2012 (totaling $27), which will be distributable to the members ratably based on each member’s respective membership interest.

MANAGEMENT

Executive Officers

Initially, Daniel M. Wallach, as our sole executive officer, is responsible for the day-to-day aspects of our business, including operational and financial oversight. If we are able to successfully raise proceeds in this offering, we anticipate adding personnel, including additional executive officers, to meet the demands of our growing business. We have provided below certain information about Mr. Wallach.

Daniel M. Wallach, age 44, is our Chief Executive Officer and a Manager. He has been our Chief Executive Officer since our Company was founded and, prior to the addition of the two independent Managers in March 2012, he was our sole Manager. Mr. Wallach has over 20 years of experience in finance and real estate. Most recently, from May 2011 to July 2011, Mr. Wallach was an Executive Vice President for ProBuild Holdings. Before that, from 1985 to1989, and 1990 to April 2011, Mr. Wallach held various positions with 84 Lumber Company and affiliates, including Chief Financial Officer and Director. At 84 Lumber, Mr. Wallach oversaw the company’s financial and accounting function, including all aspects related to financial reporting, debt financing, customer financing, customer credit and management information systems. Mr. Wallach was also intimately involved with the creation of 84 Financial L.P., a finance company affiliated with and owned by 84 Lumber, which had investment objectives similar to ours. Mr. Wallach has also held operational and finance positions with a mortgage brokerage firm and a building contractor. He graduated from Washington and Jefferson College in Washington, Pennsylvania with a B.A. in Business Administration.

Board of Managers

Our Board of Managers is responsible for overseeing our business. Any of the Managers may be removed by a vote of holders of 80% of our outstanding voting membership interests. As a Note holder, you will have no power over our management and affairs.

We have provided below certain information about the Managers in addition to Mr. Wallach.

Bill Myrick, age 50, is one of the independent Managers, to which he was elected in March 2012. He has been involved in lumber and building materials for nearly 30 years. In July 2012, Mr. Myrick became the Chief Executive Officer of American Builders Supply, where he is responsible for all aspects of the management of that business. From January 2007 to July 2011, he held various executive officer positions with ProBuild Holdings, including, most recently, Chief Executive Officer, and was responsible for all aspects of the management of ProBuild’s business. From 1982 to January 2007, Mr. Myrick was with 84 Lumber Company, where he held positions including, most recently, Chief Operating Officer. He is a graduate of the Advanced Management Program from Harvard Business School.

Kenneth R. Summers, age 66, is one of the independent Managers, to which he was elected in March 2012. Mr. Summers retired from United Bank, Inc. of Morgantown, West Virginia in July 2011, but continues to be associated with United Bank. Prior to retirement, he had been an Executive Vice President for United Bank since 2001. In that role he was responsible for the expansion and recognition of the bank’s franchise in north central West Virginia. Mr. Summers has over 30 years of experience as a community bank executive. He graduated from the University of Charleston with a B.S. in Accounting and Management.

Committees of the Board of Managers

The Board of Managers has formed the four committees described below. Each of the committees will operate pursuant to a written charter adopted by our Board of Managers. Each charter will set forth the committee’s specific functions and responsibilities.

Audit Committee

Our Board of Managers has established an audit committee, which consists of Messrs. Myrick and Summers, the two independent Managers. The purpose of the audit committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s consolidated financial statements.

Nominating and Corporate Governance Committee

Our Board of Managers has established a nominating and corporate governance committee, which consists of Messrs. Myrick and Summers, the two independent Managers. The nominating and corporate governance committee shall nominate Manager candidates and review and determine whether to offer a voting recommendation to the members for Manager candidates proposed by a member. The nominating and corporate governance committee shall also be charged with reviewing any transaction involving the Company and an affiliate in accordance with the affiliate transaction policy set forth in the Company’s operating agreement.

Compensation Committee

Our Board of Managers has established a compensation committee, which consists of Messrs. Myrick and Summers, the two independent Managers. The compensation committee shall review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s officer, evaluate at least annually the officer’s performance in light of those goals and objectives, and determine and approve the officer’s compensation level based on these evaluations, subject to the approval of the Company’s members holding at least 60% of the votes eligible to be cast by the then-outstanding voting units.

Loan Policy Committee

Our Board of Managers has established a loan policy committee, which consists of Messrs. Wallach and Summers. The loan policy committee shall set standards and procedures for the review and approval of loans made by the Company, and approve significant loans and loans which differ from the standards and procedures it has established.

Limitations on Liability

No Manager or officer shall be liable to us or any other Manager or officer for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such person in good faith and with the belief that such action or omission is in, or not opposed to, our best interest, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such person.

To the fullest extent permitted by Delaware law, the Company shall indemnify, hold harmless, defend, pay and reimburse each of its Managers and its officer against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims to which such person may become subject by reason of:

—

Any act or omission or alleged act or omission performed or omitted to be performed on our behalf, or on behalf of any of our members or any direct or indirect subsidiary of the foregoing in connection with our business; or

—

The fact that such person is or was acting in connection with our business as our partner, member, stockholder, controlling affiliate, manager, director, officer, employee or agent, any our members, or any of our and any of our members’ respective controlling affiliates, or that such person is or was serving at our request as a partner, member, manager, director, officer, employee or agent of any person including us or any subsidiary of us;

provided, that (x) such person acted in good faith and in a manner believed by such person to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (y) such person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such person’s conduct was unlawful, or that the person’s conduct constituted fraud, gross negligence or willful misconduct.

We shall promptly reimburse (and/or advance to the extent reasonably required) each of the Managers and our officer for reasonable legal or other expenses (as incurred) of such person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any losses for which such person may be indemnified; provided, that if it is finally judicially determined that such person is not entitled to the indemnification, then such person shall promptly reimburse us for any reimbursed or advanced expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain liability insurance, which insures against liabilities that the Managers or our officer may incur in such capacities.

EXECUTIVE COMPENSATION

Executive Officer Compensation

Currently, we have only one employee and our only executive officer is our Chief Executive Officer, Daniel M. Wallach. This discussion describes our anticipated compensation philosophy and policies with respect to Mr. Wallach and any executive officers we hire in the near term.

Objectives of Executive Officer Compensation Program

The objectives of our executive compensation program will be to attract, retain and motivate highly talented executives and to align each executive’s incentives with our short-term and long-term objectives, while maintaining a healthy and stable financial position. Specifically, our executive compensation program will be designed to accomplish the following goals and objectives:

—	maintain a compensation program that is equitable in our marketplace;

—	provide opportunities that integrate pay with the short-term and long-term performance goals;

—	encourage and reward achievement of strategic objectives, while properly balancing a controlled risk-taking behavior; and

—	maintain an appropriate balance between base salary and short-term and long-term incentive opportunity.

Determining Executive Officer Compensation

The compensation committee of our Board of Managers shall be responsible for determining all aspects of our executive compensation program. We expect the determination and assessment of executive compensation will be primarily driven by the following three factors: (1) market data based on the compensation levels, programs and practices of other comparable companies for comparable positions, (2) our financial performance, and (3) executive officer performance. We believe these three factors provide a reasonably measurable assessment of executive performance in light of building value and creating a healthy financial position for us. We will rely upon the judgment of the members of the compensation committee and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements and whether each element provides the appropriate incentive and reward for performance that sustains and enhances our long-term growth.

Executive Officer Compensation Components

Base Salary

We expect to provide each of our executive officers with a base salary to compensate such officer for services rendered throughout the year. Salaries will be established annually based on the individual’s position, experience, performance, past and potential contribution to us, and level of responsibility, as well as our overall financial performance. No specific weighting will be applied to any one factor considered, and we expect that the independent Managers will use their judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy.

Membership Interests

As the beneficial owner of all of our outstanding membership interests, Mr. Wallach’s interests are closely aligned with our success. As we hire additional executive officers, we may use membership interests in some fashion as part of their compensation.

Board of Managers Compensation

We pay each of the independent Managers a retainer of $30,000 per year and $2,000 for the first day and $1,200 for any additional days for meetings of the Board of Managers and committees attended in person. The independent Managers do not receive reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings. Mr. Wallach receives no compensation for his services as a Manager.

PRINCIPAL SECURITY HOLDERS

The following table sets forth the ownership of our outstanding membership interests as of the date hereof.

Title of Class	Name and Address(1) of Owner	Number of Units(2)	Percent of Class
Class A Common Units	Daniel M. Wallach and Joyce S. Wallach	648	24.6%
Class A Common Units	2007 Daniel M. Wallach Legacy Trust	1,981	75.4%
		2,629	100%

(1) The address of each owner listed is 3508 Washington Road, McMurray, Pennsylvania 15317.

(2) The units listed above are owned directly by the owners listed above. All of our outstanding membership interests are beneficially owned by our Chief Executive Officer (who is also on our Board of Managers), Daniel M. Wallach, and his wife, Joyce S. Wallach.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

As previously described, on December 30, 2011, we obtained two demand loans from our members to finance our operations. These demand loans are collateralized by a lien against all of our assets and are senior in right of payment to the Notes. Daniel M. Wallach, our Chief Executive Officer (who is also on our Board of Managers), is the beneficial owner of all of our outstanding membership interests.

The first loan, in the original principal amount of $1,250,000, is payable to Daniel M. Wallach and Joyce S. Wallach, as tenants by the entirety (the “Wallach Loan”). The second loan, in the original principal amount of $250,000, is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Trust Loan”). The total outstanding balance on these loans as of June 30, 2012 and December 31, 2011 was $1,043,091 and $878,091, respectively. Each of the demand loans is evidenced by a promissory note, is payable upon demand of the lender and bears an interest rate equal to the lender’s cost of funds (defined in the promissory note as the weighted average price paid by the lender on or in connection with all of its borrowed funds). Pursuant to each promissory note, the affiliate has the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. As of June 30, 2012 and December 31, 2011, the interest rate was 3.88% and 3.73%, respectively for both the Wallach Loan and the Trust Loan.

These transactions were approved by Mr. Wallach in his capacity as sole Manager prior to the time we had independent Managers. As the demand loans were made at rates equal to the lenders’ cost of funds, Mr. Wallach determined the terms of the demand loans to be as favorable to us as those generally available from unaffiliated third parties. The independent Managers ratified and approved these transactions subsequent to the formation of the Board of Managers. See “Risk Factors - Risks Related to Conflicts of Interest - Our Chief Executive Officer (who is also one of our Managers) will face conflicts of interest as a result of the secured affiliated loans made to us, which could result in actions that are not in the best interests of our Note holders.”

Affiliate Transaction Policy

Our operating agreement provides that any future transaction involving the Company and an affiliate must be approved by a majority vote of independent Managers not otherwise interested in the transaction upon a determination of such independent Managers that the transaction is on terms no less favorable to the Company than could be obtained from an independent third party. An approval pursuant to this policy shall be set forth in the minutes of the Company and shall include a description of the transaction approved. The responsibility for reviewing and approving affiliate transactions has been delegated to the nominating and corporate governance committee of our Board of Managers, which is comprised entirely of independent Managers.

Pursuant to our operating agreement, we must provide the independent Managers with access, at our expense, to our legal counsel or independent legal counsel, as needed.

DESCRIPTION OF NOTES

General

The Notes will be issued under an indenture dated as of                          between us and U.S. Bank, as trustee. We have no previous relationship with the trustee. The indenture has been filed as an exhibit to the registration statement. You can also obtain a copy of the indenture from us. We have summarized material aspects of the indenture below. The summary is not complete, and you should read the indenture for provisions that may be important to you. The capitalized terms used in the summary have the meanings specified in the indenture.

The Notes are our direct obligations but are not secured. The Notes are registered and issued without coupons. We may change the interest rates and the maturities of the Notes as they are offered, provided that no such change shall affect any Note issued prior to the date of change. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Notes.

The total aggregate maximum principal amount of the Notes offered under this prospectus is $700,000,000. The maximum investment amount per Note is $1,000,000 or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis. The minimum investment amount is $500; however, from time to time, we may change the minimum investment amount that is required.

Established Features of Notes

Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365-day year (366-day in case of a leap year). Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e. approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

Any change to your original request may be made to us by contacting us at (302) 752-2688 (30-ASK-ABOUT) or by using our website www.shepherdsfinance.com to find out what you need to do to change your election. The Notes mature one to four years from the date of issuance, as offered by us and selected by you. Between 30 to 60 days prior to redemption, you will receive a letter describing redemption/renewal options, if any, which will specify action(s) needed by you. If you do not respond, principal and unpaid interest will be paid to you.

From time to time we will establish varying interest rates and maturity dates for the Notes. The interest rates offered may vary depending on the denomination or purchase amount of the Note. The interest rates thereby established will be fixed for the term of the Note.

Notes with the current established features are available until they are superseded by new established features. The current established features are applicable to all Notes sold by us during the period the current established features are in effect. We intend to publish this information on our website at www.shepherdsfinance.com or it may be obtained by calling (302) 752-2688 (30-ASK-ABOUT). We will also file with the SEC a Rule 424(b)(2) prospectus supplement setting forth the established features upon any change in the established features.

Subordination

Our obligation to repay the principal of and make interest payments on the Notes is subordinate in right of payment to all senior debt. This means that if we are unable to pay our debts, when due, all of the senior debt would be paid first, before any payment of principal or interest would be made on the Notes and related party debt which is equal in priority to the Notes.

The term “senior debt” means all of our debt created, incurred, assumed or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Notes. Debt is any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, Notes or similar instruments or letters of credit and shall include any guarantee of any such indebtedness. Senior debt includes, without limitation, the demand loans from our members and any line of credit we may incur in the future. The Notes are not senior debt. As of June 30, 2012, the outstanding debt that the Notes would have been subordinate to was $1,043,091.

The Notes are subordinate to all of our senior debt. We may at any time borrow money on a secured or unsecured basis that would have priority over the Notes.

Redemption by Us Prior to Maturity

We may redeem any Note, in whole or in part, at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. We will notify Note holders whose Notes are to be redeemed by mail 30 to 60 days prior to the date of redemption. Residents of the Commonwealth of Pennsylvania will be notified by registered mail 30 to 60 days prior to the date of redemption.

Redemption at the Request of the Holder Prior to Maturity

At your written request but subject to the subordination provisions and our consent (which may be withheld in our sole discretion), we will redeem any Note at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest earned over the last 180 days immediately prior to the redemption date. The penalty will be taken first from any interest accrued but not yet paid on the Note, and to the extent such accrued and unpaid interest does not cover the entire penalty amount, the remainder of the penalty amount shall be reduced from the principal amount of the Note.

Redemption upon Your Death

At the written request of the executor of your estate or, if your Note is held jointly with another investor, the surviving joint holder, but subject to the subordination provisions, we will redeem any Note at any time after death for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest, without any penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our cash situation at the time, but generally within two weeks of the request. In order for a Note to be redeemed upon your death, the Note to be redeemed must have been registered in your name since the date of issuance.

Extension at Maturity

Unless we offer (which we are not required to do), and you accept in writing, a renewal option, the maturity of a Note will not be extended from the original maturity date. We will provide you notice of the maturity date of your Note at least 30 days, but not more than 60 days, prior to the original maturity date. Our notice may also describe the redemption/renewal options (most likely at an interest rate different from your interest rate) we are then offering and the action(s) you must take to exercise a redemption or renewal option.

No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt (including senior debt or other secured or unsecured obligations) or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Notes that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

—	reduces the principal or rate of interest, changes the fixed maturity date or time for payment of interest, or waives any payment of interest on any Note;

—	reduces the percentage of Note holders whose consent to a waiver or modification is required;

—	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or

—	waives any event of default in the payment of principal of, or interest on, any Note.

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the Notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Note holders, or to comply with the requirements of the Trust Indenture Act of 1939. We will give written notice to you of any amendment to the indenture.

Place, Method and Time of Payment

We will pay principal and interest on the Notes at our principal executive offices or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to you at your address appearing in our Note register. Any payment of principal and interest that is due on a non-business day will be payable by us on the next business day immediately following that non-business day.

Events of Default

An event of default is defined in the indenture as follows:

—	a default in payment of principal or interest on the Notes when due or payable if such default has not been cured for 30 days;

—	our becoming subject to events of bankruptcy or insolvency; or

—

our failure to comply with any agreements or covenants in or provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least 25% in principal amount of the outstanding Notes.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding Notes may declare the principal of and the accrued interest on all outstanding Notes due and payable. If such a declaration is made, we are required to pay the principal of and interest on all outstanding Notes immediately, so long as the senior debt has not matured by lapse of time, acceleration or otherwise. We are required to file annually with the trustee an officers’ certificate that certifies the absence of defaults under the terms of the indenture.

The indenture provides that the holders of a majority of the aggregate principal amount of the Notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Notes, except a default in payment of principal or interest on the Notes. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Notes, except in payments of principal or interest on the Notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Notes.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by, and subject to, the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of Note holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Note holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all Notes outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with the formal procedures set forth in the indenture.

Reports

We plan to file annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three fiscal quarters of each fiscal year with the SEC while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Note holder upon written request.

Service Charges

We reserve the right to assess service charges and fees to issue a replacement interest payment check, and, in the event we permit transfer or assignment in our discretion, to transfer or assign a Note.

Book Entry Record of Your Ownership

The Notes will be issued in uncertificated form. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books. Interest accrued on your Note will also be credited to your account. The interest rate on your Note will be determined on the date that your account is established. In determining your interest rate, we will use the rate in effect at the time you: (1) submitted your subscription agreement online; (2) printed the subscription agreement from our website, provided that the rate was offered by us with that maturity in the seven days prior to our receipt of your subscription agreement]; or (3) signed and mailed a subscription agreement, which we mailed to you, provided that the rate was offered by us with that maturity in the seven days prior to our receipt of your subscription agreement. You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a confirmation, which describes, among other things, the term, interest rate and principal amount.

Transfer

You may not transfer any Note until we (as registrar) have received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the indenture. We are not required to transfer any Note for a period beginning 15 days before the date notice is mailed of the redemption or the maturity of such Note and ending on the date of redemption of such Note.

Concerning the Trustee

The indenture contains limitations on the trustee’s right, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We are offering up to $700,000,000 in aggregate principal amount of the Notes. We will offer the Notes directly to the public without an underwriter or placement agent and on a continuous basis.

We intend to market our Notes in many ways, including but not limited to, publishing the established features in a newspaper, on billboards, through direct mail in states in which we have properly registered the offering or qualified for an exemption from registration. Viewers of print advertising will be referred to our website at www.shepherdsfinance.com. The established features will be available to investors on our web site at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). If, upon review of our website, a potential investor becomes interested in purchasing the Notes, a prospectus will be sent upon request. We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including securities laws. Our employees have been instructed not to solicit offers to purchase Notes or provide advice regarding the purchase of the Notes.

Our Chief Executive Officer, Daniel M. Wallach will market the Notes in reliance on Rule 3a4-1 under the Exchange Act, which permits officers, directors and employees to participate in the sale of the Notes without registering as a broker-dealer under certain circumstances. Mr. Wallach is not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Exchange Act. Mr. Wallach serves as an officer and primarily performs substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the offering. He is familiar with the selling practices permitted to officers relying on Rule 3a4-1. Mr. Wallach has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and has not nor will not participate in the sale of securities for any issuer more than once every 12 months, other than on behalf of us in reliance on Rule 3a4-1. Mr. Wallach will not be compensated in connection with any participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Notes. Mr. Wallach has been instructed in the limitations of the selling practices allowed under Rule 3a4-1.

The information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should consult with your own investment, tax or other professional financial advisor. Prospective investors will be required to complete an application prior to investing in the Notes. We reserve the right to reject any investment.

You will not know at the time of investment whether we will be successful in completing the sale of any or all of the Notes. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, investments received prior to such withdrawal or cancellation will be irrevocable and will be repaid in accordance with the terms of the Notes.

The Notes are not listed on any securities exchange, and there is no established trading market for the Notes. We do not expect any trading market to develop for the Notes.

CHARITABLE MATCH PROGRAM

We offer a charitable match program for interest payments that you elect to give to a qualifying charity. If you choose to participate in the program and donate all or a portion of your interest payments to charity, when we calculate your interest we will deduct the percentage of interest you selected and keep track of that amount separate from your information. After interest is calculated for all Note holders at the beginning of December of each year, all of the money for each charity will be totaled up and sent in one check to each charity. Each check will have the name and address of each contributor, and the amount each contributed. Our matching portion will be included in the total check. We will match your interest payment donation up to 10% of your interest.

The charity must be an Internal Revenue Code Section 501(c)(3) qualifying organization. We reserve the right to either not match your contribution, or not make payments on your behalf to certain charities with missions contrary to our corporate philosophy. Upon your initial subscription, if you select one of these charities, and we notify you that we will not match your donation to such an organization or will not make a contribution on your behalf, you have the option of refund of your investment, donating without our matching contribution (assuming we are just not willing to match your donation to that charity), or investing and not donating to the organization.

LEGAL MATTERS

The validity of the Notes being offered by this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., Atlanta, Georgia.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The consolidated financial statements as of and for the years ended December 31, 2011 and 2010 appearing in this prospectus and registration statement have been audited by Carr, Riggs & Ingram, LLC, an independent registered public accounting firm, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information of Shepherd’s Finance, LLC for the six month period ended June 30, 2012, included in this prospectus and registration statement, Carr, Riggs & Ingram, LLC reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 17, 2012 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Carr, Riggs & Ingram, LLC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim consolidated financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Carr, Riggs & Ingram, LLC, within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the Notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and

Members of Shepherd’s Finance, LLC

We have reviewed the accompanying interim consolidated balance sheet of Shepherd’s Finance, LLC and subsidiaries (the “Company”) as of June 30, 2012, the related interim consolidated statements of operations and cash flows for the six-month periods ended June 30, 2012 and 2011 and the interim consolidated statement of changes in members’ capital for the six month period ended June 30, 2012. These interim consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Carr, Riggs & Ingram, LLC
August 17, 2012
Enterprise, Alabama

Shepherd’s Finance, LLC

Interim Consolidated Balance Sheets

As of (in thousands of dollars)	June 30, 2012 (Unaudited)	December 31, 2011

Assets
Cash and cash equivalents	$43	$50
Accrued interest on loans	30	2
Deferred offering costs	412	-
Other assets	15	26
Loans receivable, net	4,405	4,580

Total assets	$4,905	$4,658

Liabilities and Members’ Capital
Customer interest escrow	$371	$450
Accounts payable and accrued expenses	101	-
Notes payable unsecured	1,500	1,500
Notes payable related party	1,043	878

Total liabilities	3,015	2,828

Commitments and Contingencies (Note 9)

Members’ capital	1,890	1,830

Total liabilities and members’ capital	$4,905	$4,658

The accompanying notes are an integral part of these interim consolidated financial statements.

Shepherd’s Finance, LLC

Interim Consolidated Statements of Operations – Unaudited

For the six month periods ended June 30, 2012 and 2011

(in thousands of dollars)	2012	2011

Interest Income
Interest and fee income on loans	$302	$-
Interest expense	56	-

Net interest income	246	-
Less: Loan loss provision	-	-

Net interest income	246	-

Non-Interest Expense
Selling, general and administrative	180	-

Income from continuing operations	66	-

Income from discontinued operations, net	-	239

Net income	$66	$239

The accompanying notes are an integral part of these interim consolidated financial statements.

Shepherd’s Finance, LLC

Interim Consolidated Statement of Changes In Members’ Capital – Unaudited

For the six month period ended June 30, 2012

(in thousands of dollars)	2012

Members’ capital, beginning balance	$1,830
Net income	66
Distributions	(6)

Members’ capital, ending balance	$1,890

The accompanying notes are an integral part of these interim consolidated financial statements.

Shepherd’s Finance, LLC

Interim Consolidated Statements of Cash Flows – Unaudited

For the six month periods ended June 30, 2012 and 2011

(in thousands of dollars)	2012	2011

Cash flows from operations

Net income (loss)	$66	$239
(Income) from discontinued operations	-	(239)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Deferred loan fees	(114)	-
Net change in operating assets and liabilities
Other operating assets	19	-
Accrued interest receivable	(28)	-
Customer interest escrow	(79)	-
Accounts payable and accrued expenses	101	-

Net cash provided by (used in) operating activities – continuing operations	(35)	-
Net cash provided by (used in) operating activities – discontinued operations	-	122

Net cash provided by (used in) operating activities	(35)	122

Cash flows from investing activities
Loan originations and principal collections, net	289	-
Other investing activity	(8)	-

Net cash provided by (used in) investing activities – continuing operations	281	-
Net cash provided by (used in) investing activities – discontinued operations	-	2,627

Net cash provided by (used in) investing activities	281	2,627

Cash flows from financing activities
Distributions to members	(6)	(623)
Proceeds from related party notes	165	-
Payments of debt issuance costs	(412)	-

Net cash provided by (used in) financing activities – continuing operations	(253)	-
Net cash provided by (used in) financing activities – discontinued operations	-	(1,781)

Net cash provided by (used in) financing activities	(253)	(2,404)

Net increase (decrease) in cash and cash equivalents	(7)	345

Cash and cash equivalents
Beginning of period	50	12

End of period	$43	$357

Supplemental disclosure of cash flow information
Cash paid for interest	$10	$426

The accompanying notes are an integral part of these interim consolidated financial statements.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

Information presented throughout these notes to the interim consolidated financial statements (Unaudited) is in thousands of dollars.

1.  Description of Business and Basis of Presentation

Description of Business

Structure and Control Environment

Shepherd’s Finance, LLC and subsidiaries (the “Company”, “we” or “our”) was originally formed as a Pennsylvania limited liability company on May 10, 2007. In conjunction with the change in strategic direction discussed more fully below, the Company changed its name from 84 RE Partners, LLC (“84 RE Partners”) on December 2, 2011 and converted to a Delaware limited liability company on March 29, 2012. We are the sole member of three consolidating subsidiaries, 84 REPA, LLC, 84 RENC, LLC (will be terminated in 2012), and 84 REFL, LLC (also will be terminated in 2012). The Company operated pursuant to an operating agreement by and among Daniel M. Wallach (the “Manager”) and the members of the Company from its inception through March 29, 2012, at which time it adopted an amended and restated operating agreement. Under the amended and restated operating agreement, we have three Managers, Daniel M. Wallach (who is also our CEO) and Kenneth Summers and Bill Myrick, who are independent Managers.

The Managers, through the CEO when appropriate, have direct and exclusive control over the management of the Company’s operations. With respect to new loans, the CEO locates potential customers, conducts due diligence, and negotiates and completes the transactions in which the loans are originated. Loans are either approved by the loan committee of the Board of Managers, or fit within guidelines created by that committee. The independent Managers comprise the audit committee and approve affiliate transactions. The Managers also deal with governance issues. The Managers, through the CEO when appropriate, perform, or arrange for the performance of, the management, advisory and administrative services required for Company operations. Such services include, without limitation, the administration of member accounts, member relations, accounting, and the preparation, review and dissemination of tax and other financial information. They also engage and manage the contractual relations with depositories, accountants, attorneys, insurers, banks and others, as required. The CEO provides office space, equipment and facilities and other services necessary for Company operations.

Historical Operations

During 2007 and continuing through portions of 2011, the Company was the lessor in three commercial real estate leases (which were accounted for as direct financing leases) with an affiliate, 84 Lumber Company (“84 Lumber”). During the majority of time of the business relationship between 84 RE Partners and 84 Lumber, Daniel M. Wallach was employed by 84 Lumber, while also operating as the Manager of 84 RE Partners. The leased properties were sold to 84 Lumber Company in May and September of 2011, and the leases were thereby terminated. See Note 8. This business model generated consistent profits, positive cash flows and returns to the members for the duration of these financings.

Change in Strategy

In late 2011, management elected to transform our business model. The Company intends to focus most of its future efforts on commercial lending to residential homebuilders to finance construction of single family residential properties. The single family residential construction loans will be extended to residential homebuilders and, as such, are commercial loans. The Company also intends to lend money to residential homebuilders to develop undeveloped land into residential building lots known as acquisition and development loans, which are also considered commercial loans.

Our plans include expanding our lending capacity and funding our business operations by extending debentures to the general public, which will be unsecured subordinated debt. Eventually, the Company intends to repay the debt from affiliates with secured debt from a bank or through other liquidity.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

Recent Transactions

On December 30, 2011, the Company originated two new loans and purchased a performing loan to finance construction of single family residential properties.

On that same date and to finance the extension of the commercial loans noted above, we executed three new credit facilities. Two of the new credit facilities are secured lines of credit from affiliates; the third is subordinated debt from a borrowing customer of the Company.

Liquidity and Capital Resources

The Company has a limited operating history with our current business model, and our operations are subject to certain risks and uncertainties, particularly related to the concentration of our current operations to a single customer and geographic region, as well as the evolution of the current economic environment and its impact on the United States real estate and housing markets. Both the concentration of risk and the recessionary economic environment could directly or indirectly impact losses related to certain transactions and access to and cost of adequate financing. The Company’s anticipated primary source of liquidity going forward is interest income and/or principal related to the loans, as well as funds borrowed from creditors, all of whom are currently members and affiliates. Therefore, the Company’s ability to fund its operations is dependent upon the sole borrower’s ability to continue paying interest and/or principal and our ability to obtain additional financing, as needed, from the members, general public and other entities.

We generated a profit from continuing operations of $66 and $0 for the six months ended June 30, 2012 and 2011, respectively. Cash used in continuing operations during these periods was approximately $7 and $0, respectively. At June 30, 2012 we had cash on hand of approximately $43 and our outstanding debt totaled $2,543, which was unsecured or payable to related parties.

Our current plan is to expand the commercial lending program by using current liquidity and available funding, while pursuing an initial public offering of debentures. We have anticipated the costs of this expansion and the costs of the offering, and we anticipate generating, through normal operations, the cash flows necessary to meet our operating, investing and financing requirements. As noted above, the two most significant factors driving our current plans are the continued payments of principal and interest by our sole homebuilder customer and the planned public offering. If actual results differ materially from our current plan or if expected financing is not available, we believe we have the ability to discontinue the offering to reduce costs; we also believe we have the ability and intent to obtain funding and generate net worth through additional debt or equity infusions of cash. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

Basis of Presentation

Principles of Consolidation These interim consolidated financial statements include the consolidated accounts of each of the Company’s three subsidiaries and reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position, operating results, and cash flows for the interim periods. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2011. All intercompany balances and transactions have been eliminated. Our consolidated results for the six months ended June 30, 2012 are not necessarily indicative of what our results will be for other interim periods or for the full fiscal year.

Classification The consolidated balance sheets of the Company are presented as unclassified to conform to industry practice for lending entities.

Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that market conditions could deteriorate, which could materially affect our consolidated financial position, results of operations and cash flows. Among other effects, such changes could result in the need to establish an allowance for loan losses.

Operating Segments ASC Topic 280, Segment Reporting, requires that the Company report financial and descriptive information about reportable segments and how these segments were determined. We determine the allocation of resources and performance of business units based on operating income, net income and operating cash flows. Segments are identified and aggregated based on products sold or services provided and the market(s) they served. Based on these factors, we have determined that the Company’s ongoing operations are in one segment, commercial lending.

Discontinued Operations Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. The direct financing lease asset disposal group was deemed to represent a component of the Company. During 2011, we sold these properties and, as a result, they are classified in the consolidated financial statements and accompanying footnotes as discontinued operations.

The historical presentation of the accounts included in the consolidated balance sheets, statements of operations and cash flows and accompanying footnotes which related to the disposal group has been reclassified to reflect discontinued operations treatment.

2.  Summary of Significant Accounting Policies

Revenue Recognition

Interest income generally is recognized on an accrual basis. The accrual of interest is generally discontinued on all loans past due 90 days or more. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through liquidation of collateral. Interest received on nonaccrual loans is applied against principal. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative. Advertising expenses were not significant in either the first six months of 2012 or 2011.

Cash and Cash Equivalents

Management considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value Measurements

The Company has established a framework for measuring fair value under U.S. GAAP using a hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Three levels of inputs are used to measure fair value, as follows:

Level 1 – quoted prices in active markets for identical assets or liabilities;

Level 2 – quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

Level 3 – unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 3.

Loans Receivable

Loans are stated at the amount of unpaid principal, net of any allowances for loan losses, and adjusted for the net amount of direct costs and nonrefundable loan fees associated with lending. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process, including commitment fees, is deferred and accreted to interest income over the lives of the loans using a method that approximates the interest method. Substantially all of the Company’s loans are secured by real estate, currently all in a suburb of Pittsburgh, Pennsylvania. Accordingly, the ultimate collectability of a substantial portion of these loans is susceptible to changes in market conditions in that area.

Past due loans are loans contractually past due 30 days or more as to principal or interest payments. A loan is classified as nonaccrual, and the accrual of interest on such loan is discontinued, when the contractual payment of principal or interest becomes 90 days past due. In addition, a loan may be placed on nonaccrual at any other time management has serious doubts about further collectability of principal or interest according to the contractual terms, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection or well-secured (i.e. the loan has sufficient collateral value). Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Once a loan is 90 days past due, management begins a workout plan with the borrower or commences its foreclosure process on the collateral.

Allowance for Loan Losses

The allowance for loan losses, when determined to be necessary, is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio.

For loans to one borrower with committed balances less than 10% of our total committed balances on all loans extended to all customers, we analyze for impairment all loans which are more than 60 days past due at the end of a quarter. For loans to one borrower with committed balances equal to or greater than 10% of our total committed balances on all loans extended to all customers, we analyze all loans for impairment. The analysis on loans, if required, includes a comparison of estimated collateral value to the principal amount of the loan. If the value determined is less than the principal amount due (less any builder deposit), then the difference is included in the loan loss. As values change, estimated loan losses may be provided for more or less than the previous period, and some loans may not need a loss provision based on payment history. For homes which are partially complete, we appraise on an as-is and completed basis, and use the one that more closely aligns with our planned method of disposal for the property.

For loans that are individually evaluated for impairment, appraisals have been prepared within the last 13 months. There are also broker’s opinions of value (“BOV”) prepared, if the appraisal is more than six months old. The lower of any BOV prepared in the last six months, or appraisal done in the last 13 months, is used, unless we determine a BOV to be invalid based on the comparable sales used. If we determine a BOV to be invalid, we will use the appraised value. Appraised values are adjusted down for costs associated with asset disposal.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

Deferred Offering Costs

We defer certain costs associated with financing activities related to the issuance of debt securities (Deferred offering costs). These costs consist primarily of professional fees related to the transactions. Deferred offering costs will be amortized over the life of the related debt. This amortization is anticipated to begin during the second half of 2012. As of June 30, 2012 and December 31, 2011, these deferred offering costs were $412 and $0, respectively.

Income Taxes

The entities included in the consolidated financial statements are organized as pass-through entities under the Internal Revenue Code. As such, taxes are the responsibility of the members. The state of Pennsylvania charges a tax based on assets and income, among other things, called a capital stock tax. This tax has been recorded on an accrual basis.

The Company applies ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to income tax at the LLC level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the appropriate period. Management concluded that there are no uncertain tax positions that should be recognized in the consolidated financial statements. With few exceptions, the Company is no longer subject to income tax examinations for years prior to 2008.

Risks and Uncertainties

The Company is subject to many of the risks common to the commercial lending and real estate industries, such as general economic conditions (e.g. the continuing recessionary economy) and high unemployment. These risks, which could have a material and negative impact on the Company’s consolidated financial condition, results of operations, and cash flows include, but are not limited to, declines in housing starts, significant decreases in home values, unfavorable changes in interest rates, and competition from other lenders. At June 30, 2012, our loans were concentrated in a suburb of Pittsburgh, Pennsylvania, so the housing starts and prices in that area are more significant to our business than other areas until and if more loans are created in other markets.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of loans receivable. The loans created in 2011 and existing at June 30, 2012 are all to one borrower, and the collateral is in one real estate market.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities which creates new disclosure requirements about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The disclosures will be limited to financial instruments and derivatives subject to enforceable master netting arrangements or similar agreements and excludes loans unless they are netted in the statement of financial condition. The amendments will affect all entities that have financial instruments and derivatives that are either offset in the balance sheet or subject to an enforceable master netting arrangement or similar agreement regardless of whether they are offset in the balance sheet. The ASU will require entities to disclose, separately for financial assets and liabilities, including derivatives, the gross amounts of recognized financial assets and liabilities; the amounts offset under current U.S. GAAP; the net amounts presented in the balance sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset amount above, and the reconciling amount. The disclosure requirements are effective for annual and interim reporting periods beginning on or after January 1, 2013, with retrospective application required. The Company is evaluating the impact of this amendment.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. The most significant change will require entities, for their recurring Level 3 fair value measurements, to disclose quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. New disclosures are required about the use of a nonfinancial asset measured or disclosed at fair value if its use differs from its highest and best use. In addition, entities must report the level in the fair value hierarchy of assets and liabilities not recorded at fair value but where fair value is disclosed. The amendment was effective for annual and interim reporting periods which began after December 15, 2011. The adoption of this guidance had no effect on the amounts presented in the Company’s consolidated financial statements or notes to the consolidated financial statements, as the Company currently has no assets measured at fair value on a recurring or nonrecurring basis. See Note 3.

Subsequent Events

Management of the Company has evaluated subsequent events through August 17, 2012, the date these interim consolidated financial statements were issued.

On August 9, 2012, the Board of Managers, upon recommendation by the Chief Executive Officer, authorized cash distributions to the Company’s members for the second quarter of 2012 of 50% of net income for the second quarter of 2012 (totaling $27), which will be distributable to the members ratably based on each member’s respective membership interest.

3. Fair Value

At June 30, 2012 and December 31, 2011, the Company had no assets measured at fair value on a recurring or nonrecurring basis.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments under ASC Topic 825, for which it is practicable to estimate the value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans Receivable

For variable rate loans that reprice frequently with no significant change in credit risk, estimated fair values are based on carrying values at June 30, 2012 and December 31, 2011. The estimated fair values for other loans are estimated by discounting the future cash flow using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities and approximate carrying values of these instruments at June 30, 2012 and December 31, 2011.

Borrowings under Credit Facilities

The fair value of the Company’s borrowings under credit facilities is estimated based on the expected cash flows discounted using the current rates offered to the Company for the debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company’s notes approximates the carrying amounts of the notes at June 30, 2012 and December 31, 2011.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

4. Financing Receivables

Financing receivables are comprised of the following:

	June 30, 2012	December 31, 2011

Commercial loans, net	$4,405	$4,580
Less: Allowance for loan losses	-	-

	$4,405	$4,580

Roll forward of commercial loans:

	Six Months Ended June 30, 2012	Year Ended December 31, 2011	Six Months Ended June 30, 2011

Beginning balance	$4,580	$-	$-
Additions	304	4,580	-
Payoffs/Sales	(593)	-	-
Earned loan fee	114	-	-

Ending balance	$4,405	$4,580	$-

Commercial Loans

On December 30, 2011, pursuant to a credit agreement by and between us, Benjamin Marcus Homes, LLC (“BMH”), Investor’s Mark Acquisitions, LLC (“IMA”) and Mark L. Hoskins (“Hoskins”) (collectively, the “Hoskins Group”) (the “Credit Agreement”), we originated two new loan assets, one to BMH as borrower (the “BMH Loan”) and one to IMA as borrower (the “New IMA Loan”). Pursuant to the Credit Agreement and simultaneously with the origination of the BMH Loan and the New IMA Loan, we also assumed the position of lender on an existing loan to IMA (the “Existing IMA Loan”) and assumed the position of borrower on another existing loan in which IMA serves as the lender (the “SF Loan”). When we assumed the position of the lender on the Existing IMA Loan, we purchased a loan which was originated by the borrower’s former lender, and assumed that lender’s position in the loan and maintained the recorded collateral position in the loan. The borrower’s former lender and the seller of the BMH property are the same party, 84 FINANCIAL, L.P., and affiliate of 84 Lumber Company. The BMH Loan, the New IMA Loan and the Existing IMA Loan are all cross-defaulted and cross-collateralized with each other. Further, IMA and Hoskins serve as guarantors of the BMH Loan, and BMH and Hoskins serve as guarantors of the New IMA Loan and the Existing IMA Loan. As such, we are currently reliant on a single developer and homebuilder for our revenues and investment capital. The terms and conditions of these loans are set forth in further detail below:

BMH Loan

The BMH Loan is a revolving demand loan in the original principal amount of up to $4,164, of which $3,568 was funded at closing. We collected a fee of $750 upon closing of the BMH Loan, which fee was funded from proceeds of the loan. Additionally, $450 of the loan proceeds was allocated to an interest escrow account (the “Interest Escrow”). Interest on the BMH Loan accrues annually at 2% plus the greater of (i) 5.0% or (ii) the weighted average price paid by us on or in connection with all of our borrowed funds (such weighted average price includes interest rates, loan fees, legal fees and any and all other costs paid by us on our borrowed funds, and, in the case of funds borrowed by us from our affiliates, the weighted average price paid by such affiliate on or in connection with such borrowed funds). Pursuant to the Credit Agreement, interest payments on the BMH Loan are funded from the Interest Escrow, with any shortfall funded by BMH. Payments of principal on the BMH Loan are due upon our

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

demand and in accordance with the payment schedule and other terms and conditions set forth in the Credit Agreement. The Credit Agreement obligates BMH to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the BMH Loan. The BMH Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve BMH of its obligation to continue to make payments on the BMH Loan as set forth in the Credit Agreement.

The BMH Loan is secured by a first priority mortgage in residential property consisting of 12 building lots, and an unimproved parcel of land of approximately 34 acres, all located in the subdivision commonly known as the Hamlets of Springdale in Peters Township, Pennsylvania, a suburb of Pittsburgh, as well as the Interest Escrow. The seller of the property securing the BMH Loan has retained a second mortgage in the amount of $400, with a balance of approximately $370 and $400 as of June 30, 2012 and December 31, 2011, respectively.

New IMA Loan

The New IMA Loan is a demand loan in the original principal amount of up to $2,225, of which $250 was funded at closing. We collected a fee of $250 upon closing of the New IMA Loan, which fee was funded from proceeds of the loan. Interest on the New IMA Loan accrues annually at 2.0% plus the greater of (i) 5.0% or (ii) the weighted average price paid by us on or in connection with all of our borrowed funds (such weighted average price includes interest rates, loan fees, legal fees and any and all other costs paid by us on our borrowed funds, and, in the case of funds borrowed by us from our affiliates, the weighted average price paid by such affiliate on or in connection with such borrowed funds). Pursuant to the Credit Agreement, interest payments on the New IMA Loan are funded from the Interest Escrow, with any shortfall funded by IMA. Payments of principal on the New IMA Loan are due upon our demand and in accordance with the payment schedule and other terms and conditions set forth in the Credit Agreement. The Credit Agreement obligates IMA to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the New IMA Loan. The New IMA Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve IMA of its obligation to continue to make payments on the New IMA Loan as set forth in the Credit Agreement.

The New IMA Loan is secured by a mortgage in residential property consisting of approximately 54 acres of unimproved land, all located in the subdivision commonly known as the Tuscany Subdivision in Peters Township, Pennsylvania, a suburb of Pittsburgh. See Note 9.

Existing IMA Loan

The Existing IMA Loan is a demand loan in the original principal amount of $1,687, of which $1,687 was outstanding as of both June 30, 2012 and December 31, 2011. Interest on the Existing IMA Loan accrues annually at a rate of 7.0%. Pursuant to the Credit Agreement, interest payments on the Existing IMA Loan are funded from the Interest Escrow, with any shortfall funded by IMA. Payments of principal on the Existing IMA Loan are due upon the earlier of our demand or the satisfaction in full of the indebtedness related to the BMH Loan and the New IMA Loan. The Credit Agreement obligates IMA to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the Existing IMA Loan. The Existing IMA Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve IMA of its obligation to continue to make payments on the Existing IMA Loan as set forth in the Credit Agreement.

The Existing IMA Loan is secured by a mortgage in the residential property that also secures the New IMA Loan.

SF Loan

Concurrent with the execution of the loans above, we entered into the SF Loan with the Hoskins Group, under which we are the borrower. Management presently has no intention to offset our payments of principal or interest against amounts due to us from the lender; therefore, this amount has been presented on a gross basis on the consolidated balance sheets at June 30, 2012 and December 31, 2011. The SF Loan is described in Note 5.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

Interest Escrow

To the extent the balance is available in the interest escrow, interest due on the BMH Loan, New IMA Loan, and Existing IMA Loan is deducted from the Interest Escrow on the date due. The Interest Escrow is increased by 10% of lot payoffs on the same loans, and by interest on the SF Loan. All of these transactions are noncash to the extent that the total escrow amount does not need additional funding. The interest escrow is also used to contribute to the reduction of the $400 subordinated mortgage upon certain lot sales of the collateral of the BMH Loan.

Initial Funding

On December 30, 2011 we purchased the Existing IMA Loan from the original lender with a cash payment of $186 and the assumption of that lender’s obligations under the SF Loan. We also lent our borrower $2,368 in funded cash for its purchase of the land and lots securing the BMH Loan. Our borrower’s loan balances were increased by the $750 loan fee on the BMH Loan, the $250 loan fee on the New IMA Loan, and the $450 interest escrow, all of which were not funded with cash.

A detail of the financing receivables at June 30, 2012:

Item	Term	Interest Rate	Funded to borrower	Estimated collateral values

BMH Loan	Demand*	COF +2% (7% Floor)
12 Lots			$2,040	$1,566
Land for phases 3, 4 and 5			-	1,760
Interest Escrow			450	371
Loan Fee			750	-

Total BMH Loan			3,240	3,697

IMA Loans
New IMA Loan (loan fee)	Demand*	COF +2% (7% Floor)	250	-
New IMA Loan (advances)	Demand*	COF +2% (7% Floor)	39	-
Existing IMA Loan	Demand**	7%	1,687	1,910

Total IMA Loans			1,976	1,910

Unearned loan fee			(811)	-
SF Loan			-	1,500

Total			$4,405	$7,107

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

A detail of the financing receivables at December 31, 2011:

Item	Term	Interest Rate	Funded to borrower	Estimated collateral values

BMH Loan	Demand*	COF +2% (7% Floor)
16 Lots			$2,368	$1,930
Land for phases 3, 4 and 5			-	1,760
Interest Escrow			450	450
Loan Fee			750	-

Total BMH Loan			3,568	4,140

IMA Loans
New IMA Loan (loan fee)	Demand*	COF +2% (7% Floor)	250	-
Existing IMA Loan	Demand**	7%	1,686	1,910

Total IMA Loans			1,936	1,910

Unearned loan fee			(924)	-
SF Loan			-	1,500

Total			$4,580	$7,550

* These are the stated terms; however, in practice, principal will be repaid upon the sale of each developed lot.

** These are the stated terms; however, in practice, principal will be repaid upon the sale of each developed lot after the BMH loan and the New IMA loan are satisfied.

The loans are collectively cross-collateralized and, therefore, treated as one loan for the purpose of calculating the effective interest rate and for available remedies upon an instance of default. As lots are released, a specific release price is repaid by the borrower, with 10% of that amount being used to fund the Interest Escrow. The customer will make cash interest payments only when the Interest Escrow is fully depleted.

Of the $1,000 loan fee from the origination of our demand loans, $76 was used to offset legal expenses related to the creation of the loans. In accordance with ASC 310-20, Nonrefundable Fees and Other Costs, the remaining $924 loan fee is recognized over the expected life of the loans using the straight-line method. The effective annual rate on the loans at June 30, 2012 and December 31, 2011 was 11.22% and 11.81%, respectively.

The Company has a credit agreement with the customer which includes a maximum exposure on all three loans, which is $5,300 at June 30, 2012, was $5,800 at December 31, 2011 and will reduce to $4,900 in 2012, unless modified by both parties.

Credit Quality Information

Certain of the following tables present credit-related information at the “class” level in accordance with ASC 310-10-50, Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, the Company considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

The following table summarizes finance receivables by the risk ratings that regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. Risk ratings are reviewed on a regular basis and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

The definitions of these ratings are as follows:

—	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.
—

Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.

—

Classified – a classified asset ranges from: 1) assets that are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to 2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

Finance Receivables – By Classification:

	June 30, 2012	December 31, 2011

Pass	$4,405	$4,580
Special mention	-	-
Classified – accruing	-	-
Classified – nonaccrual	-	-

Total	$4,405	$4,580

At June 30, 2012 and December 31, 2011, there were no loans acquired with deteriorated credit quality, past due loans, impaired loans, or loans on nonaccrual status.

5. Borrowings

Affiliate Loans

In December of 2011, the Company entered into two secured revolving lines of credit with affiliates, both of whom are members. These loans have an interest rate of the affiliates’ cost of funds, which was 3.88% as of June 30, 2012 and 3.73% as of December 31, 2011. They are demand notes. The maximum that can be borrowed under these notes is $1,500, at the discretion of the lenders. The actual amount borrowed was $1,043 as of June 30, 2012 and $878 as of December 31, 2011, leaving $457 and $622, respectively, in liquidity on those dates. There is no obligation of the affiliates to lend money up to the note amount. The security for the line of credit includes all of the assets of the Company.

SF Loan

The SF Loan, under which we are the borrower, is an unsecured loan in the original principal amount of $1,500, of which $1,500 was outstanding on both June 30, 2012 and December 31, 2011. Interest on the SF Loan accrues annually at a rate of 5.0%. Payments of interest only are due on a monthly basis, with the principal amount due on the date that the BMH Loan and the New IMA Loan are paid in full. We may prepay the SF Loan in part or in full at any time without penalty, subject to the terms and conditions set forth in the underlying promissory note. Pursuant to the Credit Agreement, payments on the SF Loan are used to fund the Interest Escrow. Further, pursuant to that certain Amended and Restated Commercial Pledge Agreement by and between us, IMA and BMH, IMA has pledged its interest in the SF Loan as collateral for IMA’s obligations under the New IMA Loan and the Existing IMA Loan. Management’s intentions related to offsetting our payments of principal or interest against amounts due to us from the lender are undetermined; therefore, this amount has been presented on a gross basis on the consolidated balance sheets at June 30, 2012 and December 31, 2011.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

6. Members’ Capital

The capital structure of the Company was changed with the adoption of the new operating agreement as of March 29, 2012. Under the new capital structure, there is currently one share class (class A common units) with two members. All members have voting rights in proportion to their capital account. There were 2,629 A Common units outstanding at June 30, 2012. There are two additional authorized share classes: class A preferred units and class B profit units. Once class B profit units are issued, the existing class A common units will become class A preferred units. Class A preferred units will receive preferred treatment in terms of distributions and liquidation proceeds. The former capital structure of the Company included three unit classes, A units, B units, and a voting member. The former ownership classes had varying rights and privileges, primarily relating to amount and order of distributions, as well as varying allocations of profit and losses, as defined by the former operating agreement. At December 31, 2011, there were 878 A units, 9,198 B units, and 1 voting unit outstanding.

The members’ capital balances by class at June 30, 2012 and December 31, 2011 are as follows:

Class	June 30, 2012	December 31, 2011
A Common Units	$ 1,890	$ -
A Units	-	451
B Units	-	1,378
Voting Member	-	1

Members’ Capital	$ 1,890	$ 1,830

7. Related Party Transactions

The accompanying interim consolidated financial statements have been prepared from the separate accounts maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations that would have occurred had the Company not entered into certain related party transactions or not participated in certain transactions with its members.

84 Lumber Company

The direct financing, commercial real estate leases created in 2007 and described in Note 8 were with an affiliate of 84 Lumber Company. At the time, 84 Lumber Company employed Daniel M. Wallach as its Chief Financial Officer and was therefore considered a related party. Those leases have been terminated and settled. The Company currently has no affiliation with 84 Lumber Company or its affiliates.

Notes and Accounts Payable to Affiliates

In December of 2011, the Company entered into a loan agreement with two of our affiliates, as more fully described in Note 5 – Affiliate Loans.

In December of 2011, the Company entered into a loan agreement with the Hoskins Group, as more fully described in Note 5 – SF Loan.

8. Discontinued Operations

In accordance with the provisions of ASC Subtopic 205-20, Discontinued Operations, management of the Company determined that its commercial real estate leases described below, which were accounted for as direct finance leases, met the definition of a component of the Company. As this asset group met the definition of a component, management determined that presentation of the leasing operations should be presented as discontinued operations. A more thorough description of those operations is included below.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

Description of Commercial Real Estate Leasing Arrangements

In 2007, the Company purchased three tracts of commercial real estate from and leased the same property to Hardy Management Company Inc. (the “lessee”), an affiliate of the 84 Lumber Company.

Each of the three leases included a provision that allowed the Company to require the lessee to purchase the property at any point in time for a purchase price equal to ten times the annual rent in place at that time. Additionally, each lease contained a similar provision allowing the lessee to purchase the property at any point in time for the same amount. These provisions were accounted for similar to residual value guarantees, and, due primarily to these provisions, each of these three leases was accounted for as a direct financing capital lease.

The combined annual payments of the three leases totaled $1,033, which was due for a period of 20 years from the June 2007 origination date. Certain payments were made by the lessee in advance each year and recorded by the Company as Unearned income. Each of the leases called for escalation of the payment amounts after each five year period; however, the Company’s management determined that it was unlikely that any such escalation would occur.

Throughout the course of the leases, the lessee was current (or paid in advance) on its payments; therefore, the financing receivables were considered performing.

During May and September of 2011, the lessee exercised its options and purchased the leased properties from the Company, and the leases were thereby terminated. The sales price of the leased properties totaled $10,327, which was the same as the original purchase price and investment in the commercial real estate leases (direct financing leases); therefore, there was no gain or loss on these sales. As a part of this transaction, the lessee withheld the Unearned income discussed above and paid off or assumed all outstanding debt (Note payable bank) related to the leased properties.

Notes Payable Bank

The Company financed the purchase of the assets in 2007 that were then leased, as described above, via three loans with a financial institution. These loans each had fixed interest rates of 7% for a period of five years, and then variable interest thereafter, and were due in annual installments of principal and interest over a period of 15 years. The Company fulfilled its obligations under the loans and has been released from all future debts and liabilities by the lender. Two of the three loans were assumed by the lessee upon the purchase of the leased property in 2011, and one was re-paid entirely. There were no loan fees charged by the bank other than interest.

For the first six months of 2012 and 2011, the income (loss) from discontinued operations consisted of the following:

	2012	2011

Interest income on direct financing leases	$-	$ 485

Selling, general and administrative expenses	-	47
Interest expense	-	199

Income from discontinued operations	$-	$ 239

At June 30, 2012 and December 31, 2011, there were no assets or liabilities associated with the discontinued leases and their related borrowings reflected in the accompanying consolidated balance sheets.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements - Unaudited

June 30, 2012

9. Commitments and Contingencies

In the normal course of business there may be outstanding commitments to extend credit that are not included in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon and some of the funding may come from the earlier repayment of the same loan (in the case of revolving lines), the total commitment amounts do not necessarily represent future cash requirements. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. Unfunded commitments to extend credit were approximately $184 and $296 at June 30, 2012 and December 31, 2011, respectively.

The property securing the New IMA Loan and the Existing IMA Loan, as described in Note 4, is subject to a mortgage in the amount of $1,290, which is held by an unrelated third party. In connection with the closing of the New IMA Loan and the Existing IMA Loan, the holder of this mortgage entered into an agreement to amend, restate and further subordinate such mortgage. This subordination agreement also provides that, in the event of a foreclosure on and liquidation of the property securing the New IMA Loan and the Existing IMA Loan, we are entitled to receive liquidation proceeds up to $2,225, which excludes the collateral securing the BMH Loan, at which point the holder of this mortgage is entitled to receive liquidation proceeds up to the amount necessary to satisfy its outstanding mortgage, and we are then entitled to any remainder of the liquidation proceeds. The current appraised value of this collateral (this property is currently undeveloped) is less than $2,225. Thus, in the event of a default, the third party would currently only receive any of the proceeds remaining from the sale of the collateral after we have been paid in full.

10. Selected Quarterly Condensed Consolidated Financial Data (Unaudited)

Summarized unaudited quarterly condensed consolidated financial data for the first two quarters of 2012 and the four quarters of 2011 are as follows (in thousands):

	Quarter 2 2012	Quarter 1 2012	Quarter 4 2011	Quarter 3 2011	Quarter 2 2011	Quarter 1 2011

Net interest income	$112	$134	$5	$-	$-	$-

SG&A expense	57	123	5	-	-	-

Income from continuing operations	55	11	-	-	-	-

Income from discontinued operations	-	-	-	70	92	147

Net Income	$55	$11	$-	$70	$92	$147

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and

Members of Shepherd’s Finance, LLC

We have audited the accompanying consolidated balance sheets of Shepherd’s Finance, LLC (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in members’ capital, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Carr, Riggs & Ingram, LLC

March 19, 2012

Enterprise, Alabama

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2011 and 2010

(in thousands of dollars)	2011	2010

Assets
Cash and cash equivalents	$50	$-
Accrued interest on loans	2	-
Prepaid expenses	26	-
Loans receivable, net	4,580	-
Assets of discontinued operations	-	10,339

Total assets	$4,658	$10,339

Liabilities and Members’ Capital
Customer interest escrow	$450	$-
Notes payable unsecured	1,500	-
Notes payable related party	878	-
Liabilities of discontinued operations	-	7,863

Total liabilities	2,828	7,863

Commitments and Contingencies (Note 9)

Members’ capital	1,830	2,476

Total liabilities and members’ capital	$4,658	$10,339

The accompanying notes are an integral part of these consolidated financial statements.

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2011 and 2010

(in thousands of dollars)	2011	2010

Interest Income
Interest and fee income on loans	$5	$-
Interest expense	-	-

Net interest income (loss)	5	-
Less: Loan loss provision	-	-

Net interest income	5	-

Non-Interest Expense
Selling, general and administrative	5	-

Income (Loss) from continuing operations	-	-

Income from discontinued operations, net	309	578

Net income	$309	$578

The accompanying notes are an integral part of these consolidated financial statements.

Shepherd’s Finance, LLC

Consolidated Statements of Changes In Members’ Capital

For the years ended December 31, 2011 and 2010

(in thousands of dollars)	2011	2010

Members’ capital, beginning balance	$2,476	$2,075
Net income	309	578
Distributions to members	(955)	(177)

Members’ capital, ending balance	$1,830	$2,476

The accompanying notes are an integral part of these consolidated financial statements.

Shepherd’s Finance, LLC

Consolidated Statements of Cash Flows

For the years ended December 31, 2011 and 2010

(in thousands of dollars)	2011	2010

Cash flows from operations
Net income (loss)	$309	$578
(Income) from discontinued operations	(309)	(578)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Net change in operating assets and liabilities
Prepaid expenses	(26)	-
Accrued interest receivable	(2)	-
Customer interest escrow	450	-

Net cash provided by (used in) operating activities – continuing operations	422	-
Net cash provided by (used in) operating activities – discontinued operations	57	560

Net cash provided by (used in) operating activities	479	560

Cash flows from investing activities
Purchases of loans	(1,687)	-
Originations of loans	(2,892)	-

Net cash provided by (used in) investing activities – continuing operations	(4,579)	-
Net cash provided by (used in) investing activities – discontinued operations	4,497	-

Net cash provided by (used in) investing activities	(82)	-

Cash flows from financing activities
Distributions to members	(955)	(177)
Proceeds from related party notes	877	-
Proceeds from unsecured notes	1,500	-

Net cash provided by (used in) financing activities – continuing operations	1,422	(177)
Net cash provided by (used in) financing activities – discontinued operations	(1,781)	(373)

Net cash provided by (used in) financing activities	(359)	(550)

Net increase (decrease) in cash and cash equivalents	38	10

Cash and cash equivalents
Beginning of year	12	2

End of year	$50	$12

Supplemental disclosure of cash flow information
Cash paid for interest	$512	$455

Supplemental non cash flow disclosure
Debt assumed by purchaser of the assets under direct financing leases	$4,367	$-
Unearned income credited by purchaser against sales price of leased assets	1,463	-

The accompanying notes are an integral part of these consolidated financial statements.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Information presented throughout these notes to consolidated financial statements in thousands of dollars.

1.  Description of Business and Basis of Presentation

Description of Business

Structure and Control Environment

84 RE Partners, LLC (“84 RE Partners”), a Pennsylvania Limited Liability Company, was formed on May 10, 2007 to operate on a term through December 31, 2057, unless that term is extended. 84 RE Partners is the sole member in three consolidating subsidiaries, 84 REPA, LLC, 84 RENC, LLC (will be terminated 2012), and 84 REFL, LLC (also will be terminated in 2012). In conjunction with a change in strategic direction, as discussed more fully below, 84 RE Partners, LLC changed its name on December 2, 2011 to Shepherd’s Finance, LLC (the “Company”, “we” or “our”). The Company operates pursuant to an operating agreement by and among Daniel M. Wallach (the “Manager”) and the members of the Company.

The Manager has direct and exclusive control over the management of the Company’s operations. With respect to new loans, the Manager locates potential customers, conducts due diligence, and negotiates and completes the transactions in which the loans are originated. The Manager performs, or arranges for the performance of, the management, advisory and administrative services required for Company operations. Such services include, without limitation, the administration of member accounts, member relations, accounting, and the preparation, review and dissemination of tax and other financial information. In addition, the Manager provides office space, equipment and facilities and other services necessary for Company operations. The Manager also engages and manages the contractual relations with depositories, accountants, attorneys, insurers, banks and others, as required.

Historical Operations

During 2007 and continuing through portions of 2011, the Company was the lessor in three commercial real estate leases (which were accounted for as direct financing leases) with an affiliate, 84 Lumber Company (“84 Lumber”). During the majority of time of the business relationship between 84 RE Partners and 84 Lumber, Daniel M. Wallach was employed by 84 Lumber, while also operating as the Manager of 84 RE Partners. The leased properties were sold to 84 Lumber Company in May and September of 2011, and the leases were thereby terminated. See Note 8. This business model generated consistent profits, positive cash flows and returns to the members for the duration of these financings.

Change in Strategy

In late 2011, management elected to transform our business model. The Company intends to focus most of its future efforts on commercial lending to residential homebuilders to finance construction of single family residential properties. The single family residential construction loans will be extended to residential homebuilders and, as such, are commercial loans. The Company also intends to lend money to residential homebuilders to develop undeveloped land into residential building lots known as acquisition and development loans, which are also considered commercial loans.

Our plans include expanding our lending capacity and funding our business operations by extending debentures to the general public, which will be unsecured subordinated debt. Eventually, the Company intends to repay the debt from affiliates with secured debt from a bank or through other liquidity.

Recent Transactions

On December 30, 2011, the Company originated two new loans and purchased a performing loan to finance construction of single family residential properties.

On that same date and to finance the extension of the commercial loans noted above, we executed three new credit facilities. Two of the new credit facilities are secured lines of credit from affiliates; the third is subordinated debt from a borrowing customer of the Company.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Liquidity and Capital Resources

The Company has a limited operating history with our current business model, and our operations are subject to certain risks and uncertainties, particularly related to the concentration of our current operations to a single customer and geographic region, as well as the evolution of the current economic environment and its impact on the United States real estate and housing markets. Both the concentration of risk and the recessionary economic environment could directly or indirectly impact losses related to certain transactions and access to and cost of adequate financing.

The Company’s anticipated primary source of liquidity going forward is interest income and/or principal related to the loans, as well as funds borrowed from creditors, all of whom are currently members and affiliates. Therefore, the Company’s ability to fund its operations is dependent upon the sole borrower’s ability to continue paying interest and/or principal and our ability to obtain additional financing, as needed, from the members, general public and other entities.

We did not generate a profit from continuing operations during fiscal year 2011. We also used cash in continuing operations during fiscal year 2011 of approximately $2,735. At December 31, 2011, we had cash on hand of approximately $50 and our outstanding debt totaled $2,378, which was unsecured or payable to related parties.

Our current plan is to expand the commercial lending program by using current liquidity and available funding, while pursuing an initial public offering of debentures. We have anticipated the costs of this expansion and the costs of the offering, and we anticipate generating, through normal operations, the cash flows necessary to meet our operating, investing and financing requirements. As noted above, the two most significant factors driving our current plans are the continued payments of principal and interest by our sole homebuilder customer and the planned public offering. If actual results differ materially from our current plan or if expected financing is not available, we believe we have the ability to discontinue the offering to reduce costs; we also believe we have the ability and intent to obtain funding and generate net worth through additional debt or equity infusions of cash. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

Basis of Presentation

Principles of Consolidation These consolidated financial statements include the consolidated accounts of each of the Company’s three subsidiaries. All significant intercompany transactions have been eliminated.

Classification The consolidated balance sheets of the Company are presented as unclassified to conform to industry practice for lending entities.

Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that market conditions could deteriorate, which could materially affect our consolidated financial position, results of operations and cash flows. Among other effects, such changes could result in the need to establish an allowance for loan losses.

Operating Segments ASC Topic 280, Segment Reporting, requires that the Company report financial and descriptive information about reportable segments and how these segments were determined. The Manager determines the allocation of resources and performance of business units based on operating income, net income and operating cash flows. Segments are identified and aggregated based on products sold or services provided and the market(s) they served. Based on these factors, the Manager has determined that the Company’s ongoing operations are in one segment, commercial lending.

Discontinued Operations Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. The direct financing lease asset disposal group was deemed to represent a component of the Company. During 2011, we sold these properties and, as a result, they are classified in the consolidated financial statements and accompanying footnotes as discontinued operations.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

The historical presentation of the accounts included in the consolidated balance sheets, statements of operations and cash flows and accompanying footnotes which related to the disposal group has been reclassified to reflect discontinued operations treatment.

2.  Summary of Significant Accounting Policies

Revenue Recognition

Interest income generally is recognized on an accrual basis. The accrual of interest is generally discontinued on all loans past due 90 days or more. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through liquidation of collateral. Interest received on nonaccrual loans is applied against principal. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative. Advertising expenses were not significant in either 2011 or 2010.

Cash and Cash Equivalents

Management considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value Measurements

The Company has established a framework for measuring fair value under U.S. GAAP using a hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Three levels of inputs are used to measure fair value, as follows:

Level 1 – quoted prices in active markets for identical assets or liabilities;

Level 2 – quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3 – unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 3.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements. The ASU revised disclosure requirements concerning fair value measurements to require separate presentation of significant transfers between Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It also requires the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and input and valuation techniques should be disclosed for both recurring and nonrecurring fair value measurements.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Loans Receivable

Loans are stated at the amount of unpaid principal, net of any allowances for loan losses, and adjusted for the net amount of direct costs and nonrefundable loan fees associated with lending. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process, including commitment fees, is deferred and accreted to interest income over the lives of the loans using a method that approximates the interest method. Substantially all of the Company’s loans are secured by real estate, currently all in a suburb of Pittsburgh, Pennsylvania. Accordingly, the ultimate collectability of a substantial portion of these loans is susceptible to changes in market conditions in that area.

Past due loans are loans contractually past due 30 days or more as to principal or interest payments. A loan is classified as nonaccrual, and the accrual of interest on such loan is discontinued, when the contractual payment of principal or interest becomes 90 days past due. In addition, a loan may be placed on nonaccrual at any other time management has serious doubts about further collectability of principal or interest according to the contractual terms, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection or well-secured (i.e. the loan has sufficient collateral value). Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Once a loan is 90 days past due, management begins a workout plan with the borrower or commences its foreclosure process on the collateral.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). The objective of this ASU is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 requires entities to disclose the nature of credit risk inherent in their finance receivables, the procedure for analyzing and assessing credit risk, and the changes in both the receivables and the allowance for credit losses by portfolio segment and class. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2011. See Note 4 for disclosures required upon the adoption of ASU 2010-20.

Allowance for Loan Losses

The allowance for loan losses, when determined to be necessary, is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio.

For loans to one borrower with committed balances less than 10% of our total committed balances on all loans extended to all customers, we will analyze for impairment all loans which are more than 60 days past due at the end of a quarter. For loans to one borrower with committed balances equal to or greater than 10% of our total committed balances on all loans extended to all customers, we will analyze all loans for impairment. The analysis on loans, if required, will develop a collateral value to be compared to the principal amount of the loan. If the value determined is less than the principal amount due (less any builder deposit), then the difference will be included in the loan loss. As values change, estimated loan losses may be provided for more or less than the previous period, and some loans may not need a loss provision based on payment history. For homes which are partially complete, we appraise on an as-is and completed basis, and use the one that more closely aligns with our planned method of disposal for the property.

All loans that are individually evaluated for impairment will have an appraisal done within the last 13 months. There will also be a broker’s opinion of value (“BOV”) prepared, if the appraisal is more than six months old. The lower of any BOV prepared in the last six months, or appraisal done in the last 13 months, will be used, unless we determine a BOV to be invalid based on the comparable sales used. If we determine a BOV to be invalid, we will use the appraised value. Appraised values are adjusted down for costs associated with asset disposal.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Income Taxes

The entities included in the consolidated financial statements are organized as pass-through entities under the Internal Revenue Code. As such, taxes are the responsibility of the members. The state of Pennsylvania charges a tax based on assets and income, among other things, called a capital stock tax. This tax is recorded on an accrual basis.

The Company applies ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to income tax at the LLC level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the appropriate period. Management concluded that there are no uncertain tax positions that should be recognized in the consolidated financial statements. With few exceptions, the Company is no longer subject to income tax examinations for years prior to 2008.

Risks and Uncertainties

The Company is subject to many of the risks common to the commercial lending and real estate industries, such as general economic conditions (e.g. the continuing recessionary economy) and high unemployment. These risks, which could have a material and negative impact on the Company’s consolidated financial condition, results of operations, and cash flows include, but are not limited to, declines in housing starts, significant decreases in home values, unfavorable changes in interest rates, and competition from other lenders. At the end of 2011, our loans were concentrated in a suburb of Pittsburgh, Pennsylvania, so the housing starts and prices in that area are more significant to our business than other areas until and if more loans are created in other markets.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of loans receivable. The loans created in 2011 are all to one borrower, and the collateral is in one real estate market.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities which creates new disclosure requirements about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The disclosures will be limited to financial instruments and derivatives subject to enforceable master netting arrangements or similar agreements and excludes loans unless they are netted in the statement of financial condition. The amendments will affect all entities that have financial instruments and derivatives that are either offset in the balance sheet or subject to an enforceable master netting arrangement or similar agreement regardless of whether they are offset in the balance sheet. The ASU will require entities to disclose, separately for financial assets and liabilities, including derivatives, the gross amounts of recognized financial assets and liabilities; the amounts offset under current U.S. GAAP; the net amounts presented in the balance sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset amount above, and the reconciling amount. The disclosure requirements are effective for annual and interim reporting periods beginning on or after January 1, 2013, with retrospective application required. The Company is evaluating the impact of this amendment.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The fair value disclosure requirements have been enhanced. The most significant change will require entities, for their recurring Level 3 fair

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

value measurements, to disclose quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. New disclosures are required about the use of a nonfinancial asset measured or disclosed at fair value if its use differs from its highest and best use. In addition, entities must report the level in the fair value hierarchy of assets and liabilities not recorded at fair value but where fair value is disclosed. The amendment is effective for fiscal years beginning after December 15, 2011, with early adoption prohibited. The adoption of the guidance is not anticipated to affect the amounts presented in the Company’s consolidated financial statements but may result in enhanced fair value measurement disclosures.

Subsequent Events

Management of the Company has evaluated subsequent events through March 19, 2012, the date these consolidated financial statements were issued. See Note 10.

3. Fair Value

At December 31, 2011 and 2010, the Company had no assets measured at fair value on a recurring or nonrecurring basis.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments under ASC Topic 825, for which it is practicable to estimate the value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans Receivable

For variable rate loans that reprice frequently with no significant change in credit risk, estimated fair values are based on carrying values at December 31, 2011 and 2010. The estimated fair values for other loans are estimated by discounting the future cash flow using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities and approximate carrying values of these instruments at December 31, 2011 and 2010.

Borrowings under Credit Facilities

The fair value of the Company’s borrowings under credit facilities is estimated based on the expected cash flows discounted using the current rates offered to the Company for the debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company’s notes approximates the carrying amounts of the notes at December 31, 2011 and 2010.

4. Financing Receivables

Financing receivables are comprised of the following at December 31, 2011:

Commercial loans, net	$4,580
Less: Allowance for loan losses	-

$4,580

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Roll forward of commercial loans:

Beginning balance 2011	$-
Additions	4,580
Payoffs/Sales	-

Ending balance 2011	$4,580

At December 31, 2010, all direct financing leases were reclassified as assets of discontinued operations. See Note 8.

Commercial Loans

On December 30, 2011, pursuant to a credit agreement by and between us, Benjamin Marcus Homes, LLC (“BMH”), Investor’s Mark Acquisitions, LLC (“IMA”) and Mark L. Hoskins (“Hoskins”) (collectively, the “Hoskins Group”) (the “Credit Agreement”), we originated two new loan assets, one to BMH as borrower (the “BMH Loan”) and one to IMA as borrower (the “New IMA Loan”). Pursuant to the Credit Agreement, we also assumed the position of lender on an existing loan to IMA (the “Existing IMA Loan”) and assumed the position of borrower on another existing loan in which IMA serves as the lender (the “SF Loan”). The BMH Loan, the New IMA Loan and the Existing IMA Loan are all cross-defaulted and cross-collateralized with each other. Further, IMA and Hoskins serve as guarantors of the BMH Loan, and BMH and Hoskins serve as guarantors of the New IMA Loan and the Existing IMA Loan. As such, we are currently reliant on a single developer and homebuilder for our revenues and investment capital. The terms and conditions of these loans are set forth in further detail below:

BMH Loan

The BMH Loan is a revolving demand loan in the original principal amount of up to $4,164, of which $3,568 was funded at closing. We collected a fee of $750 upon closing of the BMH Loan, which fee was funded from proceeds of the loan. Additionally, $450 of the loan proceeds was allocated to an interest escrow account (the “Interest Escrow”). Interest on the BMH Loan accrues annually at 2% plus the greater of (i) 5.0% or (ii) the weighted average price paid by us on or in connection with all of our borrowed funds (such weighted average price includes interest rates, loan fees, legal fees and any and all other costs paid by us on our borrowed funds, and, in the case of funds borrowed by us from our affiliates, the weighted average price paid by such affiliate on or in connection with such borrowed funds). Pursuant to the Credit Agreement, interest payments on the BMH Loan will be funded from the Interest Escrow, with any shortfall funded by BMH. Payments of principal on the BMH Loan are due upon our demand and in accordance with the payment schedule and other terms and conditions set forth in the Credit Agreement. The Credit Agreement obligates BMH to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the BMH Loan. The BMH Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve BMH of its obligation to continue to make payments on the BMH Loan as set forth in the Credit Agreement.

The BMH Loan is secured by a first priority mortgage in residential property consisting of 16 building lots, and an unimproved parcel of land of approximately 34 acres, all located in the subdivision commonly known as the Hamlets of Springdale in Peters Township, Pennsylvania, a suburb of Pittsburgh, as well as the Interest Escrow. The seller of the property securing the BMH Loan has retained a second mortgage in the amount of $400.

New IMA Loan

The New IMA Loan is a demand loan in the original principal amount of up to $2,225, of which $250 was funded at closing. We collected a fee of $250 upon closing of the New IMA Loan, which fee was funded from proceeds of the loan. Interest on the New IMA Loan accrues annually at 2.0% plus the greater of (i) 5.0% or (ii) the weighted average price paid by us on or in connection with all of our borrowed funds (such weighted average price includes interest rates, loan fees, legal fees and any and all other costs paid by us on our borrowed funds, and, in the case of funds borrowed by us from our affiliates, the weighted average price paid by such affiliate on or in connection with such borrowed funds), plus 2.0%. Pursuant to the Credit Agreement, interest payments on the New IMA Loan will

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

be funded from the Interest Escrow, with any shortfall funded by IMA. Payments of principal on the New IMA Loan are due upon our demand and in accordance with the payment schedule and other terms and conditions set forth in the Credit Agreement. The Credit Agreement obligates IMA to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the New IMA Loan. The New IMA Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve IMA of its obligation to continue to make payments on the New IMA Loan as set forth in the Credit Agreement.

The New IMA Loan is secured by a mortgage in residential property consisting of approximately 54 acres of unimproved land, all located in the subdivision commonly known as the Tuscany Subdivision in Peters Township, Pennsylvania, a suburb of Pittsburgh. See Note 9.

Existing IMA Loan

The Existing IMA Loan is a demand loan in the original principal amount of $1,686, of which $1,686 was outstanding as of December 31, 2011. Interest on the Existing IMA Loan accrues annually at a rate of 7.0%. Pursuant to the Credit Agreement, interest payments on the Existing IMA Loan will be funded from the Interest Escrow, with any shortfall funded by IMA. Payments of principal on the Existing IMA Loan are due upon the earlier of our demand or the satisfaction in full of the indebtedness related to the BMH Loan and the New IMA Loan. The Credit Agreement obligates IMA to make payoffs to us in varying amounts upon the sale or transfer of, or obtaining construction financing for, all or a portion of the property securing the Existing IMA Loan. The Existing IMA Loan may be prepaid in whole or in part at any time without penalty; provided, however, that prepayments will not relieve IMA of its obligation to continue to make payments on the Existing IMA Loan as set forth in the Credit Agreement.

The Existing IMA Loan is secured by a mortgage in the residential property that also secures the New IMA Loan.

SF Loan

Concurrent with the execution of the loans above, we entered into the SF Loan with the Hoskins Group, under which we are the borrower. Management presently has no intention to offset our payments of principal or interest against amounts due to us from the lender; therefore, this amount has been presented on a gross basis on the consolidated balance sheets at December 31, 2011. The SF Loan is described in Note 5.

A detail of the financing receivables at December 31, 2011:

Item	Term	Interest Rate	Funded to borrower	Estimated collateral values

BMH Loan	Demand*	COF +2% (7% Floor)
16 Lots			$2,368	$1,930
Land for phases 3, 4 and 5			-	1,760
Interest Escrow			450	450
Loan Fee			750	-

Total BMH Loan			3,568	4,140

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Item	Term	Interest Rate	Funded to borrower	Estimated collateral values

IMA Loans
New IMA Loan (all loan fee)	Demand*	COF +2% (7% Floor)	250	-
Existing IMA Loan	Demand**	7%	1,686	1,910

Total IMA Loans			1,936	1,910

Unearned loan fee			(1,000)	-
Unearned loan expense			76	-
SF Loan			-	1,500

Total			$4,580	$7,550

* These are the stated terms; however, in practice, principal will be repaid upon the sale of each developed lot.

** These are the stated terms; however, in practice, principal will be repaid upon the sale of each developed lot after the BMH loan and the New IMA loan are satisfied.

The loans are collectively cross-collateralized and, therefore, treated as one loan for the purpose of calculating the effective interest rate and for available remedies upon an instance of default. As lots are released, a specific release price will be repaid by the borrower, with 10% of that amount being used to fund the Interest Escrow. The customer will make cash interest payments only when the Interest Escrow is fully depleted.

Fees from origination of loans are recognized using the interest method. The effective rate on the loans at December 31, 2011 was 11.81% annually.

The Company has a credit agreement with the customer which includes a maximum exposure on all three loans, which is $5,800 at December 31, 2011 and will reduce to $4,900 in 2012, unless modified by both parties.

Credit Quality Information

Certain of the following tables present credit-related information at the “class” level in accordance with ASC 310-10-50, Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, the Company considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

The following table summarizes finance receivables by the risk ratings that regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. Risk ratings are reviewed on a regular basis and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

The definitions of these ratings are as follows:

—	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.
—

Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

—

Classified – a classified asset ranges from: 1) assets that are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to 2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

Finance Receivables – By Classification:

At December 31, 2011

Pass	$4,580
Special mention	-
Classified – accruing	-
Classified – nonaccrual	-

Total	$4,580

At December 30, 2011, there were no loans acquired with deteriorated credit quality, past due loans, impaired loans, or loans on nonaccrual status.

All receivables outstanding at December 31, 2010 related to direct financing leases of commercial real estate are presented as discontinued operations. See Note 8.

5. Borrowings

The Company’s Notes payable bank at December 31, 2010 were associated with its commercial real estate leasing operations and have been properly reclassified as liabilities of discontinued operations. See Note 8.

Affiliate Loans

In December of 2011, the Company entered into two secured revolving lines of credit with affiliates, both of whom are members. These loans have an interest rate of the affiliates’ cost of funds, which was 3.73% as of December 31, 2011. They are demand notes. The maximum that can be borrowed under these notes is $1,500, at the discretion of the lenders. The actual amount borrowed was $878, leaving $622 in liquidity at that time. There is no obligation of the affiliates to lend money up to the note amount. The security for the line of credit includes all of the assets of the Company.

SF Loan

The SF Loan, under which we are the borrower, is an unsecured loan in the original principal amount of $1,500, of which $1,500 was outstanding as of December 31, 2011. Interest on the SF Loan accrues annually at a rate of 5.0%. Payments of interest only are due on a monthly basis, with the principal amount due on the date that the BMH Loan and the New IMA Loan are paid in full. We may prepay the SF Loan in part or in full at any time without penalty, subject to the terms and conditions set forth in the underlying promissory note. Pursuant to the Credit Agreement, payments on the SF Loan will be used to fund the Interest Escrow. Further, pursuant to that certain Amended and Restated Commercial Pledge Agreement by and between us, IMA and BMH, IMA has pledged its interest in the SF Loan as collateral for IMA’s obligations under the New IMA Loan and the Existing IMA Loan. Management’s intentions related to offsetting our payments of principal or interest against amounts due to us from the lender are undetermined; therefore, this amount has been presented on a gross basis on the consolidated balance sheets at December 31, 2011.

6. Members’ Capital

The capital structure of the Company includes three unit classes, A units, B units, and a voting member. The ownership classes have varying rights and privileges, primarily relating to amount and order of distributions, as well as varying allocations of profit and losses, as defined by the operating agreement.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

The A units have a required distribution and liquidation rights. There were 1,128 A units initially issued at $1 each and outstanding at December 31, 2010. During 2011, 250 A units were recalled and repaid at par, representing the full distribution and withdrawal of two members. There were 9,198 B units created, all of which were and are owned by a single member. These units are common equity; however, each B unit may be converted to an A unit at any time by contributing an amount to the Company equal to the per unit difference in the capital accounts of the A units and B units. There was also 1 voting unit created, which was and is owned by the voting member. All membership interests have voting rights.

The members’ capital balances by class at December 31, 2011 and 2010 are as follows:

Class	2011	2010

A Units	$451	$ 1,081
B Units	1,378	1,394
Voting Member	1	1

Members’ Capital	$1,830	$ 2,476

7. Related Party Transactions

The accompanying consolidated financial statements have been prepared from the separate accounts maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations that would have occurred had the Company not entered into certain related party transactions or not participated in certain transactions with its members.

84 Lumber Company

The direct financing, commercial real estate leases created in 2007 and described in Note 8 were with an affiliate of 84 Lumber Company. At the time, 84 Lumber Company employed Daniel M. Wallach as its Chief Financial Officer and was therefore considered a related party. Those leases have been terminated and settled. The Company currently has no affiliation with 84 Lumber Company or its affiliates.

Notes and Accounts Payable to Affiliates

In years prior to 2010, the Company borrowed money from its members and affiliates, from time to time, to fund its daily liquidity needs. The Company accrued interest on this debt and paid it back when it was able. There was no formal note representing these advances. The balance at the end of 2010 was $0.

In December of 2011, the Company entered into a loan agreement with two of our affiliates, as more fully described in Note 5 – Affiliate Loans.

In December of 2011, the Company entered into a loan agreement with the Hoskins Group, as more fully described in Note 5 – SF Loan.

8. Discontinued Operations

In accordance with the provisions of ASC Subtopic 205-20, Discontinued Operations, management of the Company determined that its commercial real estate leases described below, which were accounted for as direct finance leases, met the definition of a component of the Company. As this asset group met the definition of a component, management determined that presentation of the leasing operations should be presented as discontinued operations. A more thorough description of those operations is included below.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

Description of Commercial Real Estate Leasing Arrangements

In 2007, the Company purchased three tracts of commercial real estate from and leased the same property to Hardy Management Company Inc. (the “lessee”), an affiliate of the 84 Lumber Company.

Each of the three leases included a provision that allowed the Company to require the lessee to purchase the property at any point in time for a purchase price equal to ten times the annual rent in place at that time. Additionally, each lease contained a similar provision allowing the lessee to purchase the property at any point in time for the same amount. These provisions were accounted for similar to residual value guarantees, and, due primarily to these provisions, each of these three leases was accounted for as a direct financing capital lease.

The combined annual payments of the three leases totaled $1,033, which was due for a period of 20 years from the June 2007 origination date. Certain payments were made by the lessee in advance each year and recorded by the Company as Unearned income. Each of the leases called for escalation of the payment amounts after each five year period; however, the Company’s management determined that it was unlikely that any such escalation would occur.

At December 31, 2010 and throughout the course of the leases, the lessee was current (or paid in advance) on its payments; therefore, the financing receivables were considered performing.

During May and September of 2011, the lessee exercised its options and purchased the leased properties from the Company, and the leases were thereby terminated. The sales price of the leased properties totaled $10,327, which was the same as the original purchase price and investment in the commercial real estate leases (direct financing leases); therefore, there was no gain or loss on these sales. As a part of this transaction, the lessee withheld the Unearned income discussed above and paid off or assumed all outstanding debt (Note payable bank) related to the leased properties.

Investment in Direct Financing Lease

Investment in direct financing leases as of December 31, 2010, classified as assets of discontinued operations, is comprised entirely of the minimum lease payments receivable - the repurchase option price totaling $10,327. There was no investment in direct financing leases at December 31, 2011, as each property was sold to the lessee in May and September of 2011.

Notes Payable Bank

The Company financed the purchase of the assets in 2007 that were then leased, as described above, via three loans with a financial institution. These loans each had fixed interest rates of 7% for a period of five years, and then variable interest thereafter, and were due in annual installments of principal and interest over a period of 15 years. The outstanding balance on the debt at December 31, 2010 was $6,148, which was reclassified as liabilities of discontinued operations.

The Company fulfilled its obligations under the loans and has been released from all future debts and liabilities by the lender. Two of the three loans were assumed by the lessee upon the purchase of the leased property in 2011, and one was re-paid entirely. There were no loan fees charged by the bank other than interest.

For fiscal years ended 2011 and 2010, the income (loss) from discontinued operations consisted of the following:

	2011	2010

Interest income on direct financing leases	$638	$ 1,033

Selling, general and administrative expenses	69	13
Interest expense	260	442

Income from discontinued operations	$309	$ 578

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

As noted above, all of the assets and liabilities associated with the direct financing leases were sold for a sales price that approximated net carrying value at the time of sale; therefore, there was no gain or loss on the disposal of the discontinued operations in 2011.

At December 31, 2011 and 2010, assets and liabilities associated with the discontinued leases and their related borrowings reflected in the accompanying consolidated balance sheets are as follows:

	2011	2010

Cash and cash equivalents	$-	$ 12
Investment in direct financing leases	-	10,327

Total assets	$-	$ 10,339

Unearned income	$-	$ 1,463
Accrued interest bank loan	-	252
Notes payable bank	-	6,148

Total liabilities	$-	$ 7,863

9. Commitments and Contingencies

In the normal course of business there may be outstanding commitments to extend credit that are not included in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon and some of the funding may come from the earlier repayment of the same loan (in the case of revolving lines), the total commitment amounts do not necessarily represent future cash requirements. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. Unfunded commitments to extend credit were approximately $296 at December 31, 2011.

The property securing the New IMA Loan and the Existing IMA Loan, as described in Note 4, is subject to a mortgage in the amount of $1,290, which is held by an unrelated third party. In connection with the closing of the New IMA Loan and the Existing IMA Loan, the holder of this mortgage entered into an agreement to amend, restate and further subordinate such mortgage. This subordination agreement also provides that, in the event of a foreclosure on and liquidation of the property securing the New IMA Loan and the Existing IMA Loan, we are entitled to receive liquidation proceeds up to $2,225, which excludes the collateral securing the BMH Loan, at which point the holder of this mortgage is entitled to receive liquidation proceeds up to the amount necessary to satisfy its outstanding mortgage, and we are then entitled to any remainder of the liquidation proceeds. The current appraised value of this collateral (this property is currently undeveloped) is less than $2,225. Thus, in the event of a default, the third party would currently only receive any of the proceeds remaining from the sale of the collateral after we have been paid in full.

10. Subsequent Events

There were no significant subsequent events after December 31, 2011 through the date of the issuance of these consolidated financial statements.

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2011 and 2010

11. Selected Quarterly Condensed Consolidated Financial Data (Unaudited)

Summarized unaudited quarterly condensed consolidated financial data for the years ended 2011 and 2010 are as follows (in thousands):

	Quarter 4 2011	Quarter 3 2011	Quarter 2 2011	Quarter 1 2011	Quarter 4 2010	Quarter 3 2010	Quarter 2 2010	Quarter 1 2010

Total revenue	$5	$-	$-	$-	$-	$-	$-	$-

SG&A expense	5	-	-	-	-	-	-	-

Income from continuing operations	-	-	-	-	-	-	-	-

Income from discontinued operations	-	70	92	147	148	147	141	142

Net Income	$-	$70	$92	$147	$148	$147	$141	$142

Net income decreased in 2011 as a result of the termination of the direct financing leases in May and September of 2011. The new loans described above were originated on December 30, 2011, thus there was only two days of interest income recorded in the fourth quarter of 2011.

SHEPHERD’S FINANCE, LLC

$700,000,000 Fixed Rate Subordinated Notes

PROSPECTUS

                   , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$80,220
Legal Fees and Expenses	800,000
Accounting Fees and Expenses	200,000
Printing and Engraving Expenses	100,000
Advertising and Sales Literature	100,000
Blue Sky Fees and Expenses	200,000
Trustee Fees	27,500
Miscellaneous	10,000

Total	$1,517,720

Item 14.	Indemnification of Directors and Officers.

None of the Registrant’s Managers nor its officer shall be liable to the Registrant or any other Manager or officer for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such person in good faith and with the belief that such action or omission is in, or not opposed to, the best interest of the Registrant, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such person.

To the fullest extent permitted by Delaware law, the Registrant shall indemnify, hold harmless, defend, pay and reimburse each of its Managers and its officer against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims to which such person may become subject by reason of:

(i)        Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Registrant, any of its members or any direct or indirect subsidiary of the foregoing in connection with the business of the Registrant; or

(ii)       The fact that such person is or was acting in connection with the business of the Registrant as a partner, member, stockholder, controlling affiliate, manager, director, officer, employee or agent of the Registrant, any its members, or any of their respective controlling affiliates, or that such person is or was serving at the request of the Registrant as a partner, member, manager, director, officer, employee or agent of any person including the Registrant or any subsidiary of the Registrant;

provided, that (x) such person acted in good faith and in a manner believed by such person to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such person’s conduct was unlawful, or that the person’s conduct constituted fraud, gross negligence or willful misconduct.

The Registrant shall promptly reimburse (and/or advance to the extent reasonably required) each of its Managers and its officer for reasonable legal or other expenses (as incurred) of such person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any losses for which such person may be indemnified; provided, that if it is finally judicially determined that such person is not entitled to the indemnification, then such person shall promptly reimburse the Registrant for any reimbursed or advanced expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant may maintain liability insurance, which insures against liabilities that its Managers or its officer may incur in such capacities.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit No.	Name of Exhibit

3.1	Certificate of Conversion, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

3.2	Certificate of Formation, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

3.3	Amended and Restated Operating Agreement, incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

4.1	Form of Indenture Agreement (including Form of Note), incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”) as to the legality of securities

10.1	Mortgage dated July 21, 2010 between Investor’s Mark Acquisitions, LLC, Mark L. Hoskins, Louis E. Menichi, Jennie Menichi, Erma Grego, and Anna Marie Corrado, incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.2	Subordinated Promissory Note dated December 29, 2010 between 84 Financial L.P. and Investor’s Mark Acquisitions, LLC, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.3	Credit Agreement dated December 30, 2011 by and between Benjamin Marcus Homes, L.L.C., Investor’s Mark Acquisitions, LLC and Mark L. Hoskins, incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.4	Open-End Mortgage dated December 30, 2011 between Benjamin Marcus Homes, L.L.C. and Shepherd’s Finance, LLC, related to the Hamlets of Springdale, incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.5	Open-End Mortgage dated December 30, 2011 between Investor’s Mark Acquisitions, LLC and Shepherd’s Finance, LLC, related to the Tuscany Subdivision, incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

Exhibit No.	Name of Exhibit

10.6	Commercial Guaranty dated December 30, 2011 by Mark L. Hoskins, Investor’s Mark Acquisitions, LLC, and Benjamin Marcus Homes, L.L.C. in favor of Shepherd’s Finance, LLC, incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.7	Amended and Restated Commercial Pledge Agreement dated December 30, 2011 by Investor’s Mark Acquisitions, LLC and Benjamin Marcus Homes, L.L.C. in favor of Shepherd’s Finance, LLC, incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.8	Assignment, Assumption, Amendment, and Restatement of Mortgage dated December 30, 2011 between 84 Financial L.P., Shepherd’s Finance, LLC, and Investor’s Mark Acquisitions, LLC, incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.9	Assignment, Assumption, and Amendment of Promissory Note dated December 30, 2011 between 84 Financial L.P., Shepherd’s Finance, LLC, and Investor’s Mark Acquisitions, LLC, incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.10	Promissory Note dated December 30, 2011 from Shepherd’s Finance, LLC to 2007 Daniel M. Wallach Legacy Trust, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.11	Promissory Note dated December 30, 2011 from Shepherd’s Finance, LLC to Daniel M. Wallach and Joyce S. Wallach, incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.12	Commercial Pledge Agreement dated December 30, 2011 by Shepherd’s Finance, LLC in favor of 2007 Daniel M. Wallach Legacy Trust and Daniel M. Wallach and Joyce S. Wallach, incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.13	Amended and Restated Subordination of Mortgage dated December 31, 2011 between Investor’s Mark Acquisitions, LLC, Mark L. Hoskins, Louis E. Menichi, Jennie Menichi, Erma Grego, Anna Marie Corrado, and Shepherd’s Finance, LLC, incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

10.14	Amendment of Promissory Note dated January 31, 2012 between Shepherd’s Finance, LLC and Investor’s Mark Acquisitions, LLC, incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

21.1	Subsidiaries of Shepherd’s Finance, LLC, incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

23.1*	Consent of Carr, Riggs & Ingram, LLC

23.2*	Consent of Baker Donelson (included in Exhibit 5.1)

24.1	Power of Attorney, incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

Exhibit No.	Name of Exhibit

25.1	Statement of Eligibility of Trustee, incorporated by reference to Exhibit 25.1 to the Company’s Registration Statement on Form S-1, filed on May 11, 2012, Commission File No. 333-181360

* Filed herewith

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a manager, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McMurray, Commonwealth of Pennsylvania, on August 24, 2012.

SHEPHERD’S FINANCE, LLC

By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Wallach Daniel M. Wallach	Chief Executive Officer and Manager (Principal Executive Officer and Principal Financial Officer)	August 24, 2012

/s/ Bill Myrick** Bill Myrick	Manager	August 24, 2012

/s/ Kenneth Summers** Kenneth Summers	Manager	August 24, 2012

**By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Attorney-in-Fact